UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
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CenterPoint Energy, Inc.

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CenterPoint Energy, Inc.

Notice of Annual Meeting of Shareholders
to be held on April 21, 2011
and Proxy Statement

Notice of Annual Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend the 2011 annual meeting of shareholders of CenterPoint Energy, Inc. This is your notice for the meeting.

TIME AND DATE	9:00 a.m. Central Time on Thursday, April 21, 2011

PLACE	The auditorium at 1111 Louisiana, Houston, Texas

ITEMS OF BUSINESS	• elect the ten nominees named in the Proxy Statement as directors to hold office until the 2012 annual meeting;

• ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2011;

• conduct an advisory vote on executive compensation;

• conduct an advisory vote on the frequency of future shareholder advisory votes on executive compensation;

• approve the material terms of the performance goals under our Short Term Incentive Plan to allow certain awards to continue to qualify as performance-based compensation deductible under Internal Revenue Code Section 162(m);

• approve an amendment to the CenterPoint Energy, Inc. Stock Plan for Outside Directors to increase the number of shares of common stock reserved for issuance under the plan by 350,000 shares; and

• conduct other business if properly raised.

RECORD DATE	Shareholders of record at the close of business on February 22, 2011 are entitled to vote.

PROXY VOTING	Each share entitles the holder to one vote. You may vote either by attending the meeting or by proxy. For specific voting information, please see “Voting Information” beginning on page 1 of the Proxy Statement that follows. Even if you plan to attend the meeting, please sign, date and return the enclosed proxy card or submit your proxy using the Internet or telephone procedures described on the proxy card.

Sincerely,

Scott E. Rozzell
Executive Vice President,
General Counsel and
Corporate Secretary

Dated and first mailed
to shareholders
on March 11, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual
Shareholder Meeting to be Held April 21, 2011

The proxy statement and annual report to shareholders are available at: http://materials.proxyvote.com/15189T

CENTERPOINT ENERGY, INC.
1111 Louisiana
Houston, Texas 77002
(713) 207-1111

For deliveries by U.S. Postal Service:
P.O. Box 4567
Houston, Texas 77210-4567

Proxy Statement

Voting Information

Who may vote?	Shareholders recorded in our stock register at the close of business on February 22, 2011 may vote at the meeting. As of that date, there were 424,995,844 shares of our common stock outstanding.

How many votes do I have?	You have one vote for each share of our common stock you owned as of the record date for the meeting.

How do I vote?	Your vote is important. You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You may always change your vote at the meeting if you are a holder of record or have a proxy from the record holder. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you indicated on your proxy card. You may also provide your proxy using the Internet or telephone procedures described on the proxy card.

You may vote for or against each director nominee and the proposals under Item 2 (ratification of appointment of independent auditors), Item 3 (advisory vote on executive compensation), Item 5 (approval of material terms of performance goals under our short term incentive plan) and Item 6 (approval of amendment to the CenterPoint Energy, Inc. Stock Plan for Outside Directors), or you may abstain from voting on these items. With respect to Item 4 (advisory vote on the frequency of future shareholder advisory votes on executive compensation), you may vote in favor of holding future “say-on-pay” votes either annually or once every two or three years, or you may abstain from voting. If you give us your proxy but do not specify how to vote, we will vote your shares in accordance with the Board’s recommendations.

What are the Board’s recommendations?	The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board and, with respect to the ratification of the independent auditors, the Audit Committee, recommends a vote as follows:

• FOR the election of the ten nominees named in this proxy statement as directors;

• FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2011;

• FOR the approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed in this proxy statement;

• FOR holding future advisory “say-on-pay” votes annually;

• FOR the approval of the material terms of the performance goals of the Short Term Incentive Plan; and

• FOR the approval of the proposed amendment to the Director Stock Plan.

If any other matters properly come before the annual meeting, we will vote the shares in accordance with our best judgment and discretion, unless you mark the proxy card to withhold that authority.

What if I change my mind after I have voted?	You may revoke your proxy before it is voted by submitting a new proxy card with a later date, by voting in person at the meeting, or by giving written notice to Mr. Scott E. Rozzell, Corporate Secretary, at CenterPoint Energy’s address shown above.

Do I need a ticket to attend the meeting?	Proof of identification and proof of ownership of our common stock are needed for you to be admitted to the meeting. If you plan to attend the meeting and your shares are held by banks, brokers, stock plans or other holders of record (in “street name”), you will need to provide proof of ownership. Examples of proof of ownership include a recent brokerage statement or letter from your broker or bank.

What constitutes a quorum?	In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the shares of common stock outstanding as of the record date must be represented at the meeting, either by proxy or in person. Shares of common stock owned by CenterPoint Energy are not voted and do not count for this purpose.

Abstentions and proxies submitted by brokers that do not indicate a vote because they do not have discretionary authority and have not received instructions as to how to vote on a proposal (so-called “broker non-votes”) will be considered as present for quorum purposes.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, the New York Stock Exchange precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Importantly, NYSE rules expressly prohibit brokers holding shares in “street name” for their beneficial holder clients from voting on behalf of the clients in uncontested director elections, on matters that relate to executive compensation or on material revisions to existing equity compensation plans without receiving specific voting instructions from those clients. Under NYSE rules, brokers will have discretion to vote only on Item 2 (ratification of appointment of independent auditors). Brokers cannot vote on Item 1 (election of directors), Item 3 (advisory vote on executive compensation), Item 4 (advisory vote on the frequency of future shareholder advisory votes on executive compensation), Item 5 (approval of material terms of performance goals under our short term incentive plan) and Item 6 (approval of amendment to the CenterPoint Energy, Inc. Stock Plan for Outside Directors) without instructions from the beneficial owners. If you do not instruct your broker how to vote with respect to Items 1, 3, 4, 5 or 6, your broker will not vote for you with respect to the applicable matter(s).

What vote is required to approve each of the proposals?	Under our bylaws, directors are elected by a majority of the votes cast at the meeting. This means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will not affect the outcome of the vote. For additional information on the election of directors, see “Election of Directors — Information About Directors — Majority Voting in Director Elections.”

Ratification of the appointment of independent auditors (Item 2) requires the affirmative vote of a majority of the shares of common stock entitled to vote and voted for or against this item. Abstentions and broker non-votes will not affect the outcome of the vote on this item.

Approval of the resolution included in Item 3 (advisory vote on executive compensation) requires the affirmative vote of a majority of the shares of common stock entitled to vote and voted for or against this item. With respect to Item 4 (advisory vote on the frequency of future shareholder advisory votes on executive compensation), the time period that receives the highest number of votes cast will be considered the preferred frequency for future “say-on-pay” votes as determined by our shareholders on an advisory basis. Abstentions and broker non-votes will not affect the outcome of the vote on these items.

Approval of the proposal included in Item 5 (approval of material terms of performance goals under our short term incentive plan) requires the affirmative vote of a majority of the shares of common stock entitled to vote and voted for or against this item. Abstentions and broker non-votes will not affect the outcome of the vote on this item.

Approval of the proposal included in Item 6 (approval of amendment to the CenterPoint Energy, Inc. Stock Plan for Outside Directors) requires the affirmative vote of a majority of the shares of common stock entitled to vote and voted with respect to this item, provided that the total votes cast on the proposal (including abstentions) represent a majority of the shares of our common stock entitled to vote on the proposal. Abstentions will be treated as votes cast against this item. Broker non-votes will not affect the outcome of the voting on this proposal, except that they could prevent the total votes cast with respect to the proposal from representing a majority of the shares entitled to vote on the proposal, in which event the plan amendment would not be approved.

ELECTION OF DIRECTORS (ITEM 1)

Information About Directors	In 2008, our Articles of Incorporation were amended to phase out the classified structure of the Board of Directors. Pursuant to that amendment, at each annual meeting of shareholders beginning in 2009, new directors and directors whose terms are expiring are elected to serve for one-year terms. Directors who were elected to longer terms prior to the 2009 annual meeting will serve until the end of those terms. The term of office of the directors in Class I expired at the 2009 meeting. The term of office of the Class II directors expired at the 2010 annual meeting, and the term of Class III directors expires at this year’s annual meeting. Accordingly, each of our directors will be elected at this year’s meeting to a one-year term expiring at the annual meeting in 2012.

If any nominee becomes unavailable for election, the Board of Directors can name a substitute nominee, and proxies will be voted for the substitute nominee pursuant to discretionary authority, unless withheld.

Unless otherwise indicated or the context otherwise requires, when we refer to periods prior to September 1, 2002, CenterPoint Energy should be understood to mean or include the public companies that were its predecessors.

Under our bylaws, a director must step down from the Board at the annual meeting occurring in the year in which he or she reaches age 73, unless the Board determines that the member has special skill, experience or distinction having value to CenterPoint Energy and not readily available or transferable. In February 2009, the Board made such a determination as to current director Thomas F. Madison, which will allow him to complete his current term ending at this year’s annual meeting.

Listed below are the biographies of each director nominee. The biographies include information regarding each individual’s service as a director of the Company, business experience, director positions at public companies held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to determine that the person should serve as a director for the Company.

Nominees for Directors	We currently have thirteen directors. However, current directors Derrill Cody, Robert T. O’Connell and Thomas F. Madison are scheduled to retire from the Board when their current terms expire at the 2011 annual meeting. Accordingly, the size of the Board of Directors will be reduced and ten directors are to be elected at the 2011 annual meeting to each serve a one-year term expiring on the date of the annual meeting of shareholders to be held in 2012. The ten nominees for election in 2011 are listed below.

Donald R. Campbell, age 70, has been a director since 2005. Prior to his retirement in September 2000, he was the Chief Financial Officer of Sanders Morris Harris Group, Inc., a NASDAQ-listed regional investment banking firm. He served as a director of Sanders Morris Harris from 1999 until May 2004. Mr. Campbell previously served as a director of Texas Genco Holdings, Inc., an NYSE-listed former subsidiary of the Company, and as the chairman of its audit committee, from March 2003 until December 2004. He also previously served as Vice Chairman of the board of directors and Chief Financial Officer of Pinnacle Global Group, a Houston based financial services firm from 1998 to 1999. From 1990 until 1999, he was employed by TEI, Inc., holding a variety of positions including, Chief Executive Officer, Chief Financial Officer and director. The Board determined that Mr. Campbell should be nominated for election as a director due to his experience as a senior corporate executive, his financial and accounting expertise, and his experience as director of several corporations, including service on the Board and Audit Committee Chairman of both Texas Genco Holdings, Inc. and the Company.

Milton Carroll, age 60, has been a director since 1992 and Chairman since September 2002. Mr. Carroll is Chairman and founder of Instrument Products, Inc., an oil-tool manufacturing company in Houston, Texas. He has served as a director of Halliburton Company since 2006, Western Gas Holdings, LLC, general partner of Western Gas Partners, LP, since 2008, and LyondellBasell Industries N.V. since July 2010. He has served as a director of Healthcare Service Corporation since 1998 and as its chairman since 2002. Mr. Carroll previously served as a director of EGL, Inc. from 2003 to 2007, DCP Midstream GP, LLC, general partner of DCP Midstream Partners, LP from 2005 to 2006, Devon Energy Corporation from 2003 to 2005 and Texas Eastern Products Pipeline Company, LLC, general partner of TEPPCO Partners, L.P. from 1997 to 2005. The Board determined that Mr. Carroll should be nominated for election as a director due to his extensive knowledge of the Company and its operations gained in over 18 years of service as a director of the Company, its predecessors and affiliates. The Board values Mr. Carroll’s knowledge of the oil and natural gas industries, board leadership skills and corporate governance expertise.

O. Holcombe Crosswell, age 70, has been a director since 1997 and was a director of NorAm Energy Corp. and the predecessor of a division of that company from 1986 until we acquired that company in 1997. Mr. Crosswell is President of Griggs Corporation, a real estate and investment company in Houston, Texas. He previously served as a director and as chairman of the Metropolitan Transit Authority of Harris County. The Board determined that Mr. Crosswell should serve as a director due to his knowledge of, and experience in, the natural gas and electric industry gained in over 24 years of service as a director of the Company and predecessor entities and his real estate and investment expertise. The Board also benefits from his involvement in the Houston business community, and service on civic boards and charitable organizations.

Michael P. Johnson, age 63, has been a director since July 2008. Mr. Johnson is President and Chief Executive Officer of J&A Group, LLC, a management and business consulting company. He served from 2002 until his retirement in March 2008 as Senior Vice President and Chief Administrative Officer of The Williams Companies, Inc., a publicly held natural gas producer, processor and transporter. Prior to joining the Williams Companies, he served in various executive capacities with Amoco Corporation, including vice president of human resources. He has served as a director of Patriot Coal Corporation since 2008, Buffalo Wild Wings, Inc. since 2006, and QuikTrip Corporation, a private company, since 2001. He also serves on the Oklahoma Advisory Board of Health Care Service Corporation and on the boards of several charitable organizations and foundations. The Board determined that Mr. Johnson should be nominated for election as a director due to his extensive management and leadership experience as a senior executive officer of major international companies. The Board values Mr. Johnson’s knowledge of the oil and gas industry and expertise in corporate governance and human resources matters.

Janiece M. Longoria, age 58, has been a director since 2005. Ms. Longoria is a partner in the law firm of Ogden, Gibson, Broocks, Longoria & Hall, L.L.P. in Houston, Texas and has a concentration of experience in commercial and securities-related litigation and regulatory matters. She has served as a director of Patriot Coal Corporation since January 2011 and as commissioner of the Port of Houston Authority since 2002. She previously served as a member of The University of Texas System Board of Regents and the University of Texas Investment Management Company from February 2008 to February 2011. She also previously served as the treasurer and a director of the Houston Convention Center Hotel Corporation from 1999 to 2004. The Board determined that Ms. Longoria should serve as a director due to her extensive legal and regulatory expertise and her experience serving as a commissioner or in a similar oversight position on boards of major governmental and civic organizations. The Board also values her service on boards of charitable organizations and extensive community involvement.

David M. McClanahan, age 61, has served as a director and as President and Chief Executive Officer of CenterPoint Energy since 2002. He served as Vice Chairman of our predecessor company from October 2000 to September 2002 and as President and Chief Operating Officer of its Delivery Group from 1999 to September 2002. Previously, he served as President and Chief Operating Officer of our predecessor company’s Houston Lighting & Power Company division from 1997 to 1999. He has served in various executive officer capacities with us since 1986. He currently serves on the boards of the Edison Electric Institute and the American Gas Association. The Board determined that Mr. McClanahan should be nominated for election as a director due to his extensive knowledge of the industry and the Company, its operations and people, gained in 39 years of service with the Company and its predecessors in positions of increasing responsibility. The Board benefits from Mr. McClanahan’s financial and accounting expertise and industry leadership.

Susan O. Rheney, age 51, has been a director since July 2008. Ms. Rheney is a private investor. From 2002 until March 2010, she served as a director of Genesis Energy, Inc., the general partner of Genesis Energy, LP, a publicly traded limited partnership. From 2003 to 2005, she was a director of Cenveo, Inc. and served as chairman of the board from January to August 2005. She also served until 2001 as a principal with The Sterling Group, a private financial and investment organization. The Board determined that Ms. Rheney should be nominated for election as a director due to her financial management and accounting expertise and experience as a director of a mid-stream oil and gas company. The Board benefits from her experience implementing strategic and operational initiatives at a variety of firms.

R. A. Walker, age 54, has been a director since April 2010. Mr. Walker is currently President and Chief Operating Officer of Anadarko Petroleum Corporation, having joined the company in 2005 as Senior Vice President and Chief Financial Officer. He is a director of Temple-Inland, Inc. and Western Gas Holdings, LLC, a subsidiary of Anadarko and general partner to Western Gas Partners, LP., having previously served as the Chairman of the Board of that company until 2009. Prior to joining Anadarko, Mr. Walker was a Managing Director for the Global Energy Group of UBS Investment Bank from 2003 to 2005. He previously served as President, Chief Financial Officer and a director of 3TEC Energy Corporation from 2000 to 2003. The board determined that Mr. Walker should be nominated for election as a director due to his extensive knowledge of the energy industry, experience as a director of public companies, merchant banking experience and his financial and executive management expertise, including experience as a president, chief operating officer, and chief financial officer.

Peter S. Wareing, age 59, has been a director since 2005. Mr. Wareing is a co-founder and partner of the private equity firm Wareing, Athon & Company and is involved in a variety of businesses. He is the Chairman of the Board of Gulf Coast Pre-Stress, Ltd. in Pass Christian, Mississippi, the Vice Chairman of the Board of Nordic Cold Storage, LLC, in Atlanta, Georgia and an officer and director of several other privately owned family entities. He also currently serves as a trustee of Texas Children’s Hospital in Houston. The Board determined that Mr. Wareing should be nominated for election as a director due to his expertise in financial, business and corporate strategy development matters. The Board also values his civic leadership and involvement in the Houston business community.

Sherman M. Wolff, age 70, has been a director since 2007. Prior to his retirement in 2006, he served as Executive Vice President and Chief Operating Officer of Health Care Service Corporation, which provides health and life insurance products and related services as Blue Cross Blue Shield of Texas, Illinois, New Mexico and Oklahoma. He held various positions with that company from 1991 until his retirement, including service as Chief Financial Officer. He currently serves as a director of Fort Dearborn Life Insurance Company and of Fort Dearborn Life Insurance Company of New York, subsidiaries of Health Care Service Corporation. He previously served as a director of EGL, Inc. from 2006 to 2007. The Board determined that Mr. Wolff should serve as a director due to his financial and executive management expertise, including experience as a chief financial officer and chief operating officer of a major corporation.

The Board of Directors recommends a vote FOR the election of each of the nominees as directors.

Director Nomination Process	In assessing the qualifications of candidates for nomination as director, the Governance Committee and the Board consider, in addition to qualifications set forth in our bylaws, each potential nominee’s:

• personal and professional integrity, experience, reputation and skills;

• ability and willingness to devote the time and effort necessary to be an effective board member; and

• commitment to act in the best interests of CenterPoint Energy and its shareholders.

Consideration is also given to the requirements under the listing standards of the New York Stock Exchange for a majority of independent directors, as well as qualifications applicable to membership on Board committees under the listing standards and various regulations.

In addition, the Governance Committee and the Board take into account the desire that the directors possess a broad range of business experience, diversity, professional skills, geographic representation and other qualities they consider important in light of our business plan. The Governance Committee periodically reviews the overall composition of the Board, the skills represented by incumbent directors and the need for new directors to replace retiring directors or to expand the Board. In seeking new director candidates, the Governance Committee and the Board consider the skills, expertise and qualities that will be required to effectively oversee management of the business and affairs of the Company. The Governance Committee and the Board also considers the diversity of the Board in terms of the geographic, gender, age, and ethnic makeup of its members. The Board evaluates the makeup of its membership in the context of the Board as a whole, with the objective of recommending a group that can effectively work together using its diversity of experience to see that the Company is well-managed and represents the interests of the Company and its shareholders.

Suggestions for potential nominees for director can come to the Governance Committee from a number of sources, including incumbent directors, officers, executive search firms and others. If an executive search firm is engaged for this purpose, the Governance Committee has sole authority with respect to the engagement. The Governance Committee will consider director candidates recommended by shareholders. The extent to which the Governance Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board, and is at the Committee’s discretion. The Governance Committee and the Board evaluate the desirability for incumbent directors to continue on the Board following the expiration of their respective terms, taking into account their contributions as Board members and the benefit that results from increasing insight and experience developed over a period of time.

Shareholders may submit the names and other information regarding individuals they wish to be considered for nomination as directors by writing to the Corporate Secretary at the address indicated on the first page of this proxy statement. In order to be considered for nomination by the Board of Directors, submissions of potential nominees should be made no later than November 15 in the year prior to the meeting at which the election is to occur.

Director Independence	The Board of Directors determined that Messrs. Campbell, Carroll, Cody, Crosswell, Johnson, Madison, O’Connell, Walker, Wareing, and Wolff and Mses. Longoria and Rheney are independent, and that Mr. Michael E. Shannon, who retired from the Board in April 2010, was independent, within the meaning of the listing standards for general independence of the New York Stock Exchange. Under the listing standards, a majority of our directors must be independent, and the Audit, Compensation and Governance Committees are each required to be composed solely of independent directors. The standards for audit committee membership include additional requirements under rules of the Securities and Exchange Commission. The Board has determined that all of the members of these three committees meet the applicable independence requirements. The listing standards relating to general independence consist of both a requirement for a board determination that the director has no material relationship with the listed company and a listing of several specific relationships that preclude independence.

As contemplated by New York Stock Exchange Rules then in effect, the Board adopted categorical standards in 2004 to assist in making determinations of independence. Under the rules then in effect, relationships falling within the categorical standards were not required to be disclosed or separately discussed in the proxy statement in connection with the Board’s independence determinations.

The categorical standards cover two types of relationships. The first type involves relationships of the kind addressed in either:

• the rules of the Securities and Exchange Commission requiring proxy statement disclosure of relationships and transactions; or

• the New York Stock Exchange listing standards specifying relationships that preclude a determination of independence.

For those relationships, the categorical standards are met if the relationship neither requires disclosure nor precludes a determination of independence under either set of rules.

The second type of relationship is one involving charitable contributions by CenterPoint Energy to an organization in which a director is an executive officer. In that situation, the categorical standards are met if the contributions do not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years.

In making its subjective determination regarding the independence of Messrs. Campbell, Carroll, Cody, Crosswell, Johnson, Madison, O’Connell, Shannon, Walker, Wareing and Wolff and Mses. Longoria and Rheney, the Board reviewed and discussed additional information provided by the directors and the Company with regard to each of the directors business and personal activities as they related to the Company and Company management. The Board considered the transactions in the context of the New York Stock Exchange’s objective listing standards, the categorical standards noted above and the additional standards established for members of audit, compensation and governance committees.

In connection with its determination as to the independence of Mr. Carroll, the Board has considered that Mr. Carroll receives additional director compensation for serving as non-executive Chairman of the Board. This position involves a substantial commitment of time over and above regular service as a Board member and member of committees of the Board. The Board also considered a relationship in which a company on whose board Mr. Carroll serves as a non-employee director and non-executive chairman provides services to CenterPoint Energy. Mr. Carroll had no role in initiating the relationship with this service provider. Because the business relationship is of a nature and magnitude not requiring proxy statement disclosure under Securities and Exchange Commission rules, it falls within the categorical standards described above. The Board has concluded that these circumstances and relationships do not adversely affect Mr. Carroll’s ability and willingness to act in the best interests of CenterPoint Energy and its shareholders or otherwise compromise his independence.

In connection with its determination as to the independence of Mr. Walker, the Board considered ordinary course transactions between the Company and Anadarko Petroleum Corporation for which Mr. Walker serves as President and Chief Operating Officer. During 2010, subsidiaries of CenterPoint Energy purchased natural gas from subsidiaries of Anadarko totaling approximately $37 million. These payments represent less than one-half of one percent of the consolidated gross revenues for 2010 for each of the Company and Anadarko. Additionally, the Board considered that Company subsidiaries may purchase natural gas from and provide natural gas related transportation services to Anadarko in the future. The Board believes that these transactions and relationships do not adversely affect Mr. Walker’s ability or willingness to act in the best interests of the Company and its shareholders or otherwise compromise his independence, nor are similar transactions in the future expected to adversely affect Mr. Walker’s independence. These transactions were on standard terms and conditions, and Mr. Walker did not have any involvement in negotiating the terms of the purchases nor interest in the transactions.

Code of Ethics and Ethics and Compliance Code	We have a Code of Ethics for our Chief Executive Officer and Senior Financial Officers, consisting of our Chief Financial Officer, Chief Accounting Officer, Treasurer and Assistant Controller. We will post information regarding any amendments to, or waivers of, the provisions of this code applicable to these officers at the website location referred to below under “Website Availability of Documents.”

We also have an Ethics and Compliance Code applicable to directors, officers and employees. This code addresses, among other things, the requirements for a code of business conduct and ethics required under New York Stock Exchange listing standards. Any waivers of this code for executive officers or directors may be made only by the Board of Directors or a committee of the Board and must be promptly disclosed to shareholders. In 2010, no waivers of our Code of Ethics or our Ethics and Compliance Code were granted.

Conflicts of Interest and Related Party Transactions	The Governance Committee will address and resolve any issues with respect to related-party transactions and conflicts of interest involving our executive officers, directors or other “related persons” under the applicable disclosure rules of the Securities and Exchange Commission.

Our Ethics and Compliance Code provides that all directors, executive officers and other employees should avoid actual conflicts of interest as well as the appearance of a conflict of interest, and our Code of Ethics for our Chief Executive Officer and Senior Financial Officers similarly obligates the employees covered by that Code of Ethics (our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer and Assistant Controller) to handle actual or apparent conflicts of interest between personal and professional relationships in an ethical manner. Under our Ethics and Compliance Code, prior approval is required for any significant financial interest with suppliers, partners, subcontractors, or competitors. Any questionable situation is required to be disclosed to the Law Department or an employee’s direct manager. Pursuant to our Corporate Governance Guidelines and the Governance Committee Charter, the Board has delegated to the Governance Committee the responsibility for reviewing and resolving any issues with respect to related party transactions and conflicts of interests involving executive officers or directors of the Company or other related persons under the applicable rules of the Securities and Exchange Commission. The Company’s Corporate Governance Guidelines require that (i) each director shall promptly disclose to the Chairman any potential conflicts of interest he or she may have with respect to any matter involving the Company and, if appropriate, recuse himself or herself from any discussions or decisions on any of these matters, and (ii) the Chairman shall promptly advise the Governance Committee of any potential conflicts of interest he or she may have with respect to any matter involving the Company and, if appropriate, recuse himself or herself from any discussions or decisions on any of these matters.

The Office of the Corporate Secretary periodically gathers information from Directors and executive officers regarding matters involving potential conflicts of interest or related party transactions and provides that information to the Governance Committee for review. Directors and executive officers are also required to inform the Company immediately of any changes in the information provided concerning related party transactions that such director or executive officer or other related person was, or is proposed to be, a participant. In each case, the standard applied in approving the transaction is the best interests of CenterPoint Energy and its shareholders.

There were no related-party transactions in 2010 that were required to be reported pursuant to the applicable disclosure rules of the Securities and Exchange Commission.

Majority Voting in Director Elections	Our amended and restated bylaws include a majority voting standard in uncontested director elections. This standard applies to the election of directors at this meeting. To be elected, a nominee must receive more votes cast “for” that nominee’s election than votes cast “against” that nominee’s election. In contested elections, the voting standard will be a plurality of votes cast. Under our bylaws, contested elections occur where, as of a date that is 14 days in advance of the date we file our definitive proxy statement with the Securities and Exchange Commission (regardless of whether or not thereafter revised or supplemented), the number of nominees exceeds the number of directors to be elected.

Our Corporate Governance Guidelines include director resignation procedures. In brief, these procedures provide that:

• Incumbent director nominees must submit irrevocable resignations that become effective upon and only in the event that (1) the nominee fails to receive the required vote for election to the Board at the next meeting of shareholders at which such nominee faces re-election and (2) the Board accepts such resignation;

• Each director candidate who is not an incumbent director must agree to submit such an irrevocable resignation upon election or appointment as a director;

• Upon the failure of any nominee to receive the required vote, the Governance Committee makes a recommendation to the Board on whether to accept or reject the resignation;

• The Board takes action with respect to the resignation and publicly discloses its decision and the reasons therefor within 90 days from the date of the certification of the election results; and

• The resignation, if accepted, will be effective at the time specified by the Board when it determines to accept the resignation, which effective time may be deferred until a replacement director is identified and appointed to the Board.

Our amended and restated bylaws and our Corporate Governance Guidelines can be found on our website at www.centerpointenergy.com.

Board Leadership	The offices of Chairman of the Board and Chief Executive Officer are currently separate and have been separate since the formation of the Company as a new holding company in 2002. The Board believes that the separation of the two roles provides, at present, the best balance of these important responsibilities with the Chairman directing board operations and leading the board in its oversight of management, and the Chief Executive Officer focusing on developing and implementing the Company’s board-approved strategic vision and managing its day-to-day business. The Board believes that the independent board chairman helps provide an opportunity for the Board members to provide more direct input to management in shaping the organization and strategy of the Company and strengthening the Board’s independent oversight of management.

The Board’s Role in Risk Oversight	The Board has ultimate oversight responsibility for the Company’s system of enterprise risk management as provided in the Corporate Governance Guidelines. The Board also approves overall corporate risk limits. Management is responsible for developing and implementing the Company’s program of enterprise risk management. Each board committee has responsibility for monitoring enterprise risks assigned to it by the Board under the Company’s enterprise risk management program. In addition, the Audit Committee reviews the risk management process developed and implemented by Company management. The Company’s Chief Risk Officer periodically reports to the Audit Committee concerning the Company’s risk management process and annually to the full Board concerning the major risks facing the Company and steps taken to mitigate those risks. A risk oversight committee, which is comprised of senior executives from across the Company, monitors and oversees compliance with the Company’s risk control policy. The Company’s Chief Risk Officer, who reports to the Chief Financial Officer, facilitates risk oversight committee meetings, and provides daily risk assessment and control oversight for commercial activities.

The Board believes that the administration of its risk oversight function has not affected its leadership structure. In reviewing the Company’s compensation program, the Compensation Committee has made an assessment of whether compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company and has concluded that they do not create such risks as presently constituted.

Board Organization and Committees; Other Governance Provisions	The Board oversees the management of the Company’s business and affairs. The Board appoints committees to help carry out its duties. Last year, the Board met eight times and the committees met a total of 23 times. Each director attended more than 75% of the meetings of the Board of Directors and the committees on which he or she served. Mr. McClanahan does not serve on any committees. The following table sets forth the committees of the Board and their members as of the date of this proxy statement, as well as the number of meetings each committee held during 2010:

		Compensation			Strategic Planning
Director	Audit Committee	Committee	Finance Committee	Governance Committee	Committee
Donald R. Campbell	•	•		+
Milton Carroll			•		•
Derrill Cody		•		•	•
O. Holcombe Crosswell				•	•
Michael P. Johnson	•	•		•
Janiece M. Longoria		•			+
Thomas F. Madison		•		•	•
Robert T. O’Connell	•		•		•
Susan O. Rheney	+		•
R. A. Walker	•		•
Peter S. Wareing	•		+
Sherman M. Wolff		+	•	•
Number of Meetings Held in 2010	6	4	6	4	3

(+)	Denotes Chair.

Audit Committee	The primary responsibilities of the Audit Committee are to assist the Board in fulfilling its oversight responsibility for the integrity of our financial statements, the qualifications, independence and performance of our independent auditors, the performance of our internal audit function, compliance with legal and regulatory requirements and our systems of disclosure controls and internal controls, and our system of enterprise risk management. The Audit Committee has sole responsibility to appoint and, where appropriate, replace our independent auditors and to approve all audit engagement fees and terms. The Audit Committee’s report is on page 61.

The Board of Directors has determined that Ms. Rheney is an audit committee financial expert within the meaning of the regulations of the Securities and Exchange Commission.

Compensation Committee	The primary responsibilities of the Compensation Committee are to oversee compensation for our senior officers, including salary and short term and long term incentive awards, administer incentive compensation plans, evaluate Chief Executive Officer performance and review management succession planning and development. For information concerning policies and procedures relating to the consideration and determination of executive compensation, including the role of the Compensation Committee, see “Compensation Discussion and Analysis” beginning on page 23 and for the report of the Compensation Committee concerning the Compensation Discussion and Analysis, see “Report of the Compensation Committee” on page 60.

Finance Committee	The primary responsibilities of the Finance Committee are to assist the Board in fulfilling its oversight responsibility with respect to the financial affairs of CenterPoint Energy and its subsidiaries. The Finance Committee reviews our financial objectives and policies, financing strategy and requirements, capital structure, and liquidity and related financial risk. The Finance Committee also reviews and makes recommendations to the Board regarding our dividend policy and actions, approves specific debt and equity offerings and other capital transactions within limits set by the Board, and reviews the capital structure, financing plans and credit exposures of our major subsidiaries.

Governance Committee	The primary responsibilities of the Governance Committee are to identify, evaluate and recommend, for the approval of the entire Board of Directors, potential nominees for election to the Board; recommend membership on standing committees of the Board; address and resolve any issues with respect to related-party transactions and conflicts of interest involving our executive officers, directors or other “related persons”; oversee annual evaluations of the Board and management; review and recommend fee levels and other elements of compensation for non-employee directors; evaluate whether to accept a conditional resignation of an incumbent director who does not receive a majority vote in favor of election in an uncontested election; and establish, periodically review and recommend to the Board any changes to our Corporate Governance Guidelines. For information concerning policies and procedures relating to the consideration and determination of compensation of our directors, including the role of the Governance Committee, see “Compensation of Directors” beginning on page 16.

Strategic Planning Committee	The primary responsibilities of the Strategic Planning Committee are to assist the Board in fulfilling its responsibilities to monitor the development of and ultimately approve the Company’s strategies and strategic plan.

Executive Sessions of the Board	Our Corporate Governance Guidelines provide that the members of the Board of Directors who are not officers of CenterPoint Energy will hold regular executive sessions without management participation. If at any time the non-management directors include one or more directors who do not meet the listing standards of the New York Stock Exchange for general independence, the Board must hold an executive session at least once each year including only the non-management directors who are also independent. An executive session is currently scheduled in conjunction with each regular meeting of the Board of Directors. Currently, the Chairman of the Board (Mr. Carroll) presides at these sessions.

Shareholder Communications with Directors	Interested parties who wish to make concerns known to the non-management directors may communicate directly with the non-

management directors by making a submission in writing to “Board of Directors (independent members)” in care of our Corporate Secretary at the address indicated on the first page of this proxy statement. Aside from this procedure for communications with the non-management directors, the entire Board of Directors will receive communications in writing from shareholders. Any such communications should be addressed to the Board of Directors in care of the Corporate Secretary at the same address.

Attendance at Meetings of Shareholders	Directors are expected to attend annual meetings of shareholders. All directors attended the 2010 annual meeting.

Website Availability of Documents	CenterPoint Energy’s Annual Report on Form 10-K, Corporate Governance Guidelines, the charters of the Audit Committee, Finance Committee, Compensation Committee, Governance Committee, and Strategic Planning Committee, the Code of Ethics, and the Ethics and Compliance Code can be found on our website at www.centerpointenergy.com. Unless specifically stated herein, documents and information on our website are not incorporated by reference in this proxy statement.

Compensation of Directors	The Governance Committee of the Board oversees fee levels and other elements of compensation for CenterPoint Energy’s non-employee directors, including the Company’s non-executive Chairman of the Board.

Directors receive a cash retainer and fees for attending meetings of the Board of Directors and each of its committees and are eligible to receive annual grants of our common stock under our Stock Plan for Outside Directors. Participation in a plan providing split-dollar life insurance coverage has been discontinued for directors commencing service after 2000.

Stock ownership guidelines for non-employee directors were adopted in February 2011. Under these guidelines, each non-employee director is required to own shares of CenterPoint Energy common stock with a value equal to at least three times the director’s regular annual cash retainer. Current directors have four years from the date of adoption of the ownership guidelines to acquire the specified amount of common stock. New directors are required to attain the specified level of ownership within four years of joining the Board.

Retainer and Meeting Fees	In 2010, each non-employee director received an annual retainer of $50,000. The current level of the cash retainer paid to directors was set in June 2004. Fees for attending meetings of the Board and each of its committees are set at $2,000 per meeting. The Chairmen of the Audit and Compensation Committees receive a supplemental annual retainer of $15,000 for service as committee chairmen. The Chairman of each of the Finance, Governance and Strategic Planning committees receives a supplemental annual retainer of $5,000 for service as committee chairman. Fees earned or paid in 2010 are set forth in the Fees Earned or Paid in Cash column of the Director Compensation Table on page 19.

Chairman’s Supplemental Retainer and Special Awards	Mr. Carroll receives the compensation payable to other non-employee directors and a supplemental monthly retainer of $30,000 for serving as the non-executive Chairman of the Board, which involves a substantial commitment of time over and above regular service as a Board member and member of committees of the Board. In April 2010, the Board of Directors authorized CenterPoint Energy to provide Mr. Carroll with additional annual cash awards during the period commencing on June 30, 2010 and continuing thereafter until the earlier of May 31, 2013 or the termination of Mr. Carroll’s service as non-executive Chairman of the Board in connection with Mr. Carroll’s agreement to continue to serve in the position of Chairman through May 2013. The amount of each such award is equal to the product of (i) 25,000 and (ii) the closing sales price per share of our common stock on the consolidated transaction reporting system for the New York Stock Exchange on the respective award date, or if there have been no such sales so reported on that date, on the date immediately preceding the respective award date on which such a sale was so reported. Mr. Carroll has the option, on or prior to the award date of a particular cash award to receive 25,000 fully vested shares of CenterPoint Energy common stock in lieu of a cash award (subject to applicable holding period and resale restrictions under federal securities laws). Under this arrangement, we issued 25,000 shares of CenterPoint Energy common stock to Mr. Carroll on June 1, 2010. Subsequent awards are scheduled to be paid on June 1, 2011 and June 1, 2012. In conjunction with his duties as non-executive Chairman of the Board, we also provide Mr. Carroll office space and administrative assistant services.

Stock Plan for Outside Directors	Under the Stock Plan for Outside Directors, each non-employee director may be granted an annual stock award of up to 5,000 shares of CenterPoint Energy common stock. The number of shares of common stock granted to non-employee directors is set by the Board annually. Each non-employee director serving as of May 3, 2010 received an award of 4,000 shares of common stock. Grants made under this plan on or after April 22, 2010 vest on the first anniversary of the grant date. Grants made under this plan prior to April 22, 2010 vest in one-third increments on the first, second and third anniversaries of the grant date. Grants fully vest in the event of the director’s death or upon a change in control (defined in substantially the same manner as in the change in control agreements for certain officers described in “Potential Payments upon Change in Control or Termination” beginning on page 53). Upon vesting of the shares, each director receives, in addition to the shares, a cash payment equal to the amount of dividend equivalents earned since the date of grant. If a director’s service on the Board is terminated for any reason other than death or a change in control, the director forfeits all rights to the unvested portion of the outstanding grants as of the termination date. If the director is 70 years of age or older when he or she ceases to serve on the Board of Directors, the director’s termination date is deemed to be December 31st of the year in which he or she leaves the Board. In addition to the annual grant, a non-employee director may receive a one-time grant of up to 5,000 shares of common stock upon commencing service as a director, subject to the same vesting schedule described above. No awards have been made under the provision allowing one-time initial grants. The aggregate number of outstanding unvested stock awards is set forth in footnote (3) to the Director Compensation Table.

Please refer to “Approval of Amendment to the CenterPoint Energy, Inc. Stock Plan for Outside Directors (Item 6)” for information about a proposed amendment to our Stock Plan for Outside Directors to increase the number of shares of common stock reserved for issuance under the plan by 350,000 shares being submitted for approval by our shareholders at the 2011 annual meeting.

Deferred Compensation Plan	We maintain a deferred compensation plan that permits directors to elect each year to defer all or part of their annual retainer, supplemental annual retainer for committee chairmanship and meeting fees. The supplemental monthly retainer for service as Chairman of the Board is not eligible for deferral under this plan. Interest accrues on deferrals at a rate adjusted annually equal to the average yield during the year of the Moody’s Long-Term Corporate Bond Index plus two percent. Directors participating in this plan may elect at the time of deferral to receive distributions of their deferred compensation and interest in three ways:

• an early distribution of either 50% or 100% of their account balance in any year that is at least four years from the year of deferral or, if earlier, the year in which they attain age 70;

• a lump sum distribution payable in the year after they reach age 70 or upon leaving the Board of Directors, whichever is later; or

• 15 annual installments beginning on the first of the month coincident with or next following age 70 or upon leaving the Board of Directors, whichever is later.

The deferred compensation plan is a nonqualified, unfunded plan, and the directors are general, unsecured creditors of CenterPoint Energy. No fund or other assets of CenterPoint Energy have been set aside or segregated to pay benefits under the plan. Refer to “Rabbi Trust” under “Potential Payments upon Change in Control or Termination” on page 58 for funding of the deferred compensation plan upon a change in control.

The amounts deferred by directors in 2010 are described in footnote (2) to the Director Compensation Table. The above market earnings are reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Director Compensation Table.

Executive Life Insurance Plan	Non-employee directors who were elected to the Board before 2001 (Messrs. Carroll and Crosswell) participate in an executive life insurance plan. This plan provides endorsement split-dollar life insurance with a death benefit equal to six times the director’s annual retainer, excluding any supplemental retainer, with coverage continuing after the director’s retirement from the Board. Due to limits on the increases in the death benefit under this plan, the death benefit for the current eligible directors remains at $180,000. The annual premiums on the policies are payable solely by CenterPoint Energy, and in accordance with the Internal Revenue Code, the directors must recognize imputed income based upon the insurer’s one-year term rates. The director is also provided a tax gross-up payment for all taxes due on the imputed income associated with the policy value so that coverage is provided at no cost to the director. The applicable amounts are set forth in footnote (6) to the All Other Compensation column of the Director Compensation Table. Upon the death of the insured, the director’s beneficiaries will receive the specified death benefit, and we will receive any balance of the insurance proceeds.

Director Compensation Table

The table below and the narrative in the footnotes provide compensation amounts for our non-employee directors for 2010 as well as additional material information in connection with such amounts. For summary information on the provision of the plans and programs, refer to the “Compensation of Directors” discussion immediately preceding this table.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash(2)	Awards(3)	Awards(4)	Compensation(4)	Earnings(5)	Compensation(6)	Total
Name	($)	($)	($)	($)	($)	($)	($)

Donald R. Campbell	104,333	58,100	—	—	—	—	162,433
Milton Carroll	449,667	390,100	—	—	18,130	5,172	863,069
Derrill Cody	83,667	58,100	—	—	—	—	141,767
O. Holcombe Crosswell	82,000	58,100	—	—	33,644	12,682	186,426
Michael P. Johnson	88,000	58,100	—	—	—	—	146,100
Janiece M. Longoria	93,333	58,100	—	—	5,324	—	156,757
Thomas F. Madison	87,333	58,100	—	—	—	—	145,433
Robert T. O’Connell	95,667	58,100	—	—	—	—	153,767
Susan O. Rheney	100,000	58,100	—	—	—	—	158,100
Michael E. Shannon(1)	47,000	—	—	—	—	—	47,000
R. A. Walker	59,500	58,100	—	—	—	—	117,600
Peter S. Wareing	93,333	58,100	—	—	10,443	—	161,876
Sherman M. Wolff	108,000	58,100	—	—	7,652	—	173,752

(1)	Mr. Shannon retired from the Board in April 2010.

(2)	Includes annual retainer, supplemental retainer, Board meeting fees and Committee meeting fees for each director as more fully explained under “Compensation of Directors — Retainer and Meeting Fees” and “Compensation of Directors — Chairman’s Supplemental Retainer and Special Awards” above.

Mr. Carroll’s supplemental retainer includes a supplemental monthly retainer of $30,000 for service as Chairman of the Board. Mr. Carroll elected to defer his annual retainer during 2010.

Mses. Longoria and Rheney each received a supplemental annual retainer for serving as Chairman of the Strategic Planning and Audit Committees in 2010, respectively. Messrs. Campbell, Wareing and Wolff each received a supplemental annual retainer for serving as Chairman of the Governance, Finance and Compensation Committees in 2010, respectively. Messrs. Wareing and Wolff elected to defer their meeting fees, annual retainer and supplemental annual retainer, and Mr. Crosswell elected to defer his annual retainer during 2010.

(3)	Reported amounts in the table represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 as of the grant date. For purposes of the table above, the effects of estimated forfeitures are excluded. On June 1, 2010, we issued 25,000 shares of CenterPoint Energy common stock to Mr. Carroll pursuant to the compensation arrangements described under “Compensation of Directors — Chairman’s Supplemental Retainer and Special Awards” on page 16. The value of the shares at issuance was based on the closing price of our common stock on the New York Stock Exchange Composite Tape of $13.28 per share on June 1, 2010.

Upon the recommendation of the Governance Committee, the Board granted each non-employee director 4,000 shares of common stock on May 3, 2010 under our Stock Plan for Outside Directors. The grant date fair value of the awards based on the average of the high and low market price of our common stock on the New York Stock Exchange Composite Tape was $14.525 per share. At December 31, 2010, each of our non-employee directors had 7,999 unvested stock awards, except for (i) Mr. Johnson and Ms. Rheney who each had 6,666 unvested stock awards, and (ii) Mr. Walker who had 4,000 unvested stock awards.

(4)	The Board does not grant stock options or non-equity incentive plan compensation to non-employee directors.

(5)	In 2010, Messrs. Carroll, Crosswell, Wareing and Wolff and Ms. Longoria accrued above-market earnings on their deferred compensation account balances of $18,130, $33,644, $10,443, $7,652 and $5,324, respectively.

(6)	The following table sets forth the premium paid by CenterPoint Energy and the tax gross-up payments made to our directors who participated in the executive life insurance plan in 2010:

Director Compensation — All Other Compensation

	Split-Dollar Life	Paid Tax
	Insurance Premium	Gross-Up	Total
Name	($)	($)	($)

Carroll	4,826	346	5,172
Crosswell	11,825	857	12,682

Stock Ownership

The following table shows stock ownership of known beneficial owners of more than 5% of CenterPoint Energy’s common stock, each director or nominee for director, the Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers, and the executive officers and directors as a group. Information for the executive officers and directors is given as of March 1, 2011 except as otherwise indicated. The directors and officers, individually and as a group, beneficially own less than 1% of CenterPoint Energy’s outstanding common stock. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, except as otherwise indicated, the respective holders have sole voting and investment powers over such shares.

	Number of Shares of
	CenterPoint Energy
Name	Common Stock

Barrow, Hanley, Mewhinney & Strauss, LLC	34,545,978	(1)
2200 Ross Avenue, 31st Floor
Dallas, Texas 75201
Northern Trust Corporation	25,865,443	(2)
50 South LaSalle Street
Chicago, Illinois 60603
Vanguard Windsor Funds — Vanguard Windsor II Fund	22,949,813	(3)
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
The Vanguard Group, Inc.	22,611,239	(4)
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
BlackRock, Inc.	21,979,360	(5)
40 East 52nd Street
New York, New York 10022
Donald R. Campbell	30,667	(6)
Milton Carroll	125,667(6	)(7)
Derrill Cody	36,667	(6)
O. Holcombe Crosswell	42,762(6	)(8)
C. Gregory Harper	25,959	(9)
Michael P. Johnson	9,867	(6)
Janiece M. Longoria	26,212	(6)
Thomas F. Madison	29,167	(6)
David M. McClanahan	1,261,498	(9)(10)
Robert T. O’Connell	7,667	(6)
Susan O. Rheney	8,667	(6)
Scott E. Rozzell	457,219	(9)(10)(11)
Thomas R. Standish	263,253	(8)(9)(10)
R. A. Walker	4,000	(6)
Peter S. Wareing	90,667	(6)(12)
Gary L. Whitlock	317,612	(9)(10)
Sherman M. Wolff	16,667	(6)(13)
All executive officers and directors as a group (17 persons)	2,754,218

(1)	This information is as of December 31, 2010 and is based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2011 by Barrow, Hanley, Mewhinney & Strauss, LLC. This represents 8.16% of the outstanding common stock of CenterPoint Energy. The Schedule 13G reports sole voting power for 3,162,865 shares of common stock, shared voting power for 31,383,113 shares of common stock and sole dispositive power for 34,545,978 shares of common stock.

(2)	This information is as of December 31, 2010 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2011 by Northern Trust Corporation and certain of its subsidiaries. This represents 6.11% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports sole voting power for 1,160,218 shares of common stock, shared voting power for 24,667,606 shares of common stock, sole dispositive power for 3,470,448 shares of common stock and shared dispositive power for 1,328,679 shares of common stock. CenterPoint Energy understands that the shares reported include 21,012,609 shares of common stock held as trustee of CenterPoint Energy’s savings plan which provides for pass-through voting by plan participants.

(3)	This information is as of December 31, 2010 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2011 by Vanguard Windsor Funds — Vanguard Windsor II Fund. This represents 5.42% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports sole voting power for 22,949,813 shares of common stock.

(4)	This information is as of December 31, 2010 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2011 by The Vanguard Group, Inc. This represents 5.34% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports sole voting power of 527,384 shares of common stock, sole dispositive power for 22,083,855 shares of common stock and shared dispositive power of 527,384 shares of common stock.

(5)	This information is as of December 31, 2010 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 2, 2011 by BlackRock, Inc. This represents 5.19% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports sole voting power for 21,979,360 shares of common stock, no shared voting power for shares of common stock and sole dispositive power for 21,979,360 shares of common stock.

(6)	Includes shares scheduled to vest under the Stock Plan for Outside Directors as follows: 2,666 shares on May 1, 2011 and 4,000 shares on May 3, 2011 for each of Messrs. Campbell, Carroll, Cody, Crosswell, Madison, O’Connell, Wareing and Wolff and Ms. Longoria; 1,333 shares on May 1, 2011 and 4,000 shares on May 3, 2011 for each of Mr. Johnson and Ms. Rheney; 4,000 shares on May 3, 2011 for Mr. Walker.

(7)	Includes 64,001 shares held in brokerage margin accounts or pledged to secure loans.

(8)	Includes shares held by spouse.

(9)	Includes shares of CenterPoint Energy common stock held under CenterPoint Energy’s savings plan, for which the participant has sole voting power (subject to such power being exercised by the plan’s trustee in the same proportion as directed shares in the savings plan are voted in the event the participant does not exercise voting power).

(10)	Includes shares covered by CenterPoint Energy stock options that are exercisable within 60 days of March 1, 2011 as follows: Mr. McClanahan, 562,241 shares; Mr. Rozzell, 230,669 shares; Mr. Standish, 95,154 shares; Mr. Whitlock, 102,322 shares; and the group, 990,386 shares. No stock options have been granted to Mr. Harper.

(11)	Includes 159,722 shares pledged to secure loans.

(12)	Includes shares held in trust for benefit of spouse, as to which Mr. Wareing disclaims beneficial interest.

(13)	Includes shares held in trust for benefit of spouse of which Mr. Wolff is a trustee.

Compensation Discussion and Analysis

The following compensation discussion and analysis as well as the information provided under the “Executive Compensation Tables” section contains information regarding measures applicable to performance-based compensation and targets and other achievement levels associated with these measures. CenterPoint Energy cautions investors not to regard this information, to the extent it may relate to future periods or dates, as forecasts, projections or other guidance. The reasons for this caution include the following: The information regarding performance objectives and associated achievement levels was formulated as of earlier dates and does not take into account subsequent developments. The objectives may include adjustments from, or otherwise may not be comparable to, financial and operating measures that are publicly disclosed and may be considered of significance to investors. Some achievement levels, such as those relating to incentives for exceptional performance, may be based on assumptions that differ from actual results.

Executive Summary

Overview.  In this section, we describe and discuss our executive compensation program, including the objectives and elements of compensation, as well as determinations made by the Compensation Committee of the Board of Directors regarding the compensation of our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, who we collectively refer to as our “named executive officers.” Detailed information regarding the compensation of our named executive officers is included under “Executive Compensation Tables” immediately following this section.

The objective of CenterPoint Energy’s executive compensation program is to enable us to recruit and retain highly qualified managerial talent by providing market-based levels of compensation. We believe compensation programs can drive our employees’ behavior, and accordingly we try to design our executive compensation program to align compensation with current and desired corporate performance and shareholder interests. We have structured our compensation program in order to motivate our executives to achieve individual and business performance objectives by varying their compensation in accordance with the success of our businesses. Accordingly, while compensation targets will to a large extent reflect the market, actual compensation will reflect CenterPoint Energy’s attainment of (or failure to attain) specified financial and operational performance objectives.

Highlights of our executive compensation program include the following:

•	The compensation of our named executive officers is reviewed and established annually by the Compensation Committee of our Board of Directors, consisting entirely of independent directors.

•	To assist in carrying out its responsibilities, the Compensation Committee retains a consultant to provide independent advice on executive compensation matters.

•	We target the market median (50th percentile) for each major element of compensation because we believe the market median is a generally accepted benchmark of external competitiveness.

•	Actual compensation in a given year will vary based on CenterPoint Energy’s performance, and to a lesser extent, on qualitative appraisals of individual performance.

•	We believe that a substantial portion of the compensation for our executives should be “at risk,” meaning that the executives will receive a certain percentage of their total compensation only to the extent CenterPoint Energy and the executive accomplish goals established by the Compensation Committee.

•	We expect our named executive officers to have a higher percentage of their total compensation at risk than our other executives.

•	We do not maintain executive employment agreements with any of our named executive officers, and our named executive officers are not entitled to guaranteed severance payments upon a termination of employment except under change in control agreements that contain a “double trigger” term, or pursuant to the terms of grants made under our short term and long term incentive plans for named executive officers who satisfy the retirement provisions under the plans.

•	We do not negotiate the terms of our change in control agreements with our named executive officers. Instead, the terms of the agreements are approved by the Board of Directors based on the recommendation of the Compensation Committee with input from the Committee’s consultant, and then offered to the executives to accept or decline.

•	The Board of Directors has determined that it will no longer include an excise tax gross-up payment in new and materially amended change in control agreements with our named executive officers.

•	We have established executive stock ownership guidelines applicable to our named executive officers in order to appropriately align the interests of our executive officers with our shareholders’ interests for CenterPoint Energy common stock.

•	As part of our insider trading policy, we have a policy prohibiting all of our officers and directors from hedging the risk of stock ownership by purchasing, selling or writing options on CenterPoint Energy securities or engaging in transactions in other third-party derivative securities with respect to CenterPoint Energy stock.

•	The Board of Directors has implemented a policy for the recoupment of short term and/or long term incentive payments in the event an officer is found to have engaged in any fraud, intentional misconduct or gross negligence that leads to a restatement of all, or a portion of, our financial results. This policy permits us to pursue recovery of incentive payments if the payment would have been lower based on the restated financial results.

•	CenterPoint Energy has prepared and reviewed with the members of the Compensation Committee tally sheets for each named executive officer as of December 31st and pro forma as of April 1st each year since 2007 in order to show how various compensation and benefit amounts are interrelated and to help the Compensation Committee better understand the impact of its compensation decisions before they are finalized.

•	None of our named executive officers received perquisites valued in excess of $10,000 during 2010, and we do not consider perquisites to be a significant element of our executive compensation program.

Our 2010 Executive Compensation Program.  The overall objectives and structure of our executive compensation program remained largely unchanged in 2010 as compared to 2009. In 2010:

•	After not increasing the base salaries of our named executive officers in 2009, the Compensation Committee reviewed and approved increases to base salaries ranging from 3.2% to 4.4% for our named executive officers, which were comparable to the average base pay increases for our employees generally.

•	The Compensation Committee reviewed, but did not change, the short term and long term incentive targets (expressed as a percentage of base salary earned during the year) for our named executive officers from the target levels established for 2009 incentive compensation.

•	Based on the analysis and recommendation of Frederic W. Cook & Co., Inc. (“Cook & Co.”), the Compensation Committee’s executive compensation consultant, the peer group of publicly traded utility companies used in connection with determining the compensation of our named executive officers was revised and expanded to match the same peer group used by CenterPoint Energy for measuring its relative total shareholder return for purposes of determining payouts under certain of our long term incentive compensation awards. See “Role of Compensation Committee — Decisions Made by the Compensation Committee” for additional information about the peer group.

Impact of Our Performance on 2010 Short Term Incentive Compensation and 2010 Vesting of 2008 Performance Share Grants and Stock Awards.  CenterPoint Energy reported net income of $442 million, or $1.07 per diluted share for 2010, as compared to net income of $372 million, or $1.01 per diluted share for 2009. Our regulated electric and natural gas utilities performed well in 2010, and we continued to benefit from the significant investments we have made in our field services and pipeline businesses, including our Magnolia and Olympia gathering systems in the Haynesville area in Louisiana, and the phase IV Carthage to Perryville pipeline expansion. Our competitive natural gas sales and services business, however, continued to be adversely impacted by significantly reduced price differentials in 2010. CenterPoint Energy’s “core operating income,” which is a primary performance objective used under our executive compensation program for determining payouts under both short term and long term incentive compensation awards, increased to $1,122.4 million in 2010 from $1,030.0 million in 2009, and exceeded the 2010 target amount under our 2010 short term incentive plan by $5.4 million. CenterPoint Energy’s core operating income is determined by adjusting reported operating income to remove the effect of specified items, either positive or negative, in order to reflect what we consider to be our core operational business performance in the period being measured. For more information regarding the determination of core operating income, please refer to “Executive Compensation Tables — Non-Equity Incentive Plan Awards.”

Our short term incentive plan provides an annual cash award based on the achievement of annual performance objectives specified for each of our named executive officers, including specific objectives relating to core operating income, controllable expenses and business unit performance. Based on our level of achievement of the 2010 performance objectives and an assessment of each individual’s performance by the Compensation Committee, the Committee authorized awards to each of the named executive officers equal to their respective funded amounts. Accordingly, the 2010 short-term incentive awards for our named executive officers, expressed as a percentage of their individual target awards, were 107% for Mr. McClanahan, 128% for Messrs. Whitlock and Rozzell, 131% for Mr. Standish and 147% for Mr. Harper. Please refer to “Executive Compensation Tables — Non-Equity Incentive Plan Awards” for information regarding the specified performance objectives and our actual achievement levels during 2010.

In February 2008, we granted performance share awards to our current named executive officers under our long-term incentive plan, except Mr. Harper who was not an employee at the time. The awards were made in three separate, equal grants, with the payout opportunity for each grant based on a different performance objective to be measured over the three-year performance cycle of January 2008 through December 2010. The first performance objective was based on total shareholder return as compared to that of other companies in a regulated subset of the S&P Utility Index, the second was based on achieving a modified cash flow goal and the third was based on achieving a core operating income goal. Based on our performance over the three-year cycle, the 2008 performance share awards vested based on an achievement level of 0%, 150%, and 78%, respectively. Please refer to “Executive Compensation Tables — Option Exercises and Stock Vested for Fiscal Year 2010” for information regarding the number of gross shares distributed and the total value realized on vesting.

In February 2008, we granted a stock award to our current named executive officers under our long term incentive plan, except Mr. Harper who was not an employee at the time. The awards were subject to a performance goal which was the declaration of a minimum of $2.19 in cash dividends per share over the three-year vesting period. These stock awards vested in February 2011 as the total dividends declared during the measurement period were $2.285 per share. The number of gross shares distributed and the total value realized on vesting of these awards will be included in our compensation disclosures for 2011.

Actions Taken Regarding 2011 Executive Compensation Program.  In February 2011, the Compensation Committee reviewed and approved increases to base salaries ranging from 2.7% to 4.2% for our named executive officers, which were comparable to the average base pay increases for our employees generally. The Compensation Committee also reviewed, but did not change, the short term and long term incentive targets (expressed as a percentage of base salary earned during the year) for our named executive officers from the target levels established for 2010 incentive compensation. Prior to conducting its 2011 analysis, the Committee asked Cook & Co. to revalidate the peer group of publicly traded utility companies used in connection with determining the compensation of our named executive officers in 2010. Cook & Co. revalidated the 2010 peer group by comparing us to key financial metrics of the companies included in the group and recommended that the peer group remain unchanged for 2011.

2011 Shareholder Advisory Votes.  At our 2011 annual meeting, we are providing our shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers, commonly known as a “say-on-pay” vote. This vote provides our shareholders the opportunity to express their views regarding the compensation program for our named executive officers as disclosed in this proxy statement. This will be our first “say-on-pay” vote. As an advisory vote, this proposal will not be binding upon CenterPoint Energy or the Board of Directors. However, the Board of Directors values the opinions expressed by our shareholders, and the

Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers. We are also providing our shareholders with the opportunity to cast an advisory vote with respect to whether we should hold future advisory “say-on-pay” votes every one, two or three years. For additional information regarding these items, please refer to “Advisory Vote on Executive Compensation (Item 3)” beginning on page 64 and “Advisory Vote on the Frequency of Future Shareholder Advisory Votes on Executive Compensation (Item 4)” beginning on page 66.

Objective and Design of Executive Compensation Program

We try to provide compensation that is competitive, both in total level and in individual components, with the companies we believe are our peers and other likely competitors for executive talent. By competitive, we mean that total compensation and each element of compensation corresponds to a market-determined range. We target the market median (50th percentile) for each major element of compensation because we believe the market median is a generally accepted benchmark of external competitiveness. We believe competitive compensation is normally sufficient to attract executive talent to the Company and also makes it less likely that executive talent will be lured away by higher compensation to perform a similar role with a similarly sized competitor.

To help ensure market-based levels of compensation, we measure the major elements of compensation annually for a job against available data for similar positions in other companies. We believe annual measurement is generally appropriate, because the market is subject to variations over time as a result of changes within peer companies and the supply and demand for experienced executives. Once the market value for a position is determined, we compare the compensation levels of individual incumbents to these market values. The salary level and short term and long term incentive target percentages for each named executive officer are based on market data for the officer’s position. Compensation levels can vary compared to the market due to a variety of factors such as experience, scope of responsibilities, tenure and individual performance.

In light of our focus on determining market value for each position, we do not employ analyses that compare compensation levels of our named executive officers with each other or with other employees within the Company. We recognize, however, that the compensation of our Chief Executive Officer, Mr. McClanahan, is substantially greater than the compensation of the other named executive officers. The differential in total compensation is due to Mr. McClanahan’s long tenure with CenterPoint and its predecessors and his participation in legacy benefit plans that are no longer available to newly-hired executives. For example, during most of his nearly 40 years of service with the Company, Mr. McClanahan has participated in our pension plan final average pay formula in which his benefit grows based on years of service and final average pay. After 2008 the benefit under the final average pay formula was frozen and the benefit that an employee had under that formula was converted to a lump sum. For long-tenured employees such as Messrs. McClanahan and Standish, this change resulted in an increase in the reported Change in Pension Value for 2009, which is shown in the Summary Compensation Table at page 35.

We also motivate our executives to achieve individual and business performance objectives by varying their compensation in accordance with the success of our businesses. Actual compensation in a given year will vary based on CenterPoint Energy’s performance, and to a lesser extent, on qualitative appraisals of individual performance. We expect senior level executives, including the named executive officers, to have a higher percentage of their total compensation at risk and therefore, we seek to align each of our named executive officers with the short and long term performance objectives of CenterPoint Energy and with the interests of our shareholders. The size of at-risk compensation is expressed as a percentage of base salary.

We maintain competitive benefit programs for our employees, including our named executive officers, with the objective of retaining their services. Our benefits reflect competitive practices at the time the benefit programs were implemented and, in some cases, reflect our desire to maintain similar benefits treatment for all employees in similar positions. To the extent possible, we structure these programs to deliver benefits in a manner that is tax efficient to both the recipient and CenterPoint Energy.

Role of Compensation Committee

The Compensation Committee of the Board of Directors oversees compensation for our named executive officers and other senior executives, including base salary and short term and long term incentive awards. The

Committee also administers incentive compensation plans, evaluates our Chief Executive Officer’s performance and reviews management succession planning and development. The Board has determined that the members of the Committee meet the applicable requirements for independence under the listing standards of the New York Stock Exchange discussed under “Director Independence” on page 9.

Role of Consultant.  To assist in carrying out its responsibilities, the Compensation Committee retains a consultant to provide independent advice on executive compensation and to perform specific tasks as requested by the Committee. The consultant reports directly to the Committee, which pre-approves the scope of work and the fees charged. Since October 2006, Cook & Co. has served as consultant to the Committee. No other services were provided to us by Cook & Co. in 2010. From time to time, the Governance Committee of the Board of Directors also has retained Cook & Co. to provide independent advice on director compensation. Either committee may also direct the consultant to perform additional analyses or research related to compensation issues.

Decisions Made by the Compensation Committee.  The Compensation Committee reviews each element of compensation annually to improve alignment with stated compensation objectives. As a result of its review, the Committee may recommend that the Board approve adjustments to base salary for our named executive officers. In addition, the Committee may adjust short term and long term incentive target compensation levels for the named executive officers to better align compensation with our market-based pay philosophy. In its review, the Committee also takes into consideration whether any incentive compensation target or performance objective could lead to a decision by an executive to take an inappropriate level of risk for the Company. In establishing individual incentive targets and awards, the Committee considers the data provided by its consultant, the level and nature of the executive’s responsibility, the executive’s experience and the Committee’s own qualitative assessment of the executive’s performance. In making these determinations, the Committee also takes into account our Chief Executive Officer’s performance evaluations of and recommendations regarding the other named executive officers.

Annually, the Committee directs Cook & Co. to review the base salary and short term and long term incentive levels of our most senior executives including the named executive officers. In order to ensure that our compensation programs are market-based, Cook & Co. analyzes and matches the position and responsibilities of each named executive officer to proxy statement data from a peer group of utility companies and to published compensation surveys covering both the utility industry and general industry. We do not consider geographical differences to be a relevant factor since we recruit on a national basis.

For 2010, the peer group for proxy statement data was broadened to the following 17 publicly traded utility companies:

American Electric Power Company, Inc.	PG&E Corporation
CMS Energy Corporation	Pinnacle West Capital Corporation
Consolidated Edison, Inc.	Progress Energy, Inc.
DTE Energy Company	SCANA Corporation
Duke Energy Corporation	Southern Company
Integrys Energy Group, Inc.	TECO Energy, Inc.
NiSource Inc.	Wisconsin Energy Corporation
Northeast Utilities	Xcel Energy Inc.
Pepco Holdings, Inc.

The resulting peer group companies generated at least 70% of their income from regulated operations and were included in the S&P Utility Index. Ameren Corporation and FPL Group, Inc., which had been included in the peer group used in 2009, were removed because they no longer generated at least 70% of their income from regulated operations. Atmos Energy Corporation was removed as it was not in the S&P Utility Index. Six companies from the S&P Utility Index that generate at least 70% of their income from regulated operations were added to the peer group in 2010. These new entrants were American Electric Power Company, Inc., Integrys Energy Group, Inc., SCANA Corporation, Southern Company, TECO Energy, Inc. and Wisconsin Energy Corporation. The resulting group of 17 companies is now identical to the group of companies used for measuring our relative total shareholder return for purposes of determining payouts under some of our long term incentive compensation awards. We believe the resulting group helps align us with our peers and competitors. We also believe the companies in a larger data set will be less subject to wide changes in compensation data. Prior to conducting its 2011 analysis, the Committee asked Cook & Co. to revalidate the 2010 peer group. Cook & Co. revalidated the 2010 peer group by comparing us to key financial metrics of the companies and recommended that the peer group remain unchanged for 2011.

Role of Executive Officers

Of our named executive officers, only our Chief Executive Officer has a role in determining executive compensation policies and programs. Our Chief Executive Officer works with business unit and functional leaders along with our internal compensation staff to provide information to the Committee to help ensure that all elements of compensation support our business strategy and goals. Our Chief Executive Officer reviews internally developed materials before they are furnished to the Committee.

Our Chief Executive Officer also periodically reviews and recommends specific Company performance metrics to be used in short and long term incentive plans. Our Chief Executive Officer works with the various business units and functional departments and with our Corporate Strategic and Financial Planning Department to develop these metrics, which are then presented to the Committee for its consideration and approval.

Our Chief Executive Officer reviews and recommends changes to the peer companies used for compensation purposes using internal analyses of revenue and the percentage of income from regulated operations. These recommendations are then presented to the Committee for its consideration and approval.

Within the parameters of the compensation policies established by the Committee, our Chief Executive Officer also makes preliminary recommendations for base salary adjustments and short term and long term incentive levels for the other named executive officers. Our Chief Executive Officer also recommends payment amounts for the non-formulaic portion of the other executive officers’ short term incentive plan awards. Our Chief Executive Officer bases his recommendations on a variety of factors such as his appraisal of the executive’s job performance and contribution to CenterPoint Energy, improvement in organizational and employee development, and accomplishment of strategic priorities. Our Chief Executive Officer does not make any recommendations regarding his own compensation.

Elements of Compensation

Base Salary.  Base salary is the foundation of total compensation. Base salary recognizes the job being performed and the value of that job in the competitive market. Base salary must be sufficient to attract and retain the talent necessary for our continued success and provides an element of compensation that is not at risk in order to avoid fluctuations in compensation that could distract the executives from the performance of their responsibilities. Our intent is that base salary for our most senior executives, including the named executive officers, will be positioned near the 50th percentile of base salaries in the peer group.

Annual adjustments to base salary primarily reflect either changes or responses to changes in market data or increased experience and individual contribution of the employee. The typical date for making these adjustments is April 1; however, adjustments may occur at other times during the year to recognize new responsibilities or new data regarding the market value of the job being performed. Changes in base salary impact short and long term incentive payouts, as well as some benefits. A newly named executive or an executive whose responsibilities have significantly increased may be moved to the market median (50th percentile) over several years.

Short Term Incentives.  Our short term incentive plan provides an annual cash award that is designed to link each employee’s annual compensation to the achievement of annual performance objectives for CenterPoint Energy and the individual’s business unit, as well as to recognize the employee’s performance during the year. The target for each employee is expressed as a percentage of base salary earned during the year.

The Compensation Committee determines each named executive officer’s short term incentive target by taking into account the market analysis performed annually by the consultant as described above and recommendations from the Chief Executive Officer for officers other than himself.

The achievement of the performance objectives approved by the Committee determines the funding of the short term incentive plan for the year. The Committee establishes and approves the specific performance objectives based on possible objectives included in the short term incentive plan, which were last approved by shareholders in 2006 and are being submitted for approval at the 2011 annual meeting as required under Section 162(m) of the Internal Revenue Code. Please see “Approval of Material Terms of Performance Goals Under Short Term Incentive Plan (Item 5)” beginning on page 67. Performance objectives are based on company and business unit financial and operational factors determined to be critical to achieving our desired business plans. Performance objectives are designed to reflect goals and objectives to be accomplished over a 12-month measurement period; therefore, incentive opportunities under the plan are not impacted by compensation amounts earned in prior years. After the end of the year, the Committee compares the actual results to the pre-established performance objectives and certifies the extent to which the objectives are achieved for funding the incentive plan. The Committee has discretion to decrease the amount payable pursuant to any performance award, but may not increase the amount payable pursuant to a performance award in a manner inconsistent with the requirements for qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. In determining whether to exercise this discretion, the Committee may assess an individual executive’s contribution to the achievement of the performance objectives and any special circumstances, and will be guided by our policy providing that individual performance awards under the plan will not be less than 50% of the funding of the individual award (as determined based on the level of achievement of the specified performance objectives). The Committee may also consider the input of our Chief Executive Officer on the amount to be awarded to each of the other named executive officers. In addition, the Committee has discretion to pay awards that are not tied to performance objectives. This authority provides the Committee with the flexibility to provide awards for executive performance in connection with extraordinary circumstances or events. Any such amount paid in excess of the funded amount under the short term incentive plan is reported as a bonus instead of non-equity incentive plan compensation.

Because an important component of our business plan is successful financial performance, the primary performance objectives for 2010 were based on core operating income. “Core operating income” is our reported operating income adjusted to reflect what we consider to be our core operational business performance in the period being measured. The adjustments made to our reported operating income to arrive at our core operating income are detailed beginning on page 40.

For 2010, our Chief Executive Officer’s only performance objective was related to our core operating income. This performance measure was determined to be appropriate given his responsibility with respect to the collective operating performance of all of CenterPoint Energy’s businesses as a whole. Performance objectives for each of the other named executive officers were based on a matrix of performance objectives for the Company as a whole and for the various business units. Business unit performance objectives include (i) achieving specified levels of core operating income for the business unit, (ii) achieving specified levels of modified cash flow for the business unit, (iii) controlling expenditures and (iv) non-financial operational performance objectives such as reliability indices, safety-related incident rates, customer satisfaction ratings, progress or completion of projects and other objectives relating to the services provided by CenterPoint Energy.

Additional detail regarding specific performance objectives for our named executive officers for 2010 and the specified threshold, target, maximum and exceptional achievement levels, and an example of the funding and distribution calculation are provided following the Grants of Plan-Based Awards for Fiscal 2010 table under “Non-Equity Incentive Plan Awards” beginning on page 39.

The scaling of target levels necessary to achieve threshold, target, maximum and exceptional performance is based on an assessment of expected business performance during the measurement period. Over a period of years, if we achieve expected business performance, the short term incentive program should pay out at target levels. In order for a program to be motivational, there should be a high likelihood of achieving at least threshold performance in a given year. Also in a given year, we believe there should be a reasonable likelihood of achieving target performance. In order to create additional incentive for exceptional performance, funding for short term incentive goals related to core operating income can reach 200% of target, but it is not expected that this level of funding would be triggered in most years.

Effective January 1, 2010, the Compensation Committee revised the terms of the short term incentive plan for participants who are or become “retirement eligible” (age 55 with five years of service) during the year. Retirement-eligible participants who terminate employment after at least 90 days of service during the year will receive a short term incentive payment, if any, under the short term incentive plan pro-rated for the period of employment during the calendar year based on the actual achievement of the applicable performance objectives.

Long Term Incentives.  We provide a long term incentive plan in which each of our executive officers, including our named executive officers, and certain other management-level employees participate. Our long term incentive plan is designed to reward participants for sustained improvements in CenterPoint Energy’s financial performance and increases in the value of our common stock and dividends over an extended period.

The Committee authorizes grants annually at a regularly scheduled meeting during the first quarter of the year. Grants can be made from a variety of award types authorized under our long term incentive plan. In recent years, we have emphasized performance-based shares.

We have also granted stock awards which vest based on continued service over a three-year period and the achievement of a performance goal based on the level of dividends declared over the vesting period. Over a period of years, if we achieve expected business performance, we expect that the long term incentive plan should pay out at target levels.

A three-year performance period is used for grants under the long term incentive plan because:

•	a three-to-five year period is a typical performance measurement period for this type of compensation element;

•	we have traditionally used a three-year period;

•	three years is of sufficient duration so that high or low performance in one year should neither guarantee nor preclude a payout; and

•	three years’ duration also helps assure participants that their performance will influence a payout during the measurement period.

As a result of the three-year performance periods, in any given year each named executive officer generally has outstanding grants covering three concurrent periods.

On February 24, 2010, the Committee authorized awards as shown in the columns captioned Estimated Future Payouts Under Equity Incentive Plan Awards in the Grants of Plan-Based Awards for Fiscal Year 2010 table on page 38. The Committee set a target percentage of each named executive officer’s base salary that was consistent with our objective of targeting the market median compensation level as described above. Vesting and payout of the performance shares will be determined based on the level of achievement of each performance objective over the three-year cycle of January 2010 through December 2012. For additional detail regarding the grants, see the discussion following the Grants of Plan-Based Awards for Fiscal Year 2010 table under Equity Incentive Plan Awards — Long Term Incentive Plan Awards Granted in February 2010 beginning on page 45.

Long term incentive compensation is allocated between performance shares and stock awards on a 70% and 30% basis, respectively. This allocation provides what the Committee considers to be an appropriate blend of grants, as supported by Cook & Co.’s analysis. Our performance share awards were made in three separate, equal grants, with the payout opportunity for each grant based on a different performance objective. The first is based on total shareholder return over the three-year performance cycle as compared to that of a subset of the S&P Utility Index comprised of 17 companies (not including CenterPoint Energy) that generate at least 70% of their income from regulated operations (we refer to this group as the regulated utility subset of the S&P Utility Index), the second is based on achieving our modified cash flow goal and the third is based on achieving our core operating income goal over the three-year performance cycle.

Total shareholder return is a widely utilized metric that captures stock price appreciation and dividend yield. By comparing CenterPoint Energy’s total shareholder return to the other companies included in the regulated utility subset of the S&P Utility Index, threshold payout for this metric is achieved by the creation of shareholder value that places CenterPoint Energy at or above the top 60th percentile within this group (tenth out of the 18 company peer group that includes CenterPoint Energy). Maximum payout for this metric is achieved by the creation of shareholder value that places CenterPoint Energy in the third position or higher within the group. Linear interpolation is used to reward performance between threshold and maximum. We intend for the total shareholder return measure to provide a reasonable chance of threshold performance, thus enhancing the motivational effects of the plan, while requiring a rank in the top three companies for maximum payout. We believe the regulated utility subset of the S&P Utility Index is a reasonable proxy for the universe of companies engaged in businesses similar to ours.

The Committee established achievement of core operating income and modified cash flow, as compared with our targeted performance reflected in our five-year plan at the time these awards were made, as two other performance objectives for long term incentive awards made in 2009, 2010 and 2011. As in the case of core operating income for our short term incentive awards, we calculate these measures from our reported financial results, adjusted for certain factors to reflect what we consider to be our true operational performance over the performance cycle. Both of these were adopted as performance objectives because they measure our degree of success in the achievement of our business plan. We intend that the objectives will provide a reasonable chance of achieving threshold performance, thus enhancing the motivational effects of the plan, while requiring significant income growth for maximum payout. For a detailed description of the calculation of core operating income and modified cash flow, see page 40.

If actual achievement for the performance objective under an award does not meet at least the threshold level, the Compensation Committee will not approve a distribution under the plan related to that award. If a performance objective meets or exceeds the threshold level, the Committee may approve a payout ranging from 50% to 150% of target based on actual achievement level.

The February 24, 2010 awards shown in the Grants of Plan-Based Awards for Fiscal Year 2010 table on page 38 also include stock awards. Vesting of these awards requires continuous service through the February 24, 2013 vesting date and a performance objective of declaring a minimum of $2.34 per share in cash dividends on CenterPoint Energy common stock during the three-year vesting period.

Payments of both the performance share awards and the stock awards will be made in the form of shares equal in number to the shares covered by the award multiplied by the achievement percentage, if applicable, subject to withholding to satisfy tax obligations. Please refer to “Potential Payments Upon Change in Control or Termination” for the impact of a change in control or termination of employment on outstanding grants.

Both the performance shares and the stock awards accrue dividend equivalents over the performance cycle or vesting period, respectively, at the same level as dividends earned by shareholders on shares of common stock outstanding. Dividend equivalents on the shares which are vested are paid in cash when the vested shares are distributed. Dividend equivalents are not paid with respect to unearned and unvested shares.

In addition, performance share awards and stock awards provide that “retirement eligible” participants (age 55 with five years of service) who terminate employment will receive a payment under the award, if any, based on the actual achievement of the applicable performance objective at the end of the performance period or vesting period, respectively, with any such amount pro-rated for the period of their employment during that period. Upon termination for cause, no benefits are payable under the award agreements.

2010 Executive Compensation Program

After not increasing the base salaries of our named executive officers in 2009, the Compensation Committee reviewed and approved increases to base salaries in 2010 ranging from 3.2% to 4.4% for our named executive officers, which were comparable to the average base pay increases of our employees generally. During 2010, the Committee reviewed, but did not change, the short term and long term incentive targets (expressed as a percentage of base salary earned during the year) for our named executive officers from the target levels established for 2009 incentive compensation. For 2010, the base salaries and short term and long term incentive targets for our named executive officers were as follows:

		Short Term Incentive	Long Term Incentive
	Base Salary	Target % as of 01/01/10	Target % as of 01/01/10
Name	effective 04/01/10	(No change)	(No change)

David M. McClanahan	Increase of $40,000 to $1,100,000	100% of base salary	200% of base salary
Gary L. Whitlock	Increase of $20,000 to $525,000	75% of base salary	140% of base salary
Scott E. Rozzell	Increase of $15,000 to $490,000	75% of base salary	140% of base salary
Thomas R. Standish	Increase of $15,000 to $472,000	75% of base salary	140% of base salary
C. Gregory Harper	Increase of $15,000 to $355,000	70% of base salary	90% of base salary

2011 Executive Compensation Program

In February 2011, the Compensation Committee reviewed and approved increases to base salaries ranging from 2.7% to 4.2% for our named executive officers, which were comparable to the average base pay increases for our employees generally. The Committee also reviewed, but did not change, the short term and long term incentive targets (expressed as a percentage of base salary earned during the year) for our named executive officers from the target levels established for 2010 incentive compensation. For 2011, the base salaries and short term and long term incentive targets for our named executive officers are as follows:

		Short Term Incentive	Long Term Incentive
	Base Salary	Target % as of 01/01/11	Target % as of 01/01/11
Name	effective 04/01/11	(No change)	(No change)

David M. McClanahan	Increase of $30,000 to $1,130,000	100% of base salary	200% of base salary
Gary L. Whitlock	Increase of $15,000 to $540,000	75% of base salary	140% of base salary
Scott E. Rozzell	Increase of $15,000 to $505,000	75% of base salary	140% of base salary
Thomas R. Standish	Increase of $15,000 to $487,000	75% of base salary	140% of base salary
C. Gregory Harper	Increase of $15,000 to $370,000	70% of base salary	90% of base salary

Equity Award Practices

In accordance with the terms of our long term incentive plan, our practice is to price annual grants of equity awards at the closing market price for our common stock on the New York Stock Exchange on the grant date, which is the date the Compensation Committee approves the grants. In recent years, long term incentive grants made other than at the time of the annual grants have been provided to new employees only. These types of grants are approved by the Compensation Committee or, with respect to our non-executive officers, a Special Stock Award Committee, which consists of our Chief Executive Officer and the Chairman of the Compensation Committee.

We do not have a practice of timing grants in coordination with the release of material information or timing grants to enhance the value of stock options to optionees. We have not granted stock options since 2004.

Recoupment of Awards

The Board has implemented a policy for the recoupment of short term and/or long term incentive payments in the event an officer is found to have engaged in any fraud, intentional misconduct or gross negligence that leads to a restatement of all, or a portion of, our financial results. This policy permits us to pursue recovery of incentive payments if the payment would have been lower based on the restated financial results.

Stock Ownership Guidelines

With the approval of the Compensation Committee, we have established executive stock ownership guidelines applicable to our named executive officers and all other officers. The guidelines indicate that our Chief Executive Officer should own CenterPoint Energy common stock having a market value of four times base salary, and the other named executive officers should own CenterPoint Energy common stock having a market value of three times their respective base salaries. For purposes of the guidelines, the ownership requirement is determined based on the executive’s base salary at the time he or she becomes covered by the guidelines or at the time of promotion to a higher level covered by the guidelines. The base salary multiple is converted to a fixed number of shares (rounded to the nearest 100 shares) using the prior 365-day average closing price of our common stock as reported by the New York Stock Exchange.

In addition to shares owned outright, equivalent shares held in our savings plan, unvested stock awards and the target number of performance-based shares from the long term incentive plan and shares held in trust are counted towards the guidelines. Until the designated ownership level is reached, the guidelines suggest that the officer retain at least 50% of the after-tax shares delivered through the long term incentive plan. Certain exclusions apply to the retention expectation, such as estate planning, gifts to charity, education and the purchase of a primary residence. Newly hired or recently promoted officers are given a reasonable period of time to comply with these guidelines. The Committee reviews the officer’s stock holdings annually to monitor compliance with these guidelines.

The stock ownership guidelines were established at their current levels in 2005 by the Board of Directors on the recommendation of the Compensation Committee. The Committee took into consideration a consultant’s survey report of proxy disclosure data relating to stock ownership guidelines at the largest 250 companies, by market capitalization, in the S&P 500 Index. Guideline levels of four times salary for the Chief Executive Officer and three times salary for other executive officers were established as appropriate to achieve the objective of ensuring that the executives’ interests are appropriately aligned with shareholders’ interests for CenterPoint Energy common stock. In setting these guidelines the Committee took into consideration the character of CenterPoint Energy common stock as a relatively low volatility stock primarily driven by dividend yield. Although we do not conduct formal benchmarking studies of ownership guidelines, the ownership guidelines and the administration of the program are reviewed annually by the Compensation Committee with advice from the Committee’s consultant.

Review of Tally Sheets

At least annually (with the most recent pro forma April 1st version presented in February 2011), the Committee reviews tally sheets for each of the named executive officers that reflect all components of compensation, including base salary, short term and long term incentive compensation, retirement benefits, deferred compensation benefits, death benefits, and benefits or payments that would be payable in connection with a change in control or termination of employment. Tally sheets are provided to the Committee to show how various compensation and benefits amounts are interrelated and how changes in one component of compensation impact other components and to enable Committee members to quantify amounts payable upon various termination scenarios.

Change in Control

We have change in control agreements with our named executive officers that are intended to help ensure the executives’ continued full attention to our business needs in the event we were to become the subject of the types of change in control transactions described in the agreements. The agreements are for a one-year term but renew automatically each year unless action is taken by the Board to modify or terminate them. In December 2010, the agreements automatically renewed for an additional year. In order to be eligible for benefits, the executive’s employment must be terminated following a change in control so that these agreements are subject to a “double trigger.” The Board has also determined that it will no longer include an excise tax gross-up payment in new and materially amended change in control agreements with our named executive officers. For a more detailed discussion, refer to “Potential Payments upon Change in Control or Termination” on page 53.

Benefits

We have maintained a defined benefit plan for eligible employees since 1953 to help employees provide for retirement and to attract and retain employees. In addition, we maintain a benefit restoration plan as a nonqualified supplemental retirement plan to generally provide for benefits in excess of those available under the retirement plan due to annual limits imposed by the Internal Revenue Code. Changes in base salary and/or short term incentive compensation affect benefits payable under the retirement plan and the benefit restoration plan. A description of the retirement plan and benefit restoration plan begins under “Pension Benefits” on page 49. The present value of the accumulated benefits under the plans for each named executive officer is set forth in the Pension Benefits table on page 50.

We also maintain a savings plan designed to encourage all employees to help provide for their own retirement and to attract and retain employees. Our savings restoration plan is a nonqualified plan that provides for matching contributions not available under the savings plan due to Internal Revenue Code limits. Base salary and short term incentive compensation are included as eligible plan compensation under the provisions of the savings plan and the savings restoration plan. A description of the savings plan and the savings restoration plan begins on page 51. Matching contributions to the plans for the named executive officers are included in the footnote to the All Other Compensation column of the Summary Compensation Table.

The named executive officers may defer salary and short term incentive compensation under our deferred compensation plan. A description of the plan begins on page 52. The above-market portion of the 2010 aggregate earnings is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

We also maintain an executive benefits plan for certain executives who were employed as of July 1, 1996 (Messrs. McClanahan and Standish) that provides death benefits. In 1996, we determined this benefit was no longer competitive in the market and consequently froze entry into this plan at that time. Only two of our named executive officers participate in this plan. See footnote 8(f) to the Summary Compensation Table for a description of the plan and the estimated aggregate incremental benefit during 2010.

We also have an executive life insurance plan providing endorsement split-dollar life insurance in the form of a death benefit for designated executives who were employed as of December 31, 2001, including all of our current named executive officers, except Mr. Harper who was not an employee at the time. The purpose of this plan is to assist the executive’s beneficiaries with the impact of estate taxes on deferred compensation plan distributions. See footnote 8(e) to the Summary Compensation Table for a description of the plan.

Tax Considerations

We periodically evaluate our executive compensation programs in light of Section 162(m) of the Internal Revenue Code. This section generally limits the tax deductibility of compensation in excess of $1 million for certain executive officers, unless the compensation meets rules qualifying it as performance-based compensation. Generally, we intend to structure our compensation programs in a manner that maximizes tax deductibility. The Committee recognizes, however, that there may be situations in which the best interests of shareholders are served by administering some elements of compensation in a way that may not meet the requirements for performance-based compensation under Section 162(m). Currently, payments to a company’s chief financial officer are not subject to the limitations of Section 162(m).

Our change in control agreements described above for our named executive officers provide a gross-up payment to cover any excise tax an executive is determined to owe on an “excess parachute payment”; however, the Board has determined that it will no longer include excise tax gross-up payment provisions in new and materially amended change in control agreements with our named executive officers. The total change in control payment is subject to a reduction of up to 10% if such reduction would avoid triggering excise tax. For additional discussion, refer to “Potential Payments upon Change in Control or Termination” on page 53.

Our executive plans and agreements that are subject to Section 409A of the Internal Revenue Code are intended to comply with Section 409A of the Internal Revenue Code.

Executive Compensation Tables

The following tables show compensation information for our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers for the one-year periods ended December 31, 2010, 2009 and 2008.

Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Position	Year	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	Total ($)

David M. McClanahan	2010	1,090,000	—	2,120,558	—	1,166,300	637,718	378,694	5,393,270
President and Chief	2009	1,060,000	—	2,119,970	—	954,000	3,022,798	461,769	7,618,537
Executive Officer	2008	1,052,500	—	2,058,980	—	1,578,750	1,541,022	257,519	6,488,771
Gary L. Whitlock	2010	520,000	—	706,663	—	499,200	64,002	98,532	1,888,397
Executive Vice	2009	505,000	—	707,195	—	435,563	74,806	106,081	1,828,645
President and Chief	2008	497,500	—	682,251	—	604,463	34,523	105,402	1,924,139
Financial Officer
Scott E. Rozzell	2010	486,250	—	664,460	—	466,801	61,037	90,728	1,769,276
Executive Vice	2009	475,000	—	665,339	—	409,688	71,819	98,358	1,720,204
President, General	2008	467,500	—	640,640	—	568,013	33,345	97,761	1,807,259
Counsel and
Corporate Secretary
Thomas R. Standish	2010	486,249	—	639,876	—	460,055	345,966	160,285	2,092,431
Senior Vice	2009	457,000	—	640,375	—	442,147	721,048	189,216	2,449,786
President and Group	2008	448,000	84,000	616,031	—	420,000	421,768	99,751	2,089,550
President, Regulated Operations
C. Gregory Harper(1)	2010	351,250	—	306,368	—	361,437	31,431	33,421	1,083,907
Senior Vice	2009	340,000	—	306,153	—	261,800	14,008	20,921	942,882
President and Group	2008	21,893	200,000	635,000	—	—	540	1,225	858,658
President, Pipelines and Field Services

(1)	Upon beginning employment with the Company in December 2008, Mr. Harper was paid a cash bonus of $200,000 and was awarded 50,000 shares of stock, a third of which vest annually contingent on his continued employment with the Company.

(2)	The named executive officers did not receive base salary increases in 2009. The differences in base salaries between 2009 and 2008 for Messrs. McClanahan, Whitlock, Rozzell and Standish are due to the fact that increases in base salary for 2008 did not become effective until April 1, 2008. Mr. Harper began employment with the Company in December 2008 at an annual base salary of $340,000.

(3)	The 2008 bonus to Mr. Standish was in recognition of his leadership in restoring service when Hurricane Ike struck the Houston area in 2008. This amount represented a discretionary payment above the amount earned pursuant to achieved performance objectives under our short term incentive plan.

(4)	Reported amounts in the table above represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 based on the target achievement level of the underlying performance conditions as of the grant date. For purposes of the tables above and below, the effects of estimated forfeitures are excluded. Please also refer to the Grants of Plan-Based Awards for Fiscal Year 2010 table on page 38 and the accompanying footnotes.

The maximum value of stock awards assuming the highest achievement level of the performance conditions is as follows:

		Maximum Value of
		Stock Awards
Name	Year	($)

McClanahan	2010	2,862,533
	2009	2,862,003
	2008	2,779,700
Whitlock	2010	954,130
	2009	954,601
	2008	920,966
Rozzell	2010	897,219
	2009	898,028
	2008	864,710
Standish	2010	863,897
	2009	864,308
	2008	831,646
Harper	2010	413,369
	2009	413,276

(5)	CenterPoint Energy has not granted stock options since 2004.

(6)	Non-Equity Incentive Plan Compensation represents short term incentive awards earned with respect to performance in the designated year and paid in the following year. For more information on the 2010 short term incentive awards, refer to the Grants of Plan-Based Awards for Fiscal Year 2010 table on page 38 and the accompanying footnotes.

(7)	The two components of the 2010 Change in Pension Value and Nonqualified Deferred Compensation Earnings are as follows:

		Above Market
	Change in	Earnings on Nonqualified
	Pension Value	Deferred Compensation	Total
Name	($)(a)	($)(b)	($)

McClanahan	586,230	51,488	637,718
Whitlock	63,868	134	64,002
Rozzell	61,037	—	61,037
Standish	330,063	15,903	345,966
Harper	29,144	2,287	31,431

(a)	The Change in Pension Value is the difference in the present value of accumulated benefits under our retirement plan and the related benefit restoration plans from December 31, 2009 to December 31, 2010. Benefits are assumed to commence as of the earliest age that an individual could retire without a reduction in benefits. The present value as of December 31, 2009 assumed a discount rate of 5.70% and lump sum conversion interest rates of 4.70%, 5.45% and 5.70% for benefits paid within the first 5 years, 6th through 20th years, and all remaining years, respectively. The present value as of December 31, 2010 assumed a discount rate of 5.25% and lump sum conversion interest rates of 4.25%, 5.0% and 5.25% for benefits paid within the first 5 years, 6th through 20th years, and all remaining years, respectively. Refer to the narrative accompanying the Pension Benefits table on page 50 for a more detailed discussion of the present value calculation.

(b)	Above Market Earnings consist of the amounts that exceed 120% of the applicable federal long-term rate at the time the interest rate was set. In 1985, CenterPoint Energy entered into corporate-owned life insurance policies on the lives of Messrs. McClanahan and Standish who contributed to the 1985 deferred compensation plan. These policies were entered into with their consent. Proceeds upon their deaths are payable to CenterPoint Energy and are available to offset the benefit payments from the plan.

(8)	The following table sets forth the elements of All Other Compensation for 2010:

					Annual
					Value of
					Executive
		Contributions to	Contributions to		(Death)
		Vested and	Vested and		Benefit
		Unvested Defined	Unvested Defined		Plan
	Tax	Contribution Plans	Contribution Plans	Insurance	(change in
	Reimbursements	(qualified)	(nonqualified)	Premiums	PVAB)	Total All Other
Name(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)	Compensation ($)

McClanahan	3,647	14,700	107,940	77,334	175,073	378,694
Whitlock	1,741	14,700	42,634	39,457	—	98,532
Rozzell	1,625	14,700	39,056	35,347	—	90,728
Standish	1,419	14,700	39,924	31,347	72,895	160,285
Harper	—	14,700	18,003	718	—	33,421

(a)	None of the named executive officers received perquisites valued in excess of $10,000.

(b)	The tax reimbursement amounts shown are gross-up payments equal to the after-tax cost of imputed income that the named executive officers are required to recognize as a result of coverage under the executive life insurance plan described in footnote (e) below. The gross-up payment is provided in accordance with the terms of each officer’s agreement. The gross-up payments are calculated assuming the highest individual income tax rate is applicable.

(c)	These amounts represent CenterPoint Energy’s contributions to the savings plan, which is described under “Savings Plan and Savings Restoration Plans” on page 51.

(d)	These amounts represent benefits accrued under the savings restoration plan, which is described under “Savings Plan and Savings Restoration Plans” on page 51.

(e)	The insurance premium amounts include annual premiums we pay to provide life insurance coverage, long-term disability coverage and coverage under an executive life insurance plan providing split-dollar life insurance. The executive life insurance plan provides endorsement split-dollar life insurance, with coverage continuing after the executive’s termination of service at age 65 or later. If the participant leaves after age 55 and prior to age 65, benefits under the plan will cease unless the Compensation Committee elects to continue the coverage. With the exception of Mr. Harper, all named executive officers have single-life coverage equal to two times current salary. Upon the death of the insured, CenterPoint Energy will receive any balance of the insurance proceeds payable in excess of the specified death benefit.

(f)	These amounts include the estimated aggregate incremental benefit during 2010 of providing benefits under our executive benefit plan for Messrs. McClanahan and Standish who participate in this plan pursuant to individual contractual agreements originally entered into in 1986 and 1993, respectively. If death occurs during active employment, the plan provides for a benefit of 100% of the executive’s current base salary for one year and then 50% of base salary for nine years. The plan also provides that if the executive retires after reaching age 65, CenterPoint Energy will pay an annual benefit equal to 50% of the executive’s annual base salary at the time of retirement for six years after his death. If the executive terminates employment prior to reaching age 65, all benefits are forfeited. Benefits have been calculated assuming retirement at age 65 and using base salary in effect at the end of the year for which the calculation was made. No pre-retirement mortality or terminations are assumed. In 1986, CenterPoint Energy entered into a corporate-owned life insurance policy on the life of Mr. McClanahan who participates in the executive benefit plan. This policy was entered into with his consent. Proceeds upon his death are payable to CenterPoint Energy and are available to offset the benefit payments from the plan.

Grants of Plan-Based Awards for Fiscal Year 2010

The following table presents the non-equity and equity incentive plan-based awards granted during 2010. The grant date fair value of stock awards is based on the probable achievement level of the underlying performance conditions as of the grant date at the closing price on the grant date, which was $14.21 for the February 24, 2010 grants.

					Estimated Future Payouts Under
					Equity Incentive Plan Awards(2)
		Estimated Possible Payouts Under						Grant Date
		Non-Equity Incentive Plan Awards(1)			Threshold:	Target:	Maximum:	Fair Value
	Grant	Threshold	Target	Maximum	Number of	Number of	Number of	of Stock
Name	Date	($)	($)	($)	Shares (#)	Shares (#)	Shares (#)	Awards ($)

David M. McClanahan	2/24/10	545,000	1,090,000	2,180,000	—	44,800	—	636,608
	2/24/10				17,405	34,810	52,215	494,650
	2/24/10				17,405	34,810	52,215	494,650
	2/24/10				17,405	34,810	52,215	494,650
Gary L. Whitlock	2/24/10	195,000	390,000	690,300	—	14,900	—	211,729
	2/24/10				5,805	11,610	17,415	164,978
	2/24/10				5,805	11,610	17,415	164,978
	2/24/10				5,805	11,610	17,415	164,978
Scott E. Rozzell	2/24/10	182,344	364,688	645,497	—	14,000	—	198,940
	2/24/10				5,460	10,920	16,380	155,173
	2/24/10				5,460	10,920	16,380	155,173
	2/24/10				5,460	10,920	16,380	155,173
Thomas R. Standish	2/24/10	175,593	351,187	597,017	—	13,500	—	191,835
	2/24/10				5,255	10,510	15,765	149,347
	2/24/10				5,255	10,510	15,765	149,347
	2/24/10				5,255	10,510	15,765	149,347
C. Gregory Harper	2/24/10	122,938	245,875	445,034	—	6,500	—	92,365
	2/24/10				2,510	5,020	7,530	71,334
	2/24/10				2,510	5,020	7,530	71,334
	2/24/10				2,510	5,020	7,530	71,334

There were no other stock or option awards granted during the year.

(1)	The estimated possible payouts under non-equity incentive plan awards are based on the terms of our February 2010 grants under the short term incentive plan. Based on the goals adopted in 2010, the maximum possible payout amount (as shown in the Maximum column) is 200% of target for Mr. McClanahan, 177% of target for Messrs. Whitlock and Rozzell, 170% of target for Mr. Standish, and 181% of target for Mr. Harper. The amounts reflected in the Maximum column include the impact of achievement at the exceptional level with regard to core operating income performance objectives. Actual amounts paid in 2011 for 2010 performance are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. In addition, the maximum possible payout to any named executive officer under the terms of the short term incentive plan is 200% of that individual’s target. Any amount awarded by the Compensation Committee to an individual executive officer in excess of the actual performance level of the underlying performance objectives is reflected in the Summary Compensation Table in the Bonus column.

(2)	The grants of equity incentive plan awards consist of two types of awards for each named executive officer: a stock award covering a number of shares listed in the Target: Number of Shares column in the first line for each officer, and three performance share awards, for which threshold, target and maximum numbers of shares are shown in the columns under Estimated Future Payouts Under Equity Incentive Plan Awards in the second, third and fourth lines for each officer. Both the stock awards and the performance share awards accrue dividend equivalents over the vesting period or performance cycle, respectively, at the same level as dividends earned by shareholders on shares of common stock outstanding. Dividend equivalents on the earned and vested shares will be paid in cash. These awards are granted under our long term incentive plan. Refer to Note (3) to the Outstanding Equity Awards at Fiscal Year-End 2010 table for the vesting date of each of these awards.

Non-Equity Incentive Plan Awards

For our short term incentive plan, the following thresholds had to be met before any payouts for the 2010 plan year occurred:

•	After-tax income from continuing operations had to exceed the common dividends paid; and

•	Core Operating Income had to equal or exceed $950 million.

Short Term Incentive Targets.  The base salary and short term incentive target for each of our named executive officers for the 2010 plan year were as follows:

	McClanahan	Whitlock	Rozzell	Standish	Harper

Base salary earned in 2010	$1,090,000	$520,000	$486,250	$468,249	$351,250
Target short term incentive award percentage for 2010	100%	75%	75%	75%	70%

Funding of the Short Term Incentive Plan Awards.  The achievement of performance objectives, which the Compensation Committee establishes and approves annually, is used to determine the funding of the short term incentive plan for the year. For each performance objective, a target performance level is established at the beginning of the year. If actual performance is achieved at that target level, the plan is funded at 100% for that performance objective. A threshold level of achievement is also established for the performance objective. Achievement must meet at least the threshold level for any funding to be provided on that performance objective. At the threshold level, funding for that performance objective is 50% of the target amount. Similarly, a maximum level of performance is established for each performance objective, which results in funding for that objective at 150% of the target amount if the maximum level of performance is achieved. An exceptional achievement level is established at 200% of target for performance objectives related to core operating income. Linear interpolation is used to determine funding for performance between achievement levels. The maximum funded amount under the plan is limited based on the percentage achievement level of the applicable performance objectives and the base salary earned multiplied by the applicable executive’s short term incentive target. The performance objectives for each of our named executive officers used to determine the level of funding for their 2010 short term incentive plan awards were as follows:

	Performance
Performance	Objectives Actual	Weightings of Performance Objectives
Objectives	Achievement	McClanahan	Whitlock	Rozzell	Standish	Harper

CenterPoint Energy Core Operating Income	107%	100%	40%	40%	25%	25%
Business Services Controllable Expenses	150%		20%	20%
Competitive Natural Gas Sales and Services Business Operating Income	0%		2.4%	2.4%
Composite Electric Transmission & Distribution Goal Achievement	140%		14.4%	14.4%	37.5%
Composite Natural Gas Distribution Goal Achievement	158%		7.6%	7.6%	37.5%
Composite Interstate Pipelines Goal Achievement	161%		10.4%	10.4%		45%
Composite Field Services Goal Achievement	170%		5.2%	5.2%		30%
Total Weightings		100%	100%	100%	100%	100%
Funded Achievement Level		107%	128%	128%	131%	147%
Awarded Level		107%	128%	128%	131%	147%

Each of the performance objectives is described in detail below.

To determine Core Operating Income, we adjust our reported operating income to remove the effect of specified items, either positive or negative, to reflect true operational business performance in the period being measured. Adjustments are the following:

•	plus or minus income or loss (excluding allowance for funds used during construction) from any partnership in which the company holds an equity interest, which is recorded as equity income per accounting rules. Partnership income or loss from the Southeast Supply Header Pipeline joint venture is adjusted to reflect any financing that is different than the plan;

•	plus or minus amounts recorded in other income/expense associated with noncontrolling interests;

•	plus or minus income or loss related to the company’s stranded cost recovery and system restoration bonds;

•	plus or minus any mark-to-market accounting entries and net natural gas inventory adjustments not reflected in the plan;

•	plus or minus any differences in income from the deployment of Smart Grid related to the U.S. Department of Energy (DOE) stimulus grant than planned;

•	plus any unplanned expenses required by regulation;

•	plus any unplanned restructuring costs (restructuring costs are defined to include termination benefits provided to current employees that are voluntarily or involuntarily terminated; costs to terminate a contract that is not a capital lease; and costs to consolidate facilities or relocate employees);

•	plus impairment of goodwill;

•	plus or minus the financial impacts of any acquisitions, mergers and divestitures, including any impacts not reflected in the plan related to a master limited partnership or joint venture or any special financing arrangements; and

•	plus or minus the financial impacts of any changes in accounting standards.

For 2010, the various levels of achievement for “Core Operating Income,” the most significant performance objective for CenterPoint Energy, as well as each of its business units, were as follows:

	In Millions
	Threshold	Target	Maximum	Exceptional
Organizational Unit	($)	($)	($)	($)

CenterPoint Energy	1,038.0	1,117.0	1,158.0	1,196.0
Electric Transmission & Distribution	366.9	390.3	402.0	417.6
Natural Gas Distribution	195.0	207.4	213.6	221.9
Interstate Pipelines	263.4	274.4	288.1	301.8
Field Services	136.5	142.2	149.3	156.4

The threshold levels above are based on our 2010 business plan, as approved by the Board of Directors, (i) less 4.5% for CenterPoint Energy, (ii) less 6% for Electric Transmission & Distribution and Natural Gas Distribution, and (iii) less 4% for Interstate Pipelines and Field Services. The exceptional levels are based upon exceeding our 2010 approved business plan by 10% for CenterPoint Energy, Interstate Pipelines and Field Services, and 7% for Electric Transmission & Distribution and Natural Gas Distribution.

“Business Services Controllable Expenses” is defined as operation and maintenance expenses reported pursuant to generally accepted accounting principles, adjusted, either positively or negatively, to reflect our view of the true operational performance of Business Services. Performance of this objective is compared to the plan amounts established at the beginning of 2010. For 2010, threshold, target and maximum performance levels for this objective were $226.1 million, $215.3 million and $206.7 million, respectively. Actual business services controllable expenses for 2010 were $205.9 million, resulting in achievement at the maximum level of 150%.

“Competitive Natural Gas Sales and Services Business Operating Income” is defined as reported Operating Income:

•	plus accrued to date short term incentive;

•	plus or minus mark-to-market accounting entries;

•	plus or minus net natural gas inventory adjustments;

•	plus any unplanned expenses required by regulation;

•	plus impairments of goodwill;

•	plus or minus the financial impacts of any changes in accounting standards;

•	plus or minus the financial impacts of any mergers and divestitures, including any impacts not reflected in the plan related to the formation of a master limited partnership or joint venture or any special financing arrangements; and

•	plus unplanned restructuring costs.

For the Competitive Natural Gas Sales and Services business unit, performance of this objective is compared to the plan amounts established at the beginning of 2010. For 2010, threshold, target, maximum and exceptional performance levels for this objective were $30.0 million, $55.0 million, $73.0 million and $90.0 million, respectively. The actual Competitive Natural Gas Sales and Services Business Operating Income for 2010 was $6.6 million, resulting in 0% achievement as the threshold performance objective was not met.

“Controllable Expenditures” as used below for the business units is adjusted for the financial impacts of any acquisitions, mergers and divestitures (including master limited partnerships or joint ventures), changes in accounting standards and any differences from the deployment of Smart Grid related to the DOE stimulus grant than planned, and is defined as:

•	Operations and Maintenance Expenses (excluding transmission cost of service and adjusted for expenses above plan to detect diversion that are recoverable by retail electric providers);

•	minus energy efficiency costs (which includes mandated spending and tracked costs but excludes bonus achievement for the Minnesota conservation incentive program costs, energy efficiency costs, gas affordability program and any similar newly approved regulatory mechanisms);

•	plus planned restructuring expenses;

•	minus actual restructuring expenses;

•	minus Home Service Plus direct labor costs incurred to generate revenue;

•	minus lease costs related to additional trailers used to generate revenue for Mobile Energy Solutions;

•	plus capital expenditures (excluding allowance for funds used during construction; adjusted for significant projects planned in 2010 but carried over to future periods; extraordinary capital projects outside of the scope of the business units’ capital budgets and changes to capital projects that receive contemporaneous written approval from the CenterPoint Energy Executive Committee or Board of Directors; and unplanned projects required by regulation);

•	minus additional unplanned expenses required by regulators;

•	plus or minus any impacts of stranded cost recovery and system restoration bonds; and

•	plus or minus any changes in the allocation of meter reading costs between Natural Gas Distribution and Electric Transmission and Distribution to plan.

“Modified Cash Flow” as used below for the business units is defined as Core Operating Income:

•	plus depreciation and amortization;

•	minus capital expenditures (excluding allowance for funds used during construction; extraordinary capital projects outside the scope of the business units’ capital budgets, and changes to capital projects that receive contemporaneous written approval from the CenterPoint Energy Executive Committee or Board of Directors; and unplanned projects required by regulation);

•	adjusted for significant projects planned in 2010 but carried over to future periods;

•	adjusted to include capital expenditures incurred for partnerships adjusted for any financing that is different than plan;

•	adjusted for the financial impacts of any acquisitions, mergers and divestures (including master limited partnerships or joint ventures); and

•	adjusted for the financial impacts of any changes in accounting standards.

“Controllable O&M and Maintenance Capital” as used below for the business units is adjusted for the financial impacts of any acquisitions, mergers and divestitures (including master limited partnerships or joint ventures) and any changes in accounting standards, and is defined as:

•	all operation and maintenance expenses;

•	minus Business Services allocations;

•	minus Pipelines allocations;

•	minus benefits;

•	plus maintenance capital;

•	minus unplanned expenses attributable to new growth projects approved by the CenterPoint Energy Executive Committee or the Board of Directors;

•	minus unplanned restructuring costs; and

•	minus unplanned expenses required by regulation.

The performance levels are based on the 2010 business plan approved by the Board of Directors.

Electric Transmission & Distribution

The Electric Transmission & Distribution performance objective achievement consisted of the following:

	($ in Millions)					Actual
	Threshold	Target	Maximum	Exceptional	Weight	#	%

Financial
Core Operating Income	$366.9	$390.3	$402.0	$417.6	15%	$411.8	181%
Controllable Expenditures	$1,033.3	$984.1	$944.7	—	31%	$963.8	126%
Operational Performance
Composite of Smart Grid Achievement(1)	(1)	(1)	(1)	—	15%	(1)	149%
Reliability — System Average Interruption Duration Index (SAIDI)	109	104	99	—	15%	86.15	150%
Safety
Recordable Incident Rate (RIR)	4.29	4.08	3.86	—	8%	3.27	150%
Lost Time Incident Rate (LTIR)	0.72	0.68	0.65	—	8%	0.75	0%
Preventable Vehicle Incident Rate (PVIR)	3.55	3.37	3.20	—	8%	3.40	92%
Business Unit Achievement							140%

(1)	Composite of Smart Grid Achievement consists of three operational performance measures. Each of the three performance measures, along with their respective threshold, target, maximum and actual results are as follows:

				Actual
	Threshold	Target	Maximum	#	%

Percentage of installed accepted and approved meters that provide daily registered readings	95%	97%	99%	99%	150%
Percentage of 15 minute data slots collected on a 24-hour basis	93%	95%	97%	97%	145%
Percentage of service orders electronically completed	80%	87%	93%	93%	150%

Natural Gas Distribution

The Natural Gas Distribution performance objective achievement consisted of the following:

	($ in Millions)					Actual
	Threshold	Target	Maximum	Exceptional	Weight	#	%

Financial
Core Operating Income	$195.0	$207.4	$213.6	$221.9	25%	$232.0	200%
Controllable Expenditures	$824.6	$785.3	$753.9	—	42%	$750.2	150%
Operational Performance
Safety
RIR	3.22	3.13	3.04	—	10%	2.70	150%
LTIR	0.92	0.89	0.86	—	10%	0.96	0%
PVIR	2.18	2.12	2.06	—	13%	1.80	150%
Business Unit Achievement							158%

Interstate Pipelines

The Interstate Pipelines performance objective achievement consisted of the following:

	($ in Millions)					Actual
	Threshold	Target	Maximum	Exceptional	Weight	#	%

Financial
Core Operating Income	$263.4	$274.4	$288.1	$301.8	50%	$288.7	152%
Modified Cash Flow	$137.6	$155.4	$168.7	—	17%	$177.8	150%
Operational Performance
Fuel Efficiency Carthage to Perryville Fuel	1.00%	0.90%	0.80%	—	9%	0.38%	150%
FERC Compliance	100% by 12/31/2010	100% by 12/15/2010	<=5 discrepancies per quarter	—	8%	<=5 discrepancies per quarter	150%
RIR	1.88	1.54	1.20	—	8%	1.17	150%
Compliance Index	99.00	99.23	99.46	—	8%	99.78	150%
Business Unit Achievement							161%

Field Services

The Field Services performance objective achievement consisted of the following:

	($ in Millions)					Actual
	Threshold	Target	Maximum	Exceptional	Weight	#	%

Financial
Core Operating Income	$136.5	$142.2	$149.3	$156.4	50%	$161.4	200%
Controllable O&M and Maintenance Capital	$79.8	$76.0	$72.2	—	17%	$68.1	150%
Operational Performance
Receipt Point Pressure					9%	98.7%	150%
If receipt point pressure is below 98.5	95%	97%	98.5%	—
If receipt point pressure is above 99.5	102%	101%	99.5%	—
Service Star System Availability	97%	98%	100%	—	8%	99.9%	148%
Well Connects	375	425	450	—	8%	452	150%
RIR	2.50	1.67	1.25	—	8%	0.67	150%
Business Unit Achievement							170%

Example of Funding and Distribution of the Short Term Incentive Plan Awards

The following example is provided to illustrate the funding and distribution of the short term incentive plan. For purposes of this example, we have assumed a base salary earned of $500,000, a short term incentive plan target of 75% and a funded achievement level of 120%.

Funding of the Short Term Incentive Plan Award:

Base salary earned during the year	$500,000
Short term incentive plan target percentage	X 75%

Target individual award amount	$375,000
Funded achievement level	X 120%

Funding of the short term incentive plan award	$450,000

Distribution of the Short Term Incentive Plan Award:

Funding of the short term incentive plan award per above	$450,000
Formulaic award percentage	X 50%

Formulaic portion paid	$225,000

Any amount paid above the formulaic portion is at the discretion of the Committee.

Equity Incentive Plan Awards

Long Term Incentive Plan Awards Granted in February 2010.  To determine the amount of long term incentive compensation granted, each named executive officer’s base salary was multiplied by his long term incentive target percentage. The resulting amount of long term incentive compensation for each of the awards of performance shares and stock awards was then divided by the closing price of our common stock on the New York Stock Exchange on February 24, 2010. The grants were determined as follows:

Description	McClanahan	Whitlock	Rozzell	Standish	Harper

Base Salary as of 12/31/2009	$1,060,000	$505,000	$475,000	$457,000	$340,000
Long term incentive target	200%	140%	140%	140%	90%
Long term incentive compensation at target	$2,120,000	$707,000	$665,000	$639,800	$306,000
Performance share portion (70%)	$1,484,000	$494,900	$465,500	$447,860	$214,200
Performance shares granted at target (rounded)	104,430	34,830	32,760	31,530	15,060
Stock award portion (30%)	$636,000	$212,100	$199,500	$191,940	$91,800
Stock award shares granted at target (rounded)	44,800	14,900	14,000	13,500	6,500

Performance Shares.  Participants received three separate, equal awards totaling the performance shares granted at target shown above, with vesting of each award based on one of the independent performance objectives listed below:

Threshold
Performance	Achievement	Target Achievement	Maximum Achievement
Objectives	(50%)	(100%)	(150%)

Total shareholder return based upon companies in the S&P Utility Index regulated subset	Top 60th percentile	Linear interpolation between Threshold and Maximum achievement	3rd position or higher
Core operating income	$3.308 billion	$3.483 billion	$3.583 billion
Modified cash flow	$1.687 billion	$1.877 billion	$1.977 billion

Total Shareholder Return

One performance share award vests based on total shareholder return achieved in comparison to a subset of 18 companies (including CenterPoint Energy) in the S&P Utility Index as of January 1, 2010. Maximum achievement (150% of target) requires CenterPoint Energy to rank third or higher in that comparison, but no shares would vest if the company achieves below the top 60th percentile in that comparison (threshold level). For this performance objective, the target number of performance shares granted will vest using linear interpolation between the threshold and maximum achievement levels.

The 18 companies included in our regulated company subset of the S&P Utility Index as of January 1, 2010 were:

American Electric Power Company, Inc.	Pepco Holdings, Inc.
CenterPoint Energy, Inc.	PG&E Corporation
CMS Energy Corporation	Pinnacle West Capital Corporation
Consolidated Edison, Inc.	Progress Energy, Inc.
DTE Energy Company	SCANA Corporation
Duke Energy Corporation	Southern Company
Integrys Energy Group Inc.	TECO Energy, Inc.
Nisource Inc.	Wisconsin Energy Corporation
Northeast Utilities	Xcel Energy Inc.

Core Operating Income

One performance share award vests based on core operating income reported over the three-year cycle for the award, with maximum achievement (150% of target) being reached if core operating income reaches the maximum level, but no shares would vest if core operating income is below the threshold level. The target number of performance shares granted would vest if core operating income reaches the target level.

Core Operating Income used to determine the vesting of performance share awards is based on reported operating income adjusted to remove the effect of specified items, either positive or negative, to reflect our view of the true operational business performance in the period being measured. Adjustments are the following:

•	plus or minus income or loss (excluding allowance for funds used during construction) from any partnerships in which the company holds an equity interest, which is recorded as equity income per accounting rules (partnership income or loss from the Southeast Supply Header Pipeline joint venture is adjusted to reflect any financing that is different than the plan) as well as amounts recorded in other income/expense associated with noncontrolling interests;

•	plus or minus income or loss related to the company’s stranded cost recovery and system restoration bonds;

•	plus or minus any mark-to-market accounting entries and net natural gas inventory adjustments not reflected in the plan;

•	plus or minus any differences in income from the deployment of Smart Grid related to the DOE stimulus grant than planned;

•	plus any unplanned expenses required by regulation;

•	plus restructuring costs to be incurred in 2012 (including termination benefits provided to current employees that are voluntarily or involuntarily terminated; costs to terminate a contract that is not a capital lease; and costs to consolidate facilities or relocate employees);

•	plus impairments of goodwill;

•	plus or minus the financial impacts of any acquisitions, mergers and divestitures, including any impacts not reflected in the plan related to a master limited partnership or joint venture or any special financing arrangements; and

•	plus or minus the financial impacts of any changes in accounting standards.

Modified Cash Flow

One performance share award vests based on modified cash flow reported over the three-year cycle for the award, with maximum achievement (150% of target) being reached if modified cash flow reaches the maximum level, but no shares would vest if modified cash flow is less than the threshold level. The target number of performance shares granted would vest if modified cash flow reaches the target level.

Modified Cash Flow used to determine the vesting of performance share awards begins with our reported operating income, adjusted for those items, either positively or negatively, to reflect our view of the true operational business performance in the period being measured, as defined below:

Core Operating Income, as calculated above for determining the vesting of performance share awards:

•	plus depreciation and amortization included in the calculation of the Core Operating Income performance objective (excluding Transportation Depreciation);

•	minus capital expenditures (excluding allowance for funds used during construction; unplanned projects required by regulation), including capital expenditures incurred for partnerships (adjusted for any financing that is different than plan);

•	plus or minus the impacts of any differences from the deployment of Smart Grid related to the DOE stimulus grant than planned;

•	plus or minus the impacts of significant capital projects or changes to capital projects approved by the Board of Directors not included in the plan;

•	plus or minus the impacts to capital expenditures of any acquisitions, mergers and divestitures (including any master limited partnership or joint venture); and

•	plus or minus the impacts to capital expenditures of any changes in accounting standards.

Refer to “Compensation Discussion and Analysis — Elements of Compensation — Long Term Incentives” for a discussion of vesting and dividend rights associated with awards under our long term incentive plan.

Stock Awards.  Participants received a stock award of shares of CenterPoint Energy common stock, as shown in the table on page 45. Vesting of the stock awards requires CenterPoint Energy to have declared cash dividends on its common stock during the three-year vesting period totaling at least $2.34 per share and continuous service by the recipient through the three-year vesting period; provided, however, that retirement eligible” participants (age 55 with five years of service) who terminate employment will receive a payment under the award, if any, based on the actual achievement of the performance objective at the end of the vesting period with any such amount pro-rated for the period of their employment during the vesting period.

Outstanding Equity Awards At Fiscal Year-End 2010

The following table provides information regarding the outstanding equity awards held by our named executive officers as of December 31, 2010. The closing stock price on the New York Stock Exchange on December 31, 2010 was $15.72.

	Option Awards(1)					Stock Awards(1)
								Equity	Equity
								Incentive	Incentive
			Equity					Plan	Plan
			Incentive				Market	Awards:	Awards:
			Plan				Value of	Number of	Market or
	Number		Awards:			Number	Shares	Unearned	Payout Value
	of	Number of	Number of			of Shares	or Units	Shares,	of Unearned
	Securities	Securities	Securities			or Units	of Stock	Units or	Shares, Units
	Underlying	Underlying	Underlying			of Stock	That	Other	or Other
	Unexercised	Unexercised	Unexercised	Option		That	Have	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(2)	($)	(#)(3)	($)

McClanahan	148,864	—	—	31.9786	3/5/2011	—	—	360,020	5,659,514
	203,377	—	—	6.4378	3/4/2012	—	—	—	—
	103,900	—	—	5.6400	3/3/2013	—	—	—	—
	106,100	—	—	10.9200	3/2/2014	—	—	—	—
Whitlock	26,522	—	—	21.6777	7/31/2011	—	—	119,970	1,885,928
	40,600	—	—	5.6400	3/3/2013	—	—	—	—
	35,200	—	—	10.9200	3/2/2014	—	—	—	—
Rozzell	62,767	—	—	31.9786	3/5/2011	—	—	112,830	1,773,688
	74,263	—	—	31.1347	4/1/2011	—	—	—	—
	56,539	—	—	6.4378	3/4/2012	—	—	—	—
	37,100	—	—	10.9200	3/2/2014	—	—	—	—
Standish	41,254	—	—	31.9786	3/5/2011	—	—	108,590	1,707,035
	29,100	—	—	5.6400	3/3/2013	—	—	—	—
	24,800	—	—	10.9200	3/2/2014	—	—	—	—
Harper	—	—	—	—	—	16,666	261,990	46,210	726,421

(1)	None of the awards have been transferred.

(2)	Mr. Harper’s remaining shares of his stock award granted upon his employment will vest on December 10, 2011.

(3)	Outstanding stock awards with performance objectives will fully vest on the following dates:

	Type of
Grant Date	Stock Award	Vesting Date	McClanahan	Whitlock	Rozzell	Standish	Harper

February 20, 2008	Stock Award	February 20, 2011	40,100	13,300	12,500	12,000	—
February 18, 2009	Performance Shares	December 31, 2011	119,490	39,840	37,470	36,060	17,250
February 18, 2009	Stock Award	February 18, 2012	51,200	17,100	16,100	15,500	7,400
February 24, 2010	Performance Shares	December 31, 2012	104,430	34,830	32,760	31,530	15,060
February 24, 2010	Stock Award	February 24, 2013	44,800	14,900	14,000	13,500	6,500

Total			360,020	119,970	112,830	108,590	46,210

Option Exercises and Stock Vested for Fiscal Year 2010

The following table indicates the number and value of stock options exercised and stock awards vested during 2010.

	Option Awards		Stock Awards(1)
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

McClanahan	—	—	103,436	1,816,256
Whitlock	76,597	767,770	32,762	576,705
Rozzell	—	—	30,916	544,046
Standish	54,106	545,486	27,982	494,170
Harper	—	—	16,667	290,172

(1)	For each of the named executive officers, the Stock Awards consist of the following:

					Stock Award Granted
	Performance Share Awards		Stock Award Granted		December 10, 2008
	for the 2008-2010		February 21, 2007		That Vested
	Performance Cycle		That Vested February 21, 2010		December 10, 2010
	Number of	Value Realized	Number of	Value Realized	Number of	Value Realized
	Shares	on Vesting(a)	Shares	on Vesting(b)	Shares	on Vesting(c)
Name	(#)	($)	(#)	($)	(#)	($)

McClanahan	71,136	1,279,914	32,300	536,342	—	—
Whitlock	23,562	423,939	9,200	152,766	—	—
Rozzell	22,116	397,922	8,800	146,124	—	—
Standish	21,282	382,916	6,700	111,254	—	—
Harper	—	—	—	—	16,667	290,172

(a)	Value Realized on Vesting for the performance share awards was determined using the average of the high and low market prices of our common stock ($15.525) on the New York Stock Exchange on the date on which the performance achievement levels were approved by the Compensation Committee, together with a dividend equivalent amount equal to the dividends accrued during the performance period ($2.4675 per share) on our shares of common stock. The number of performance shares vested was determined based on an overall achievement level of 76%.

(b)	Value Realized on Vesting for the stock awards was determined using the average of the high and low market prices of our common stock ($14.41) on the New York Stock Exchange on the vesting date together with dividend equivalents per share during the vesting period of $2.195.

(c)	Value Realized on Vesting for the stock awards was determined using the average of the high and low market prices on our common stock ($15.87) on the New York Stock Exchange on the vesting date together with dividend equivalents per share during the vesting period of $1.54.

Pension Benefits

Pension benefits for our named executive officers are provided under a tax-qualified defined benefit pension plan — the CenterPoint Energy Retirement Plan. In addition, our named executive officers are eligible for benefits under a benefit restoration plan, also a defined benefit plan. Participants are fully vested in both plans after three years of service. For all employees hired on or after January 1, 1999 (which includes Messrs. Whitlock, Rozzell and Harper), participants accumulated a retirement benefit based upon a cash balance formula of four percent of base salary and short term incentive compensation through December 31, 2008. For all employees hired prior to January 1, 1999 (which includes Messrs. McClanahan and Standish), benefits accrued based on a participant’s years of service, final average pay and covered compensation through December 31, 2008. Beginning January 1, 2009, this final average pay formula benefit under the retirement plan was frozen as to any future accruals. The lump sum value of the age-65 annuity for all final average pay formula participants was calculated using an interest conversion rate of 4.52% as of January 1, 2009. This lump sum amount will continue to grow annually with interest, based on the 30-year Treasury rate from the prior November, until commencement of the benefit. Effective January 1, 2009 all participants are eligible for a retirement benefit based on a cash balance formula of five percent of base salary and short term incentive compensation. Benefits that may not be provided under the retirement plan because of Internal Revenue Code annual limits on benefits and compensation are made in a bookkeeping account under the benefit restoration plan. This excess benefit amount is determined based on the final average pay formula and the cash balance formula under the retirement plan, as applicable. In order to comply with the requirements under Section 409A of the Internal Revenue Code, we established the CenterPoint Energy Benefit Restoration Plan (“CNP Benefit Restoration Plan”) for excess benefits that accrued or vested from and after 2005. This plan is subject to Section 409A. Benefits accrued under this plan are generally paid in a lump sum six months following separation from service, and all of our named executive officers participate in this plan. Messrs. McClanahan and Standish also have a benefit under the 1991 CenterPoint Energy Benefit Restoration Plan (“1991 Benefit Restoration Plan”), which provides for excess benefits that were earned and vested prior to 2005. The 1991 Benefit Restoration Plan is not subject to Section 409A, and benefits under this plan are paid at the same time and in the same form and manner as distributions from the retirement plan. The benefit restoration plans also provide for the inclusion of short term incentive compensation in the final average pay formula for calculating benefits for certain executives, including Messrs. McClanahan and Standish. Neither benefit restoration plan provides any past service credits or accelerated service benefits.

The table below provides information regarding our named executive officers’ accumulated benefits under our retirement and benefit restoration plans.

		Number of	Present Value
		Years	of Accumulated	Payments
		Credited	Benefit	during 2010
Name	Plan Name	Service	($)	($)

Final Average Pay Formula(1)
McClanahan	Retirement Plan	36.4	1,579,621	—
	CNP Benefit Restoration Plan	36.4	7,813,855	—
	1991 Benefit Restoration Plan	36.4	7,403,725	—
Standish	Retirement Plan	29.0	1,186,723	—
	CNP Benefit Restoration Plan	29.0	1,617,752	—
	1991 Benefit Restoration Plan	29.0	991,470	—
Cash Balance Formula(2)
Whitlock	Retirement Plan	9.4	102,467	—
	CNP Benefit Restoration Plan	9.4	232,077	—
Rozzell	Retirement Plan	9.8	104,237	—
	CNP Benefit Restoration Plan	9.8	232,422	—
Harper	Retirement Plan	2.1	23,007	—
	CNP Benefit Restoration Plan	2.1	20,685	—

(1)	Through December 31, 2008, Messrs. McClanahan and Standish accrued benefits based on years of service, final average pay and covered compensation, which we refer to as the final average pay (FAP) formula. Final average pay means the highest base salary for 36 consecutive months out of the 120 consecutive months immediately preceding the earlier of retirement or December 31, 2008. Messrs. McClanahan and Standish’s retirement plan benefit is calculated under the following formula:

1.5% x FAP x Service + [.44% x (FAP — Social Security Covered Compensation) x Service]

In the final average pay formula, the maximum service is 35 years. In addition, the age 65 benefit is not reduced for early retirement if retirement occurs at age 60 or later with at least 30 years of service. Early retirement subsidies are also provided for participants who are age 55 or older with at least 30 years of service. Messrs. McClanahan and Standish also accrued a benefit under the benefit restoration plans based on the final average pay formula as if the Internal Revenue Code limits did not apply. In addition, short term incentive compensation is included in the formula for calculating the benefit payable under the benefit restoration plans for certain key officers, including Messrs. McClanahan and Standish. Beginning in 2009, Messrs. McClanahan and Standish accrued a benefit under the CNP Benefit Restoration Plan based on the cash balance formula as if the Internal Revenue Code compensation limits did not apply. In addition, under a supplemental agreement, Mr. McClanahan was credited with approximately seven months of service with a subsidiary company (valued at $295,120 as of December 31, 2010) for purposes of the final average pay formula.

The present value for Messrs. McClanahan and Standish was calculated based on benefits accrued through December 31, 2010 assuming retirement at the earliest age without a reduction in benefits (at least age 60 with at least 30 years of service). The calculation assumes the participant is equally likely to commence the benefit in the form of a single life annuity or a lump sum distribution. The single life annuity is the normal form of benefit under the plan. Mortality assumptions for discounting annuities are based on the RP-2000 Combined Healthy Mortality Table projected to 2010 using Scale AA and an interest rate of 5.25%. The lump sum distribution is calculated as the greater of the cash balance amount and the present value of the accrued benefit commencing at age 65 assuming interest rates of 4.25%, 5.0% and 5.25%, for benefits paid within the first five years, 6th through 20th years and all remaining years, respectively and using the mortality table prescribed by Section 417(e)(3) of the Internal Revenue Code. The interest rate for discounting payments back to December 31, 2010 was 5.25%. These assumptions, where applicable, are the same assumptions disclosed in “Stock Based Incentive Compensation Plans and Employee Benefit Plans — Pension and Postretirement Benefits” in Note 6(b) in our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010.

(2)	Messrs. Whitlock, Rozzell and Harper’s benefits are based solely on the cash balance formula under the retirement plan. Interest accrues in the current year at the “applicable interest rate” prescribed under the Internal Revenue Code for the previous November based upon the account balance as of the end of the previous year. The interest rate for the 2010 plan year was 4.31%. In addition, Messrs. Whitlock, Rozzell and Harper accrued an excess benefit amount under the CNP Benefit Restoration Plan based on the cash balance formula as if the Internal Revenue Code annual benefit and compensation limits did not apply. Mr. Harper will become fully vested as of December 8, 2011.

The present value for Messrs. Whitlock, Rozzell and Harper was calculated based on benefits accrued through December 31, 2010 payable at age 65 (the earliest retirement age where the benefit is not reduced). Account balances are assumed to accumulate interest credits until age 65 at 4.75%. Since this is a cash balance plan, the lump sum payment is equal to the participant’s account balance at retirement. The single life annuity is calculated by dividing the account balance by the present value factor of an immediate single life annuity assuming interest rates of 4.25%, 5.0% and 5.25% for benefits paid within the first five years, 6th through 20th years and all remaining years, respectively and using the mortality table prescribed by Section 417(e)(3) of the Internal Revenue Code. To calculate the present value of the benefit in the table, mortality assumptions are based on the RP-2000 Combined Healthy Mortality Table projected to 2010 using Scale AA, and the interest rate for discounting payments back to December 31, 2010 is 5.25%.

Savings Plan and Savings Restoration Plans

Our savings plan provides that participants may contribute up to 50% on a pre-tax basis of their plan-eligible compensation. In addition, we make a matching contribution of 100% of the first 6% contributed by employees on a payroll-period basis and has discontinued the discretionary match under the savings plan. Payment options under the savings plan include (i) a lump sum payment or (ii) annual, semi-annual, quarterly or monthly installments over a period elected by the participant, not to exceed ten years. Once the annual compensation limit under the Internal Revenue Code is reached in the savings plan, CenterPoint Energy’s matching contribution is made in a bookkeeping account under the savings restoration plan. In order to comply with the provisions under Section 409A of the Internal Revenue Code, we established the CenterPoint Energy Savings Restoration Plan (“CNP Savings Restoration Plan”) for all benefits earned or vested from and after 2005, and this plan is subject to Section 409A. Benefits under the CNP Savings Restoration Plan are paid in a lump sum following the participant’s separation from service. Benefits earned and vested prior to 2005 are payable under the 1991 CenterPoint Energy Savings Restoration Plan (“1991 Savings Restoration Plan”), and no new benefits are provided from and after 2005 under this plan. The 1991 Savings Restoration Plan is not subject to Section 409A, and benefits are paid under this plan at the same time and in the same form and manner as distributions payable from the savings plan. Earnings on both restoration plans are based on each participant’s annual rate of return on their account in the savings plan. Participants are not permitted to make voluntary deferrals into either savings restoration plan.

Deferred Compensation Plans

Our current deferred compensation plan permits eligible key employees to elect voluntarily each year to defer a percentage of up to 90% of salary and/or short term incentive compensation. The Company amended the Deferred Compensation Plan as of December 31, 2007, renamed it the 1989 Deferred Compensation Plan and froze the plan to new participants and benefit accruals as of December 31, 2007. Effective January 1, 2008, obligations with respect to deferrals under the 1989 Deferred Compensation Plan after December 31, 2004, along with all associated earnings were transferred to and are paid from the 2005 Deferred Compensation Plan, which was adopted effective as of January 1, 2008, to replace the 1989 Deferred Compensation Plan. References to our deferred compensation plan include both our 2005 Deferred Compensation Plan, which covers amounts subject to Section 409A, as well as our 1989 Deferred Compensation Plan, which covers amounts which are exempt from Section 409A. Under the terms of our deferred compensation plan, interest accrues on deferrals at a rate adjusted annually equal to the average yield during the year of the Moody’s Long-Term Corporate Bond Index plus two percent. Participants in the plan currently may elect to receive distributions of their deferred compensation and interest in three ways: (i) an early distribution of either 50% or 100% of their account balance in any year that is at least four years from the year of deferral or, if earlier, the year in which they attain age 65, (ii) a lump sum distribution upon retirement or (iii) 15 annual installments commencing upon retirement. If a participant terminates employment prior to age 55, a lump sum distribution of his or her deferral amount plus interest, calculated using the Moody’s rate and excluding the additional two percentage points, will be made regardless of his or her form of election. For deferrals under the 2005 Deferred Compensation Plan, if a participant terminates employment after age 55, the deferral amount plus interest (including the additional two percent) will be paid in accordance with the participant’s distribution elections, in either a lump sum payment in the January after his or her termination or 15 annual installments commencing upon his or her separation from service. For deferrals under the 1989 Deferred Compensation Plan, if a participant terminates employment from and after age 55 but prior to age 60, the deferral amount plus interest (including the additional two percent) will be paid in accordance with the participant’s distribution elections, in either a lump sum payment in the January after his or her separation from service or 15 annual installments commencing upon his or her separation from service. If a participant terminates employment after age 60 under the 1989 Deferred Compensation Plan, the deferral amount plus interest, including the additional two percent, will be paid in accordance with the participant’s distribution elections after he or she reaches age 65. None of the named executive officers elected to defer monies in the plan during 2010.

From 1985 to 1988, we offered the 1985 Deferred Compensation Plan that permitted participants to elect to defer all or part of their eligible compensation in those years. Higher fixed interest rates were available for deferrals made under the 1985 Deferred Compensation Plan as a result of higher prevailing market rates at that time. Distribution payments generally follow the same procedures described above for 15 annual installments; however, the fixed interest rate established at the time of deferral is used.

Each of our deferred compensation plans discussed above is a nonqualified, unfunded plan, and the employees are general, unsecured creditors of CenterPoint Energy. No fund or other assets of CenterPoint Energy have been set aside or segregated to pay benefits under any of these plans. Please refer to “Rabbi Trust” under “Potential Payments upon Change in Control or Termination” on page 58 for funding of the plans upon a change in control.

Nonqualified Deferred Compensation Table

The following table provides information with respect to benefits under the deferred compensation plans and the savings restoration plans.

		Company	Aggregate	Aggregate	Aggregate
		Contributions	Earnings	Withdrawals/	Balance at
		in 2010	in 2010	Distributions	December 31, 2010
Name	Plan Name	($)(1)	($)(2)	($)	($)

McClanahan	1989 Deferred Compensation Plan	—	109,724	—	1,577,136
	1985 Deferred Compensation Plan(3)	—	45,507	—	285,019
	CNP Savings Restoration Plan	107,940	125,774	—	1,028,677
	1991 Savings Restoration Plan	—	78,462	—	641,720
Whitlock	1989 Deferred Compensation Plan	—	396	—	5,691
	CNP Savings Restoration Plan	42,634	38,737	—	364,260
	1991 Savings Restoration Plan	—	22,038	—	207,228
Rozzell	CNP Savings Restoration Plan	39,056	41,200	—	352,613
	1991 Savings Restoration Plan	—	24,818	—	212,409
Standish	1989 Deferred Compensation Plan	—	17,870	—	256,854
	1985 Deferred Compensation Plan(3)	—	31,460	—	197,038
	CNP Savings Restoration Plan	39,924	33,004	—	272,163
	1991 Savings Restoration Plan	—	16,294	—	134,364
Harper	CNP Savings Restoration Plan	18,003	3,818	—	28,611

(1)	The Company Contributions in 2010 column for the savings restoration plans include employer matching contributions that could not be made to the savings plan due to limitations under the Internal Revenue Code. Our contributions to the savings plan and the savings restoration plans for the named executive officers are also included in the footnote to the All Other Compensation column of the Summary Compensation Table.

(2)	Aggregate Earnings in 2010 consist of earnings on prior plan deferrals. This interest rate for 2010 for the 1989 Deferred Compensation Plan was 7.48% with interest compounded annually. Messrs. McClanahan, Whitlock and Standish have deferrals under this plan.

The interest crediting rate under the terms of the 1985 Deferred Compensation Plan was a fixed rate based upon the age of the participant at the time of deferral. Messrs. McClanahan and Standish are the only named executive officers who previously deferred under this plan and their interest crediting rate is 19%, with interest compounded annually. The above-market portion of these 2010 aggregate earnings is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Aggregate Earnings in 2010 also includes gains and losses on both savings restoration plans determined based on the participant’s balances as of January 1, 2010 plus any matching contributions credited for that year. The gains and losses are calculated using the annualized rate of return for the participant’s account in the Savings Plan based on the investment funds selected under the Savings Plan by the participant.

(3)	In 1985, CenterPoint Energy entered into corporate-owned life insurance policies on the lives of Messrs. McClanahan and Standish who contributed to the 1985 Deferred Compensation Plan. These policies were entered into with their consent. Proceeds upon their deaths are payable to CenterPoint Energy and are available to offset the benefit payments from the plan.

Potential Payments upon Change in Control or Termination

In December 2003, the Compensation Committee recommended to the Board of Directors the adoption of change in control agreements for selected executives to help ensure the executives’ continued full attention to business needs in the event of any change in control transaction as described in the agreements. Those agreements became effective in January 2004. The agreements were slightly modified through December 2008 to comply with final regulations under Section 409A of the Internal Revenue Code. In addition, the Board of Directors approved the adoption of a change in control agreement for Mr. Harper effective January 1, 2009, following his employment with us in December 2008. The amounts payable under the agreement were initially determined based on direction and input from the Committee’s consultant and a review of peer group companies. Our change in control agreements with certain executives, including each of our named executive officers, provide for payments and other benefits in the event a covered termination of employment occurs within two years after the completion of a transaction that effects a change in control. A change in control will be deemed to occur under the agreements if:

•	any person or group becomes the direct or indirect beneficial owner of 30% or more of our outstanding voting securities, unless these securities are acquired directly from CenterPoint Energy;

•	the members of our Board on the date of the agreement, and successors designated as provided in the agreement, cease to constitute a majority of the Board;

•	there is a merger or consolidation of, or involving, CenterPoint Energy unless:

•	more than 70% of the surviving corporation’s outstanding voting securities are owned by former shareholders of CenterPoint Energy,

•	if the transaction involves CenterPoint Energy’s acquisition of another entity, the total fair market value of the consideration plus long-term debt of business being acquired does not exceed 50% of the total fair market value of CenterPoint Energy’s outstanding voting securities, plus CenterPoint Energy’s consolidated long-term debt,

•	no person is the direct or indirect beneficial owner of 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from the transaction, and

•	a majority of the members of the board of directors of the parent corporation resulting from the transaction were members of our Board immediately prior to consummation of the transaction; or

•	there is a sale or disposition of 70% or more of CenterPoint Energy’s assets unless:

•	individuals and entities that were beneficial owners of CenterPoint Energy’s outstanding voting securities immediately prior to the asset sale are the direct or indirect beneficial owners of more than 70% of the then outstanding voting securities of CenterPoint Energy (if it continues to exist) and of the entity that acquires the largest portion of the assets (or the entity that owns a majority of the outstanding voting stock of the acquiring entity), and

•	a majority of the members of our Board (if CenterPoint Energy continues to exist) and of the entity that acquires the largest portion of the assets (or the entity that owns a majority of the outstanding voting stock of the acquiring entity) were members of our Board immediately prior to the asset sale.

Under these agreements, a covered termination occurs if the officer’s employment is terminated for reasons other than death, disability (as defined in our long-term disability plan), termination on or after age 65, involuntary termination for cause (as defined), or resignation of the officer unless such resignation is due to (a) a failure to maintain the officer in his position or a substantially equivalent position; (b) a significant adverse change in the authorities, powers, functions, responsibilities or duties held; (c) a reduction in the officer’s base salary; (d) a significant reduction in the officer’s qualified, nonqualified and welfare benefits; (e) a reduction in the officer’s overall compensation; (f) a change in the location of the officer’s principal place of employment by more than 50 miles; or (g) a failure to provide directors’ and officers’ liability insurance covering the officer.

The agreements provide that we will pay an officer experiencing a covered termination of employment a lump sum amount equal to three times the sum of the officer’s base salary plus short term incentive award at target (two times for Messrs. Standish and Harper). For officers who are not age 55 or older with five years of service, the agreements also provide for a short term incentive lump sum payment based on eligible earnings to the date of termination multiplied by his short term incentive target. All named executive officers other than Mr. Harper meet the age and service requirements and therefore would be entitled to a similar pro rata short term incentive payment under the terms of the short term incentive plan. Three years of service (two years for Messrs. Standish and Harper) will be added for benefit purposes under the retirement plan, and such additional benefit will be paid in the same time and manner that the officer’s benefit under the benefit restoration plan is paid. In addition, the agreements provide for welfare benefits for a period of two years, career transition placement services and the reimbursement of legal fees incurred related to the severance. The agreements also provide for us to make a tax gross-up payment to the officer if the officer is determined to owe any excise tax under Section 4999 of the Internal Revenue Code on “excess parachute payments”; however, the Board has determined that it will no longer include excise tax gross-up payment provisions in new or materially amended change in control agreements with our named executive officers. Excess parachute payments are defined in Section 280G(b) of the Internal Revenue Code and may include payments under the change in control agreements or other agreements or arrangements, including the change in control provisions of the long term incentive plan awards described below. The tax gross-up payment would be an amount sufficient to make the officer whole, after payment of applicable taxes, including excise taxes, interest and penalties assessed. The total change in control payment is subject to a reduction of up to 10% if such reduction would avoid triggering excise tax.

The change in control agreements are not “negotiated” between CenterPoint Energy and the executives covered by those agreements. Instead, the terms of the agreements and the executives to whom the agreements are offered are approved by the Board of Directors based on the recommendation of the Compensation Committee, with input from the Committee’s consultant. The approved form of agreement is then offered to the designated executives to accept or decline. Our Chief Executive Officer and the Committee’s consultant provide input to the Committee in identifying the participants. Each year the agreements are reviewed by the Committee, with input and review by the Committee’s independent compensation consultant. Although no enhancements have been made to benefits payable under the agreements since the initial approval in 2003, the form of the agreements was revised in 2007, following a review by the Committee’s consultant, to (i) reduce the length of change in control protection from three years to two years for certain executives, (ii) eliminate certain benefits and (iii) limit the term of the agreements to one year with annual review by the Committee to determine whether to continue the agreements. The agreements have also been revised to ensure compliance with Section 409A of the Internal Revenue Code.

An officer must sign a waiver and release in connection with any claims relating to the executive’s employment with or separation from the Company prior to receiving any benefits under the change in control agreement. The agreements also provide that for one year following a covered termination, an officer is prohibited from hiring or soliciting any employees to leave our employment or solicit or attempt to solicit the business of any of our customers or acquisition prospects. In addition, for one year following a covered termination, an officer is prohibited, without prior written consent, from engaging in any business or accepting employment with or rendering services to a business that is in competition with us. These non-solicit and non-compete restrictions are limited to a 50-mile radius around any geographical area in which we engage in operations or marketing of products or services. The term of the agreements is one year, and they renew automatically for successive one-year terms unless the Board takes action to revise or terminate them.

Change in control provisions in our current long term incentive plan.  The change in control agreements described above do not provide for any payments related to outstanding awards under our current long term incentive plan. The terms of outstanding awards to the named executive officers under our current long term incentive plan require us to make payments to these officers in the event of a change in control (which has the same definition contained in the change in control agreements), without regard to whether the officer’s employment is terminated. The different outstanding award types under the long term incentive plan are treated as follows:

Stock Awards.  We would be required to settle rights relating to unvested stock awards by delivering to the officers shares of our common stock, without regard to whether any performance-based vesting conditions have been satisfied, together with shares having a market value equal to accrued dividend equivalents on those shares. Alternatively, the Compensation Committee could elect to settle these rights by paying cash in an amount equal to the fair market value of the shares otherwise deliverable.

Performance Shares.  We would be required to settle rights relating to unvested performance shares by delivering the number of shares that would be required if performance was at the target achievement level plus dividend equivalent shares as described above. Alternatively, the Compensation Committee could elect to settle these rights by paying cash in an amount equal to the fair market value of the shares otherwise deliverable.

Options.  We would be required to settle unexercised stock options from our current long term incentive plan in cash for a per share amount equal to the excess of the fair market value of the common stock over the exercise price.

Payments in the event of change in control.  The table below presents amounts that would have been payable in settlement of outstanding awards under our long term incentive plans if a change in control had occurred on December 31, 2010. It also presents amounts that would have been payable and the value of benefits provided under the change in control agreements assuming a covered termination of employment occurred on December 31, 2010 following a change in control. The numbers in the table and the accompanying footnotes have been rounded to the nearest one thousand dollars.

Type of Payment	McClanahan	Whitlock	Rozzell	Standish	Harper

Severance amount	$6,611,000	$2,761,000	$2,577,000	$1,655,000	$1,209,000
Short term incentive plan(1)	1,090,000	520,000	486,000	468,000	246,000
Long term incentive plan:(2)
Performance shares	5,593,000	1,861,000	1,750,000	1,684,000	559,000
Stock awards	2,372,000	789,000	742,000	714,000	532,000
Stock options(3)	3,444,000	578,000	703,000	412,000	—
Benefit restoration plan(4)	389,000	196,000	186,000	95,000	67,000
Health and welfare benefits	22,000	22,000	22,000	22,000	20,000
Outplacement	6,000	6,000	6,000	6,000	6,000

Total benefit	19,527,000	6,733,000	6,472,000	5,056,000	2,639,000

Excise tax gross-up(5)	—	—	—	—	962,000

Total payment	$19,527,000	$6,733,000	$6,472,000	$5,056,000	$3,601,000

(1)	Under the terms of our short term incentive plan, an individual age 55 or older with at least five years of service is eligible for a pro rata payment at the actual level of achievement, without regard to whether it is preceded by a change in control, based on his eligible earnings to the date of termination multiplied by his short term incentive target. Messrs. McClanahan, Whitlock, Rozzell and Standish satisfy the retirement provisions under the plan, and a change in control does not impact this payment. Mr. Harper does not satisfy the retirement provisions under the plan. Refer to “— Payments upon termination of employment.” For purposes of the table above, the target level of achievement has been assumed.

(2)	Under the terms of our long term incentive plans for grants prior to 2010, amounts payable in shares would be converted to dollars using the New York Stock Exchange average of the high and low market prices on the date on which the change in control occurred (which would be $15.75). For purposes of the calculations, amounts that would be payable in shares have been converted to dollars using the New York Stock Exchange closing price for CenterPoint Energy common stock on December 31, 2010 (which was $15.72). The change in control provisions under our current long term incentive plan are not conditioned upon termination of employment. The payments are determined as described under “Potential Payments upon Change in Control — Change in control provisions in our current long term incentive plan.” Amounts shown for the long term incentive plan in this table include amounts in the “Payments upon termination of employment” table below.

(3)	The amounts shown represent the cash payment the officers would receive upon a change in control for all outstanding options as of December 31, 2010 granted under our current long term incentive plan. As of March 3, 2007, the named executive officers were fully vested in all outstanding options and could realize the gain on the options at any time through normal exercises and market sales of the shares acquired.

(4)	Amounts shown consist of the increase in cash balance accounts that would result from crediting an additional three years of service and interest for Messrs. McClanahan, Whitlock and Rozzell and an additional two years of service and interest for Messrs. Standish and Harper. For purposes of calculating these amounts, balances were projected with the 2011 interest credit rate of 4.19%. Immediate commencement of the benefit was also assumed.

(5)	The excise tax gross-up amount is calculated in accordance with Internal Revenue Code Section 280G and takes into account all applicable payments under the change in control agreements as well as those under the current long term incentive plan. For purposes of the excise tax gross-up amount, 120% of the relevant applicable federal rate was used to discount certain annuity-type benefit payments. For purposes of this table, no portion of the severance amount has been allocated to non-compete restrictions described above. Depending upon the facts and circumstances, any such allocation may result in a reduction of the excise tax or prevent the excise tax from being triggered for a particular executive.

Upon a change in control, each named executive officer would also receive payment for any fully vested benefits to which he is already entitled or which are required to be provided by law. These benefits include those earned under CenterPoint Energy’s retirement, benefit restoration, savings, savings restoration and deferred compensation plans, as well as the continuation of health coverage required by the Consolidated Omnibus Budget Reconciliation Act (COBRA).

Payments upon termination of employment.  Certain benefits are payable to a named executive officer upon his termination of employment other than in the event of a change in control as described above. The table below presents information on the value of short term and long term incentive benefits at the target level of achievement that would be provided if a named executive officer terminated employment as of December 31, 2010. The numbers in the table and the accompanying footnotes have been rounded to the nearest one thousand dollars.

Type of Payment	McClanahan	Whitlock	Rozzell	Standish	Harper

Short term incentive plan(1)	$1,090,000	$520,000	$486,000	$468,000	—
Long term incentive plan:(2)
Performance shares	3,714,000	1,235,000	1,160,000	1,116,000	—
Stock awards	1,465,000	488,000	459,000	441,000	—

Total	$6,269,000	$2,243,000	$2,105,000	$2,025,000	—

(1)	Under the terms of our short term incentive plan, an individual age 55 with five years of service satisfies the retirement provisions under the plan and is eligible for a pro rata plan distribution based on eligible earnings to date multiplied by his short term incentive target at the actual level of achievement. Messrs. McClanahan, Whitlock, Rozzell and Standish satisfy the retirement provisions under the plan, and a termination of employment does not impact this payment. Mr. Harper does not satisfy the retirement provisions under the plan. For purposes of the table above, the target level of achievement has been assumed.

(2)	Under the terms of our long term incentive plans for grants prior to 2010, amounts payable in shares would be converted to dollars using the New York Stock Exchange average of the high and low market prices on the date on which the change in control occurred (which would be $15.75). For purposes of the calculations, amounts that would be payable in shares have been converted to dollars using the New York Stock Exchange closing price for CenterPoint Energy common stock on December 31, 2010 (which was $15.72). Under the terms of our current long term incentive plan, amounts payable in shares would be converted to dollars using the New York Stock Exchange closing price on the date on which the change in control occurred. Under the terms of our current long term incentive plan, an individual age 55 with five years of service satisfies the retirement provisions under the plan and is eligible for a pro rata plan distribution. In the case of performance shares, such distribution is based on the number of days employed in the performance cycle at the target level of achievement for awards granted prior to 2009 and the actual level of achievement for awards granted after 2008. All amounts above have been calculated assuming the target level of achievement. In the case of stock awards, such distribution is based on the number of days employed in the vesting period. Messrs. McClanahan, Whitlock, Rozzell and Standish satisfy the retirement provisions under the plan. Mr. Harper, however, does not satisfy the retirement provisions under the plan.

Upon termination of employment, each named executive officer would also receive payment for any fully vested benefits to which he is already entitled or which are required to be provided by law. These benefits include those earned under CenterPoint Energy’s retirement, benefit restoration, savings, savings restoration and deferred compensation plans, as well as the continuation of health coverage required by COBRA.

Payments upon termination due to death.  If a named executive officer had died on December 31, 2010, the officer’s designated beneficiaries would have been entitled to substantially the same amounts set forth in the table above for payments under the short term and long term incentive plans. All amounts would be paid at the time of death. The table below presents information on the value of the benefits also payable if a named executive officer had died on December 31, 2010. The numbers in the table and the accompanying footnotes have been rounded to the nearest one thousand dollars. The beneficiaries would be entitled to the following amounts:

Type of Payment	McClanahan(1)	Whitlock	Rozzell	Standish	Harper

Executive life insurance plan	$2,200,000	$1,050,000	$980,000	$944,000	$—
Executive benefit plan	6,050,000	—	—	2,596,000	—
Basic life insurance	50,000	50,000	50,000	50,000	50,000

Total	$8,300,000	$1,100,000	$1,030,000	$3,590,000	$50,000

(1)	In 1986, CenterPoint Energy entered into a corporate-owned life insurance policy on the life of Mr. McClanahan who participates in the executive benefit plan. This policy was entered into with his consent. Proceeds upon his death are payable to CenterPoint Energy and are available to offset the benefit payments from the plan.

Each named executive officer’s beneficiaries would also receive payment for any fully vested benefits to which they are already entitled or which are required to be provided by law. These benefits include those earned under CenterPoint Energy’s retirement, benefit restoration, savings, savings restoration and deferred compensation plans, as well as the continuation of health coverage required by COBRA.

Payments upon disability.  If a named executive officer becomes disabled as defined under our long term disability plan, he would receive the long term disability payments stated in the table below as well as the amounts shown above for a termination of employment other than in connection with a change in control. Any unvested options become exercisable under the terms of the current long term incentive plan and remain exercisable for one year.

Type of Payment	McClanahan	Whitlock	Rozzell	Standish	Harper

Long term disability per month(1)	$20,000	$20,000	$20,000	$20,000	$15,000

(1)	Amounts are rounded to the nearest one thousand dollars.

Rabbi Trust

We maintain a trust agreement with an independent trustee establishing a springing rabbi trust for the purpose of funding benefits payable to participants (including each of our named executive officers) under our deferred compensation plans, benefit restoration plans and savings restoration plans and in some instances our long term incentive plan agreements and change in control agreements. The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the Internal Revenue Service as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. Future contributions will be made to the grantor trust if and when required by the provisions of the covered plans or when required by our Benefits Committee. If there is a change in control (defined in substantially the same manner as in the change in control agreements described under “Potential Payments upon Change in Control”), the grantor trust must be fully funded, within 15 days following the change in control, with an amount equal to the entire benefit to which each participant would be entitled under the covered plans as of the date of the change in control (calculated on the basis of the present value of the projected future benefits payable under the covered plans). The assets of the grantor trust are required to be held separate and apart from the other funds of CenterPoint Energy and its subsidiaries, but remain subject to the claims of general creditors under applicable state and federal law.

Equity Compensation Plan Information

The following table sets forth information about CenterPoint Energy’s common stock that may be issued under our existing equity compensation plans as of December 31, 2010.

Number of
	securities to be		Number of
	issued upon	Weighted	securities remaining
	exercise of	average exercise	available for future
	outstanding	price of outstanding	issuance
	options, warrants	options, warrants	under equity
	and rights	and rights	compensation plans

Equity compensation plans approved by security holders(1)	6,854,737 (2)	$19.27	11,642,436(3)
Equity compensation plans not approved by security holders	—	—	—

Totals	6,854,737	$19.27	11,642,436

(1)	Plans approved by shareholders consist of the 1994 Long Term Incentive Compensation Plan, the 2001 Long Term Incentive Plan, the 2009 Long Term Incentive Plan and the Stock Plan for Outside Directors. No future grants may be made under the 1994 and 2001 plans.

(2)	Includes, in addition to shares underlying options, an aggregate of 3,777,518 shares issuable upon settlement of outstanding grants of 2,681,837 performance shares (assuming maximum performance is achieved for performance cycles commencing 2009 and later) and 1,095,681 shares issuable upon settlement of outstanding grants of stock awards.

(3)	The securities remaining available for issuance may be issued in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, performance units and performance shares. The shares remaining available for issuance generally may be used for any of these types of awards, except that the Stock Plan for Outside Directors provides only for awards of common stock.

Report of the Compensation Committee

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in CenterPoint Energy’s proxy statement on Schedule 14A for its 2011 annual meeting, which is incorporated by reference in CenterPoint Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, each as filed with the Securities and Exchange Commission.

Sherman M. Wolff, Chairman
Donald R. Campbell
Derrill Cody
Michael P. Johnson
Janiece M. Longoria
Thomas F. Madison

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of CenterPoint Energy. During 2010, the Audit Committee met six times, including meetings to discuss the interim financial information contained in each quarterly earnings announcement with management and Deloitte & Touche LLP, CenterPoint Energy’s independent registered public accounting firm (independent auditors), prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee (a) obtained from the independent auditors a formal written statement describing all relationships between the auditors and CenterPoint Energy that might bear on the auditors’ independence consistent with applicable Public Company Accounting Oversight Board requirements and (b) discussed with the auditors any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of CenterPoint Energy’s internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications and other matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

Management has the responsibility for the preparation of CenterPoint Energy’s financial statements and for its internal controls and the independent auditors have the responsibility for the examination of those statements and the related audit of internal control over financial reporting. The Audit Committee reviewed and discussed the audited financial statements of CenterPoint Energy as of and for the fiscal year ended December 31, 2010, with management and the independent auditors. The Audit Committee also reviewed and discussed with management and the independent auditors management’s report and the report and attestation of the independent auditors on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that CenterPoint Energy’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission. The Audit Committee also reappointed, subject to ratification, Deloitte & Touche LLP as CenterPoint Energy’s independent auditors for the fiscal year ending December 31, 2011.

Susan O. Rheney, Chairman
Donald R. Campbell
Michael P. Johnson
Robert T. O’Connell
R. A. Walker
Peter S. Wareing

Principal Accounting Firm Fees

Aggregate fees related to services provided to CenterPoint Energy as a consolidated entity for the fiscal years ending December 31, 2010 and 2009 by CenterPoint Energy’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, are set forth below.

	Year Ended December 31,
	2010	2009

Integrated audit of financial statements and internal control over financial reporting(1)	$5,961,700	$5,491,000
Audit-related fees(2)	389,159	404,100

Total audit and audit-related fees	6,350,859	5,895,100
Tax fees	—	—
All other fees	—	—

Total fees	$6,350,859	$5,895,100

(1)	For 2010 and 2009 amounts include fees for services provided by the principal accounting firm relating to the integrated audit for financial statements and internal control over financial reporting, statutory audits, attest services, and regulatory filings.

(2)	For 2010 and 2009 includes fees for consultations concerning financial accounting and reporting standards and various agreed-upon or expanded procedures related to accounting and/or billing records to comply with financial accounting or regulatory reporting matters.

Audit Committee Policies and Procedures for Preapproval of Audit and Non-Audit Services	Consistent with Securities and Exchange Commission policies regarding auditor independence, the Audit Committee is responsible for pre-approving audit and non-audit services performed by the independent auditor. In addition to its approval of the audit engagement, the Audit Committee takes action at least annually to authorize the independent auditor’s performance of several specific types of services within the categories of audit-related services and tax services. Audit-related services include assurance and related services that are reasonably related to the performance of the audit or review of the financial statements or that are traditionally performed by the independent auditor. Authorized tax services include compliance-related services such as services involving tax filings, as well as consulting services such as tax planning, transaction analysis and opinions. Services are subject to pre-approval of the specific engagement if they are outside the specific types of services included in the periodic approvals covering service categories or if they are in excess of specified fee limitations. The Audit Committee may delegate preapproval authority to subcommittees.

During 2010, no preapproval requirements were waived for services included in the Audit-related fees caption of the fee table above pursuant to the limited waiver provisions in applicable rules of the Securities and Exchange Commission.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (ITEM 2)

The Audit Committee has appointed Deloitte & Touche LLP as independent auditors to conduct the annual audit of CenterPoint Energy’s accounts for the year 2011. Deloitte & Touche LLP (and their predecessors) have served as independent auditors for CenterPoint Energy and its predecessors since 1932. Ratification requires the affirmative vote of a majority of the shares of common stock voted for or against the matter. Abstentions and broker non-votes will not affect the outcome of the vote on this item. If the appointment is not ratified by the shareholders, the Audit Committee will reconsider the appointment.

Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they wish. They will be available to respond to appropriate questions from shareholders at the meeting.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2011.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (ITEM 3)

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are providing our shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers at the 2011 Annual Meeting of Shareholders. This item, commonly referred to as a “say-on-pay” vote, provides you, as a CenterPoint Energy shareholder, the opportunity to express your views regarding the compensation of our named executive officers as disclosed in this proxy statement.

The objective of our executive compensation program is to enable us to recruit and retain highly qualified management talent by providing market-based levels of compensation. We have structured our compensation program in order to motivate our executives to achieve individual and business performance objectives by varying their compensation in accordance with the success of our businesses. Highlights of our executive compensation program include the following:

•	Market-Based Compensation Targets. We generally target the market median (50th percentile) for each major element of compensation for our named executive officers. To help ensure market-based levels of compensation, we measure the major elements of compensation annually for a job against available data for similar positions in other companies. In establishing individual incentive targets and awards, the Compensation Committee considers the data provided by its consultant, the level and nature of the executive’s responsibility, the executive’s experience and the Committee’s own qualitative assessment of the executive’s performance.

•	Pay for Performance. We believe that a substantial portion of the compensation for our named executive officers should be “at risk,” meaning that the executives will receive a certain percentage of their total compensation only to the extent CenterPoint Energy and the particular executive accomplish goals established by the Compensation Committee. While compensation targets will to a large extent reflect the market, actual compensation in a given year will vary based on CenterPoint Energy’s performance, and to a lesser extent, on qualitative appraisals of individual performance.

•	2010 Compensation. After not increasing the base salaries of our named executive officers in 2009, the Compensation Committee reviewed and approved increases to base salaries in 2010 ranging from 3.2% to 4.4% for our named executive officers, which were comparable to the average base pay increases for our employees generally. In 2010, the Compensation Committee reviewed, but did not change, the short term and long term incentive targets (expressed as a percentage of base salary earned during the year) for our named executive officers from the target levels established for 2009 incentive compensation.

•	Actions Taken Regarding 2011 Compensation Program. In February 2011, the Compensation Committee reviewed and approved increases to base salaries ranging from 2.7% to 4.2% for our named executive officers, which were comparable to the average base pay increases for our employees generally. The Compensation Committee also reviewed, but did not change, the short term and long term incentive targets (expressed as a percentage of base salary earned during the year) for our named executive officers from the target levels established for 2010 incentive compensation.

•	Stock Ownership Guidelines. We have established executive stock ownership guidelines applicable to our named executive officers in order to appropriately align the interests of our named executive officers with our shareholders’ interests for CenterPoint Energy common stock.

•	Recoupment Policy. We have implemented a policy for the recoupment of short term and/or long term incentive payments in the event an officer is found to have engaged in any fraud, intentional misconduct or gross negligence that leads to a restatement of all, or a portion of, our financial results. This policy permits us to pursue recovery of incentive payments if the payment would have been lower based on the restated financial results.

The discussion under “Compensation Discussion and Analysis” beginning on page 23 describes our executive compensation program and the related decisions made by the Compensation Committee in more detail. We encourage you to read this discussion, as well as the summary compensation table and other related compensation tables and narrative discussion under “Executive Compensation Tables” beginning on page 35, which provides detailed information regarding the compensation of our named executive officers.

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are asking our shareholders to approve the following resolution regarding the compensation of our named executive officers:

RESOLVED, that the shareholders of CenterPoint Energy, Inc. (the “Company”) hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the proxy statement for the Company’s 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Approval of the foregoing resolution requires the affirmative vote of a majority of the shares of common stock entitled to vote and voted for or against this item. Abstentions and broker non-votes will not affect the outcome of the vote on this item.

As an advisory vote, this proposal is not binding upon CenterPoint Energy or the Board of Directors. The final decision on the compensation and benefits of our named executive officers and on whether and how to address the results of the vote remains with the Board of Directors and the Compensation Committee. However, the Board of Directors values the opinions expressed by our shareholders, and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed in this proxy statement.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE SHAREHOLDER ADVISORY VOTES ON
EXECUTIVE COMPENSATION (ITEM 4)

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are providing our shareholders with the opportunity to cast an advisory vote as to how frequently we should hold future advisory votes on the compensation of our named executive officers, or “say-on-pay” votes. As a shareholder, you have the option of voting in favor of holding future say-on-pay votes every one, two or three years, or, alternatively, you may abstain from voting.

After considering the arguments for and against the various alternatives, the Board of Directors recommends that shareholders vote for annual say-on-pay votes instead of the other options being presented. Although we believe our executive compensation program cannot reasonably be judged on the results of a single year, we believe an annual vote provides shareholders with an important vehicle for expressing their views on the effectiveness of our executive compensation program over time. With annual votes, the Compensation Committee will have the benefit of shareholder views on our executive compensation program every year and be able to evaluate changes in those views over time. Since important elements of our program are designed to measure performance over several years, the evaluation of compensation should not be focused merely on results from a single year but instead must be judged on the results achieved over several years. In fact, goals and payout targets must be established early in a year, generally before shareholders have provided their views on the last year’s results, so even annual votes do not provide an opportunity to respond to the results of a given say-on-pay vote. Nevertheless, an annual vote provides the Committee with more frequent indications of the shareholders’ views and should permit those views to be taken into consideration earlier than would be the case if votes are conducted every two or three years.

The proxy card provides shareholders with four choices (every one, two or three years, or abstain). Shareholders are not voting to approve or disapprove the recommendation of the Board of Directors. The time period that receives the highest number of votes cast will be considered the preferred frequency for future “say-on-pay” votes as determined by our shareholders on an advisory basis. Abstentions and broker non-votes will not affect the outcome of the vote on this item.

As an advisory vote, this proposal is not binding upon CenterPoint Energy or the Board of Directors. However, the Board of Directors values the opinions expressed by our shareholders in their vote on this proposal, and will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation. Notwithstanding the recommendation of the Board of Directors and the outcome of the shareholder vote with respect to this item, the Board of Directors may decide to conduct future say-on-pay advisory votes on a different basis and may vary its practice based on factors such as input from our shareholders and the adoption of material changes to our executive compensation program.

The Board of Directors recommends a vote in favor of holding future advisory “say-on-pay” votes annually.

APPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS UNDER SHORT TERM
INCENTIVE PLAN (ITEM 5)

Description of the Proposal

CenterPoint Energy has established and maintains a short term incentive plan (the “STI Plan”) to encourage a high level of corporate performance through the establishment of predetermined corporate, subsidiary or business unit goals. You are being asked to approve the material terms of the performance-based goals under the STI Plan so that awards made to certain of our officers will continue to qualify as performance-based compensation deductible under Section 162(m) of the Internal Revenue Code (the “Code”).

Section 162(m) of the Code limits our ability to deduct for federal income tax purposes certain compensation in excess of $1 million paid to our Chief Executive Officer and our three other most highly compensated officers other than the Chief Financial Officer, unless it is qualified performance-based compensation. Pursuant to the requirements of the Section 162(m) regulations, the material terms of the performance goals of the STI Plan are being submitted for approval by our shareholders. The list of financial or operational factors upon which performance goals may be based under the STI Plan includes all of the same factors approved by our shareholders in 2006, as well as the additional factors of earnings before interest, taxes and depreciation and amortization expense, and expenditure controls. If this item is approved, the STI Plan will be amended to include these two additional factors. The material terms of the performance goals of the STI plan are specifically described below.

The following is a summary of the principal features of the STI Plan. The summary does not purport to be a complete description of all of the plan provisions.

Description of the STI Plan

Plan Administration and Eligibility.  The Compensation Committee of the Board of Directors administers the STI Plan. The Compensation Committee may delegate its duties under the plan to the Chief Executive Officer and to other senior officers of the company. Employees of CenterPoint Energy or any of its subsidiaries who (a) are regular or part-time employees, (b) regularly work at least 20 hours per week, and (c) are employed at least 90 calendar days during the plan year are eligible to participate in the STI Plan.

Awards.  The Compensation Committee determines the terms and conditions of awards and designates the recipients. Generally, awards are based on a percentage of actual base salary or gross wages paid to the participant during the plan year, including vacation, holiday and sick time. For any participant covered by a collective bargaining agreement, compensation is calculated in the manner specified in the collective bargaining agreement. All or part of an award may be subject to conditions established by the Compensation Committee, which may include continuous service, achievement of specific individual and/or business objectives and other measures of performance.

Performance Goals.  Under the STI Plan, the Compensation Committee establishes objective goals within the first 90 days of the performance period or within the first 25% of the performance period, whichever is earlier, and in any event, while the outcome is substantially uncertain. A performance goal is objective if a third party having knowledge of the relevant facts could determine whether the goal has been met. A performance goal may be based on one or more business criteria that apply to the individual, one or more of our business units, or our company as a whole. Performance goals are based on one or more of the following financial or operational factors, as applied to CenterPoint Energy or a business unit, as applicable:

• earnings per share;
• earnings per share growth;
• total shareholder return;
• economic value added;
• cash return on capitalization;
• increased revenue;
• revenue ratios (per employee or per customer);
• net income;
• stock price;
• market share;
• return on equity;
• return on assets;
• return on capital;
• return on capital compared to cost of capital;
• shareholder value;
• net cash flow;

• operating income;
• earnings before interest and taxes;
• earnings before interest, taxes, and depreciation and amortization expense;
• cash flow;
• cash flow from operations;
• cost reductions;
• expenditure controls;
• cost ratios (per employee or per customer);
• proceeds from dispositions;
• project completion time and budget goals;
• net cash flow before financing activities;
• customer growth;
• total market value;
• customer satisfaction; or
• employee safety.

Performance goals need not be based on an increased or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses. Performance goals may also be based on performance relative to companies in the S&P 500 Electric Utilities Index or other designated peer group. The Committee may decrease the amount payable pursuant to a performance award, but in no event may the Committee increase such amount other than as provided in Section 162(m). No participant may be granted performance awards that would result in the payment of more than $3,500,000 per plan year.

Certification of Goals and Payment of Awards.  Before paying any performance award, the Compensation Committee must certify in writing that the applicable performance goals were satisfied. Awards are paid in cash as soon as practicable after the close of the plan year but in no event later than March 15 of the year following the close of the plan year. A participant must generally be an employee on the payment date in order to receive payment of an award. However, if prior to the payment date, a participant dies or terminates employment due to being disabled as defined in our long-term disability plan, the participant will receive, as soon as practicable after the death or termination, an award payment at the target level of achievement prorated to reflect the participant’s earnings in the plan year up to the date of termination. In addition, if a participant terminates employment due to retirement, which is defined as a termination on or after the date the participant attains age 55 with five years of service, the participant will receive an award payment, if any, based on the actual achievement of the applicable performance objectives, prorated to reflect the participant’s earnings in the plan year up to the date of termination, and payment of any such award will be made at the same time payment of awards are made to active participants in the STI Plan. If a participant is an employee on the last day of the plan year but is not an employee on the payment date, then the participant may receive, at the discretion of the Compensation Committee, an award payment. Award payments under the STI Plan are considered compensation under our retirement plan, benefit restoration plan, savings plan and savings restoration plan.

Amendment and Termination of Plan.  The STI Plan may be amended, modified, suspended, or terminated by the Board of Directors in order to address any changes in legal requirements or for any other purpose permitted by law, except that no amendment that would adversely affect the rights of any participant under any award previously granted may be made without the consent of the participant, and no amendment may be effective prior to its approval by our shareholders, if such approval is required by law.

Named Executive Officers’ 2011 Awards.  Goals have been established under the STI Plan for our named executive officers for the 2011 plan year performance period. The table below describes the performance goals and the target annual incentive (expressed as a percentage of base salary earned in 2011) for our named executive officers for the 2011 plan year. Actual performance-based payouts for the 2011 plan year may vary from 0% to 200% of target for Mr. McClanahan, from 0% to 178% of target for Messrs. Whitlock and Rozzell, from 0% to 174% of target for Mr. Standish and from 0% to 180% for Mr. Harper depending on the level of achievement of the performance goals.

Target Annual Incentive
as a percentage of
base salary earned in
Name	2011	Applicable Performance Goals for 2011

David M. McClanahan	100% of base salary	• CenterPoint Energy Core Operating Income

Gary L. Whitlock	75% of base salary	• CenterPoint Energy Core Operating Income
• Business Services Controllable Expenses
• Achievement of certain financial and operational performance goals for each of the following business units:
• Electric Transmission and Distribution
• Interstate Pipelines
• Natural Gas Distribution
• Field Services
• Competitive Natural Gas Sales and Services

Scott E. Rozzell	75% of base salary	• CenterPoint Energy Core Operating Income
• Business Services Controllable Expenses
• Achievement of certain financial and operational performance goals for each of the following business units:
• Electric Transmission and Distribution
• Interstate Pipelines
• Natural Gas Distribution
• Field Services
• Competitive Natural Gas Sales and Services

Thomas R. Standish	75% of base salary	• CenterPoint Energy Core Operating Income;
• Achievement of certain financial and operational performance goals for each of the following business units:
• Electric Transmission and Distribution
• Natural Gas Distribution

C. Gregory Harper	70% of base salary	• CenterPoint Energy Core Operating Income;
• Achievement of certain financial and operational performance goals for each of the following business units:
• Interstate Pipelines
• Field Services

Vote Required and Board Recommendation

The vote required for the approval of the material terms of the performance goals under the STI Plan is the affirmative vote of a majority of the shares of common stock entitled to vote and voted for or against this item. Abstentions and broker non-votes will not affect the outcome of the vote on this item.

The Board of Directors recommends a vote FOR the approval of the material terms of the performance goals of the Short Term Incentive Plan.

APPROVAL OF AMENDMENT TO THE CENTERPOINT ENERGY, INC. STOCK PLAN FOR
OUTSIDE DIRECTORS (ITEM 6)

Description of the Proposal

Our Board of Directors has approved, subject to approval by our shareholders, an amendment to the CenterPoint Energy, Inc. Stock Plan for Outside Directors (as amended to date, the “Director Stock Plan”) to increase the number of shares of common stock reserved for issuance under the Director Stock Plan by 350,000 shares.

The purpose of the Director Stock Plan is to provide a method of compensation for the members of our Board of Directors who are not employees of CenterPoint Energy or any of its subsidiaries that will strengthen the alignment of their financial interests with those of our shareholders. The Director Stock Plan is also intended to (i) enhance our ability to maintain a competitive position in attracting and retaining qualified outside directors who contribute, and are expected to contribute, materially to the success of our company; (ii) provide a means of compensating outside directors whereby the compensation received will have a value dependent on the price of our common stock; and (iii) enhance the interest of the outside directors in our continued success and progress by further aligning each outside director’s interests with those of our shareholders. Stock awards under the Director Stock Plan are in addition to the annual retainer fee and meeting fees earned by outside directors. The number of non-employee director participants to whom the Director Stock Plan, as amended, initially would apply is nine, assuming all director nominees are elected at the 2011 annual meeting.

The Director Stock Plan was originally approved by the shareholders of our predecessor corporation in 1996, and the amendment and restatement of the Director Stock Plan was approved by our shareholders in 2003. The Board of Directors believes the Director Stock Plan is achieving its purpose and desires to have sufficient shares authorized for issuance under the plan to continue participation by our outside directors. The Director Stock Plan, as amended and restated effective May 7, 2003, authorizes the issuance of a total of 350,000 shares of common stock under the plan, and there are currently 43,499 authorized shares remaining for issuance under the plan. Accordingly, we do not believe we will have a sufficient number of shares available to make grants following the current plan year unless the Director Stock Plan is amended to increase the number of authorized shares. If the proposed amendment is approved, the aggregate number of shares of common stock that may be granted during the term of the Director Stock Plan will be increased by 350,000 shares, resulting in a total of 393,499 shares available for grant.

The following is a summary of the principal provisions of the Director Stock Plan and the proposed amendment thereto, copies of which are attached to this proxy statement as Appendix A and B, respectively. This summary does not purport to be a complete description of all of the provisions of the Director Stock Plan and is qualified in its entirety by express reference to the complete text of the Director Stock Plan.

Description of the Director Stock Plan

Under the Director Stock Plan, each non-employee director may be granted an annual stock award of up to 5,000 shares of CenterPoint Energy common stock. The number of shares of common stock granted to non-employee directors is set by the Board of Directors annually. Grants made under the Director Stock Plan on or after April 22, 2010 vest on the first anniversary of the grant date. Grants made under the Director Stock Plan prior to April 22, 2010 vest in one-third increments on the first, second and third anniversaries of the grant date. Grants fully vest in the event of the director’s death while a member of the Board of Directors or upon a change in control (defined in substantially the same manner as in the change in control agreements for certain officers described in “Potential Payments upon Change in Control or Termination” beginning on page 53). Upon vesting of the shares, each director receives, in addition to the shares, a cash payment equal to the amount of dividends and other distributions paid to shareholders since the date of grant. If a director’s service on the Board is terminated for any reason other than death or a change in control, the director forfeits all rights to the unvested portion of the outstanding grants as of the termination date. If the director is 70 years of age or older when he or she ceases to serve on the Board of Directors, the director’s termination date is deemed to be December 31st of the year in which he or she leaves the Board. In addition to the annual grant, a non-employee director may receive a one-time grant of up to

5,000 shares of common stock upon commencing service as a director, subject to the same vesting schedule described above. No awards have been made under the provision allowing one-time initial grants.

Grants under the Director Stock Plan may be made out of the authorized but unissued shares of common stock or by transfer of shares of common stock previously reacquired by CenterPoint Energy. To the extent shares subject to a grant are not issued or delivered as a consequence of termination of service prior to vesting, the shares will be added back to those available for grant. The number of shares issuable in connection with any annual or initial grant and the aggregate number of shares remaining available for issuance under the Director Stock Plan will be proportionately adjusted to reflect any subdivision or combination of the outstanding shares of common stock or dividend payable in shares of common stock. On March 1, 2011, the last reported sales price of our common stock on the New York Stock Exchange was $15.64 per share.

The Director Stock Plan will continue until the available number of shares authorized under the Director Stock Plan is exhausted unless it is terminated prior to that time by action of the Board of Directors. The Board of Directors may from time to time amend, modify, or suspend the Director Stock Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law except that no amendment or alteration shall be effective prior to shareholder approval to the extent such approval is then required by applicable legal requirements. Except for the limitation based on legal requirements, the Director Stock Plan does not restrict the nature of amendments that may be made without shareholder approval, including amendments that would increase the cost of the Director Stock Plan to CenterPoint Energy.

Vote Required and Board Recommendation

The vote required for approval of the proposed amendment to the Director Stock Plan is the affirmative vote of a majority of the shares of common stock entitled to vote and voted with respect to this item, provided that the total votes cast on the proposal (including abstentions) represent a majority of the shares of our common stock entitled to vote on the proposal. Abstentions will be treated as votes cast against this item. Broker non-votes will not affect the outcome of the voting on the proposal, except that they could prevent the total votes cast with respect to the proposal from representing a majority of the shares entitled to vote on the proposal, in which event the plan amendment to the Director Stock Plan would not be approved. If the amendment is not so approved, it will not become effective, and the Director Stock Plan will continue in effect in its current form.

The Board of Directors recommends a vote “FOR” the approval of the proposed amendment to the CenterPoint Energy, Inc. Stock Plan for Outside Directors.

General Information	We began mailing this proxy statement and the accompanying proxy card to shareholders on March 11, 2011. The proxy statement and proxy card are being furnished at the direction of the Board of Directors. We will pay all solicitation costs, including the fee of Morrow & Co., who will help us solicit proxies, of $9,500, plus expenses. We will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock. In addition, certain of our directors, officers and employees may solicit proxies by telephone and personal contact.

The Board of Directors does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be properly presented to the meeting by others. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best, unless you withhold authority to do so in the proxy card.

Shareholder Proposals for 2012 Annual Meeting	Any shareholder who intends to present a proposal at the 2012 annual meeting of shareholders and who requests inclusion of the proposal in CenterPoint Energy’s proxy statement and form of proxy in accordance with applicable rules of the Securities and Exchange Commission must file such proposal with us by November 12, 2011.

Our bylaws also require advance notice of other proposals by shareholders to be presented for action at an annual meeting. In the case of the 2012 annual meeting, the required notice must be received by our Corporate Secretary between October 24, 2011 and January 22, 2012. The bylaws require that the proposal must constitute a proper subject to be brought before the meeting and that the notice must contain prescribed information, including a description of the proposal and the reasons for bringing it before the meeting, proof of the proponent’s status as a shareholder and the number of shares held and a description of all arrangements and understandings between the proponent and anyone else in connection with the proposal as well as other procedural requirements. If the proposal is for an amendment of the bylaws, the notice must also include the text of the proposal and be accompanied by an opinion of counsel to the effect the proposal would not conflict with our Restated Articles of Incorporation or Texas law. A copy of the bylaws describing the requirements for notice of shareholder proposals may be obtained on our website at www.centerpointenergy.com.

Director Nominations for 2012 Annual Meeting	Our bylaws provide that a shareholder may nominate a director for election if the shareholder sends a notice to our Corporate Secretary identifying any other person making such nomination with the shareholder and providing proof of shareholder status. This notice must be received at our principal executive offices between October 24, 2011 and January 22, 2012. The shareholder must also provide the documentation and information about the nominee required by our bylaws, including information about the nominee that would be required to be disclosed in the proxy statement. CenterPoint Energy is not required to include any shareholder proposed nominee in the proxy statement. You may obtain a copy of the bylaws describing the requirements for nomination of director candidates by shareholders on our website at www.centerpointenergy.com.

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. We believe that during the fiscal year ended December 31, 2010, all of our officers and directors complied with these filing requirements.

Householding of Annual Meeting Materials	In accordance with notices previously sent to many shareholders who hold their shares through a bank, broker or other holder of record (“street-name shareholders”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any shareholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name shareholder residing at the same address who wishes to receive a separate copy of this proxy statement or the accompanying annual report to shareholders may request a copy by contacting the bank, broker or other holder of record or by contacting us by telephone at (888) 468-3020. Street-name shareholders who are currently receiving householded materials may revoke their consent, and street-name shareholders who are not currently receiving householded materials may request householding of our future materials, by contacting Broadridge Financial Services, Inc., either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent you will be removed from the “householding” program within 30 days of Broadridge’s receipt of your revocation, and each shareholder at your address will receive individual copies of our future materials.

Annual Report to Shareholders	The Annual Report to Shareholders, which includes a copy of our annual report on Form 10-K containing our consolidated financial statements for the year ended December 31, 2010, accompanies the proxy material being mailed to all shareholders. The Annual Report is not part of the proxy solicitation material.

By Order of the Board of Directors,

Milton Carroll Chairman of the Board	David M. McClanahan President and Chief Executive Officer

March 11, 2011

Appendix A

CENTERPOINT ENERGY, INC.
STOCK PLAN FOR OUTSIDE DIRECTORS
(As Amended and Restated Effective May 7, 2003)

ARTICLE I

PURPOSE

The purpose of this CenterPoint Energy, Inc. Stock Plan for Outside Directors, as amended and restated effective May 7, 2003 (the “Plan”) is to provide for a method of compensation of Outside Directors of CenterPoint Energy, Inc. and any successor thereto (the “Company”) that will strengthen the alignment of their financial interests with those of the Company’s shareholders through increased ownership of shares of the Company’s Common Stock by such Outside Directors. The Plan is intended to (i) enhance the Company’s ability to maintain a competitive position in attracting and retaining qualified Outside Directors who contribute, and are expected to contribute, materially to the success of the Company and its Subsidiaries; (ii) provide a means of compensating such Outside Directors whereby the compensation received will have a value dependent on the price of the Common Stock; and (iii) enhance the interest of such Outside Directors in the Company’s continued success and progress by further aligning each Outside Director’s interests with those of the Company’s shareholders. Stock Awards under this Plan shall be in addition to the annual retainer fee and meeting fees earned by Outside Directors of the Company.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the terms set forth below shall have the following meanings:

“Annual Award Date” means the first business day of the month immediately following each Annual Meeting of Shareholders, commencing with the June 2nd following the May 7, 2003 Annual Meeting of Shareholders of the Company.

“Board” means the Board of Directors of the Company.

A “Change of Control” shall be deemed to have occurred upon the occurrence of any of the following events:

(a) 30% Ownership Change:  Any Person makes an acquisition of Outstanding Voting Stock and is, immediately thereafter, the beneficial owner of 30% or more of the then Outstanding Voting Stock, unless such acquisition is made directly from the Company in a transaction approved by a majority of the Incumbent Directors; or any group is formed that is the beneficial owner of 30% or more of the Outstanding Voting Stock; or

(b) Board Majority Change:  Individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board; or

(c) Major Mergers and Acquisitions:  Consummation of a Business Combination unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination in substantially the same relative proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Voting Stock, (ii) if the Business Combination involves the issuance or payment by the Company of consideration to another entity or its shareholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such Business Combination by a majority of the Incumbent Directors) does not exceed 50% of the sum of the fair market value of the Outstanding Voting Stock plus the principal amount of the Company’s consolidated long-term debt (in each case, determined immediately prior to such consummation by a majority of the Incumbent Directors), (iii) no Person (other than any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were Incumbent Directors of the Company immediately prior to consummation of such Business Combination; or

(d) Major Asset Dispositions:  Consummation of a Major Asset Disposition unless, immediately following such Major Asset Disposition, (i) individuals and entities that were beneficial owners of the Outstanding Voting Stock immediately prior to such Major Asset Disposition beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the board of directors of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were Incumbent Directors of the Company immediately prior to consummation of such Major Asset Disposition.

For purposes of the foregoing,

(1) the term “Person” means an individual, entity or group;

(2) the term “group” is used as it is defined for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(3) the term “beneficial owner” is used as it is defined for purposes of Rule 13d-3 under the Exchange Act;

(4) the term “Outstanding Voting Stock” means outstanding voting securities of the Company entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Voting Stock (or of other voting stock) shall be determined based on the combined voting power of such securities;

(5) the term “Incumbent Director” means a director of the Company (x) who was a director of the Company on May 7, 2003 or (y) who becomes a director subsequent to such date and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the Incumbent Directors at the time of such election or nomination, except that any such director shall not be deemed an Incumbent Director if his or her initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board;

(6) the term “election contest” is used as it is defined for purposes of Rule 14a-11 under the Exchange Act;

(7) the term “Business Combination” means (x) a merger or consolidation involving the Company or its stock or (y) an acquisition by the Company, directly or through one or more subsidiaries, of another entity or its stock or assets;

(8) the term “parent corporation resulting from a Business Combination” means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries; and

(9) the term “Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions of 70% or more of the assets of the Company and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company shall be based on fair market value, as determined by a majority of the Incumbent Directors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, subject to the provisions of Section 7.3, the presently authorized common stock, $0.01 par value, of the Company.

“Company” means CenterPoint Energy, Inc., a Texas corporation, and any successor thereto.

“Dividend Equivalents” means, with respect to shares of Common Stock issued or delivered at the end of the Restriction Period applicable to a Stock Award, an amount equal to all dividends and other distributions (or the economic value thereof) that are payable to shareholders of record during the Restriction Period on a like number of shares of Common Stock.

“Outside Director” means a person who is a member of the Board on an Annual Award Date and who is not a current employee of the Company or a Subsidiary.

“Plan” means the CenterPoint Energy, Inc. Stock Plan for Outside Directors, as set forth herein and as from time to time amended.

“Restriction Period” means the period of time beginning as of the grant date of a Stock Award and ending on the third anniversary of the grant date or such earlier time at which the Common Stock subject to such Stock Award is no longer subject to forfeiture provisions as provided in Section 5.3.

“Stock Award” means an award of the right to receive shares of Common Stock granted by the Company to an Outside Director pursuant to, and subject to the terms, conditions and limitations specified in, Article V.

“Subsidiary” means a subsidiary corporation of the Company as defined in Section 424(f) of the Code.

ARTICLE III

SHAREHOLDER APPROVAL, RESERVATION OF SHARES
AND PLAN ADMINISTRATION

3.1 Shareholder Approval:  This Plan was originally effective as of May 22, 1996, and approved by the shareholders of the Company at the May 22, 1996 Annual Meeting of Shareholders (“Prior Plan”). The Plan, as amended and restated, shall become effective as of May 7, 2003, only if approved by the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Common Stock present and entitled to vote at the May 7, 2003 Annual Meeting of Shareholders. This Plan, as amended and restated, shall automatically terminate should such shareholder approval not be obtained (and the Prior Plan as in effect immediately prior to May 7, 2003, shall continue in operation as then in effect).

3.2 Shares Reserved Under Plan:  The aggregate number of shares of Common Stock which may be issued or delivered under this Plan shall not exceed 350,000 shares, subject to adjustment as hereinafter provided. All or any part of such 350,000 shares may be issued pursuant to Stock Awards. The shares of Common Stock which may be granted pursuant to Stock Awards may consist of either authorized but unissued shares of Common Stock or shares of Common Stock which have been issued and which shall have been heretofore or are hereafter reacquired by the Company. The number of shares of Common Stock that are subject to Stock Awards under this Plan that are forfeited or terminated shall again immediately become available for Stock Awards hereunder. The Board may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate. The total number of shares authorized under this Plan shall be subject to increase or decrease in order to give effect to the adjustment provision of Section 7.3 and to give effect to any amendment adopted as provided in Section 6.1.

3.3 Plan Administration:

(a) This Plan shall be administered by the Board.  Subject to the provisions hereof, the Board shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Board shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Stock Award in the manner and to the extent the Board deems necessary or desirable. Any decision of the Board in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. The Board may engage in or authorize the engagement of a third party administrator to carry out administrative functions under the Plan.

(b) No member of the Board or officer of the Company to whom the Board has delegated authority in accordance with the provisions of this Section shall be liable for anything done or omitted to be done by him or her, by any member of the Board or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

ARTICLE IV

PARTICIPATION IN PLAN

4.1 Eligibility to Receive Stock Awards:  Stock Awards under this Plan shall be granted only to persons who are Outside Directors who are eligible to receive awards under Section 5.1 and/or 5.2.

4.2 Participation Not a Guarantee of Continuing Service as a Member of the Board:  Nothing in this Plan shall in any manner be construed to (a) limit in any way the right or power of the Company’s stockholders to remove an Outside Director, without regard to the effect of such removal on any rights such Outside Director would otherwise have under this Plan, or (b) give any right to such an Outside Director (i) to be nominated for reelection or to be reelected as such and/or (ii) after ceasing to be an Outside Director, to receive any shares of Common Stock of the Company under this Plan to which such Outside Director is not entitled under the express provisions of this Plan.

ARTICLE V

STOCK AWARDS

5.1 Initial Awards:  On or after the date an individual first becomes an Outside Director, at the discretion of the Board, such Outside Director may be granted a one-time, initial Stock Award consisting of the right to receive up to, but not to exceed, 5,000 shares of Common Stock, as determined by the Board, with such award subject to the terms, conditions and limitations set forth in this Plan; provided, however, that such Outside Director is then in office as of the grant date of such initial Stock Award. Any Stock Award under this Section 5.1 shall be in addition to, and not in lieu of, any Stock Award granted under Section 5.2.

5.2 Annual Awards:  As of each Annual Award Date, at the discretion of the Board, each Outside Director then in office may be granted a Stock Award consisting of the right to receive up to, but not to exceed, 5,000 shares of Common Stock, as determined by the Board, with such awards subject to the terms, conditions and limitations set forth in this Plan.

5.3 Vesting of Stock Awards:  Each Stock Award granted under this Plan shall be subject to a Restriction Period and shall vest in increments of one-third (1/3) of the total number of shares of Common Stock that are subject thereto on the first, second and third anniversaries of the grant date of the Stock Award such that all shares of Common Stock that are subject thereto shall be fully vested on the third anniversary of such grant date. Notwithstanding the foregoing, a Stock Award shall become immediately vested in full with respect to all shares of Common Stock that are subject to a Stock Award as of such date (a) if the Outside Director terminates his or her status as a member of the Board by reason of the Outside Director’s death or (b) upon the date of a Change of Control. If an Outside Director’s service on the Board is terminated for any reason whatsoever, other than due to death or a Change of Control, all rights to the unvested portion of his or her Stock Award(s) as of such termination date shall be immediately and completely forfeited as of such termination date. For purposes of this Plan, an Outside Director’s service on the Board shall be deemed to have terminated at the close of business on the day preceding the first date on which he or she ceases to be a member of the Board, unless his or her termination of service on the Board occurs on or after attaining age 70, in which case the Outside Director’s termination date shall be deemed to be the last day of the year in which such termination occurs.

5.4 Form of Award:  Upon vesting in accordance with Section 5.3, the number of vested shares of Common Stock subject to the Stock Award shall be registered in the name of the Outside Director and certificates representing such Common Stock (unless the Company shall elect to use uncertificated shares) shall be delivered to the Outside Director as soon as practicable after the date upon which the Outside Director’s right to such shares vested. Upon delivery of the vested shares of Common Stock pursuant to this Section, the Outside Director shall also be entitled to receive a cash payment equal to the sum of all Dividend Equivalents, if any.

ARTICLE VI

AMENDMENT AND TERMINATION OF PLAN

6.1 Amendment, Modification, Suspension or Termination:  The Board may from time to time amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law except that no amendment or alteration shall be effective prior to approval by the Company’s shareholders to the extent such approval is determined to be required by applicable legal requirements or the listing standards of the New York Stock Exchange.

6.2 Termination:  Subject to satisfaction of the requirements of Section 3.1, this Plan shall continue indefinitely until all shares of Common Stock authorized for issuance or delivery hereunder by Section 3.2 hereof have been issued, except the Board may at any time terminate this Plan as of any date specified in a resolution adopted by the Board. No Stock Awards may be granted after this Plan has terminated. The termination of the Plan shall not affect the applicability of any provision of the Plan to Stock Awards made prior to such termination.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1 Restrictions Upon Grant of Stock Awards:  The listing on the New York Stock Exchange or the registration or qualification under any federal or state law of any shares of Common Stock to be granted pursuant to this Plan (whether to permit the grant of Stock Awards or the resale or other disposition of any such shares of Common Stock by or on behalf of the Outside Directors receiving such shares) may be necessary or desirable and, in any such event, if the Company so determines, issuance or delivery of such shares of Common Stock shall not be made until such listing, registration or qualification shall have been completed. In such connection, the Company agrees that it will use its best efforts to effect any such listing, registration or qualification, provided, however, that the Company shall not be required to use its best efforts to effect such registration under the Securities Act of 1933, as amended, other than on Form S-8, as presently in effect, or other such forms as may be in effect from time to time calling for information comparable to that presently required to be furnished under Form S-8.

7.2 Restrictions Upon Resale of Unregistered Stock:  If the shares of Common Stock that have been transferred to an Outside Director pursuant to the terms of this Plan are not registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement, such Outside Director, if the Company deems it advisable, may be required to represent and agree in writing (a) that any shares of Common Stock acquired by such Outside Director pursuant to this Plan will not be sold except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to an exemption from registration under said Act and (b) that such Outside Director is acquiring such shares of Common Stock for such Outside Director’s own account and not with a view to the distribution thereof.

7.3 Adjustments:  In the event of any subdivision or combination of outstanding shares of Common Stock or declaration of a dividend payable in shares of Common Stock or other stock split, then (a) the number of shares of Common Stock reserved under this Plan and (b) the number of shares delivered under Section 5.4 on any date occurring after the applicable record date or effective date shall be proportionately adjusted to reflect such transaction.

7.4 Withholding of Taxes:  Unless otherwise required by applicable federal or state laws or regulations, the Company shall not withhold or otherwise pay on behalf of any Outside Director any federal, state, local or other taxes arising in connection with a Stock Award under this Plan. The payment of any such taxes shall be the sole responsibility of each Outside Director.

7.5 Governing Law:  This Plan and all determinations made and actions taken pursuant hereto shall be governed by the internal laws of the State of Texas, except as federal law may apply.

7.6 Unfunded Status of Plan; Establishment of Stock Award Account:  This Plan shall be an unfunded plan. The grant of shares of Common Stock pursuant to a Stock Award under this Plan shall be implemented by a credit to a bookkeeping account maintained by the Company evidencing the accrual in favor of the Outside Director of the unfunded and unsecured right to receive shares of Common Stock of the Company, which right shall be subject to the terms, conditions and restrictions set forth in the Plan. Such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to establish any special or separate fund or reserve or to make any other segregation of assets to assure the issuance of any shares of Common Stock granted under this Plan. Except as otherwise provided in this Plan, the shares of Common Stock credited to the Outside Director’s bookkeeping account may not be sold, assigned, transferred, pledged or otherwise encumbered until the Outside Director has been registered as the holder of such shares of Common Stock on the records of the Company as provided in Section 5.4. Neither the Company nor the Board shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

7.7 No Assignment or Transfer:  No rights to receive Stock Awards under the Plan shall be assignable or transferable by an Outside Director except by will or the laws of descent and distribution.

CENTERPOINT ENERGY, INC.

CENTERPOINT ENERGY, INC
STOCK PLAN FOR OUTSIDE DIRECTORS
(As Amended and Restated Effective May 7, 2003)

First Amendment

CenterPoint Energy, Inc., a Texas corporation, having established the CenterPoint Energy, Inc. Stock Plan for Outside Directors, as amended and restated effective May 7, 2003, (the “Plan”), and having reserved the right under Section 6.1 thereof to amend the Plan, does hereby amend the Plan, effective as of April 22, 2010, as follows:

1. Section 5.3 of the Plan is hereby amended to read as follows:

“5.3 Vesting of Stock Awards: Each Stock Award granted under this Plan prior to April 22, 2010 shall be subject to a Restriction Period and shall vest in increments of one-third (1/3) of the total number of shares of Common Stock that are subject thereto on the first, second and third anniversaries of the grant date of the Stock Award such that all shares of Common Stock that are subject thereto shall be fully vested on the third anniversary of such grant date. Each Stock Award granted under this Plan on or after April 22, 2010 shall be subject to a Restriction Period and the total number of shares of Common Stock that are subject thereto shall fully vest on the first anniversary of the grant date of the Stock Award. Notwithstanding the foregoing, a Stock Award shall become immediately vested in full with respect to all shares of Common Stock that are subject to a Stock Award as of such date (a) if the Outside Director terminates his or her status as a member of the Board by reason of the Outside Director’s death or (b) upon the date of a Change of Control. If an Outside Director’s service on the Board is terminated for any reason whatsoever, other than due to death or a Change of Control, all rights to the unvested portion of his or her Stock Award(s) as of such termination date shall be immediately and completely forfeited as of such termination date. For purposes of this Plan, an Outside Director’s service on the Board shall be deemed to have terminated at the close of business on the day preceding the first date on which he or she ceases to be a member of the Board, unless his or her termination of service on the Board occurs on or after attaining age 70, in which case the Outside Director’s termination date shall be deemed to be the last day of the year in which such termination occurs.”

2. Section 7.3 of the Plan is hereby amended to add the following new sentence to the end thereof:

“No adjustment shall be made in a manner that would result in any Stock Awards becoming subject to Section 409A of the Code.”

IN WITNESS WHEREOF, CenterPoint Energy, Inc. has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, on this 28th day of April, 2010, and effective as of the date specified above.

CENTERPOINT ENERGY, INC.

By	/s/ David M. McClanahan
David M. McClanahan
President and Chief Executive Officer

ATTEST:

/s/  Richard Dauphin
Richard Dauphin
Assistant Secretary

Appendix B

CENTERPOINT ENERGY, INC
STOCK PLAN FOR OUTSIDE DIRECTORS
(As Amended and Restated Effective May 7, 2003)

Second Amendment

WHEREAS, CenterPoint Energy, Inc., a Texas corporation, maintains, and shareholders of the Company have approved, the CenterPoint Energy, Inc. Stock Plan for Outside Directors, as amended and restated effective May 7, 2003, and as thereafter amended (the “Plan”); and

WHEREAS, the Company has reserved the right under Section 6.1 to amend the Plan, subject to prior approval by the Company’s shareholders to the extent such approval is determined to be required by applicable legal and/or stock exchange requirements; and

WHEREAS, the Company desires to amend the Plan to increase the number of shares of common stock of the Company (“Common Stock”) available for issuance under the Plan; and

WHEREAS, an increase in the number of shares of Common Stock available under the Plan is subject to approval by the shareholders of the Company;

NOW, THEREFORE, in consideration of the foregoing, subject to approval by the shareholders of the Company at the April 21, 2011 Annual Meeting of Shareholders, effective as of April 21, 2011, (i) the number of shares of Common Stock available for issuance under the Plan is hereby increased by 350,000 shares and (ii) the first two sentences of Section 3.2 of the Plan are hereby amended to read as follows:

“The aggregate number of shares of Common Stock which may be issued or delivered under this Plan shall not exceed 700,000 shares, subject to adjustment as hereinafter provided. All or any part of such authorized shares may be issued pursuant to Stock Awards.”

IN WITNESS WHEREOF, CenterPoint Energy, Inc. has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, on this   day of          , 2011, and effective as of April 21, 2011.

CENTERPOINT ENERGY, INC.

By
David M. McClanahan
President and Chief Executive Officer

ATTEST:

Richard Dauphin
Assistant Corporate Secretary

B-1

VOTE BY INTERNET -www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have CENTERPOINT ENERGY, INC. your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. C/O INVESTOR SERVICES P.O. BOX 4505 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS HOUSTON, TX 77210-4505 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ADMISSION TICKET CENTERPOINT ENERGY, INC. 2011 ANNUAL MEETING OF SHAREHOLDERS Thursday, April 21, 2011 9:00 a.m. Central Time Auditorium 1111 Louisiana Street Houston, Texas 77002 This admission ticket admits only the named shareholder. Note: If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video or still photography at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated. Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to be Held April 21, 2011. The proxy statement and annual report to shareholders are available at: http://materials.proxyvote.com/15189T M31456-P06135

VOTE BY INTERNET -www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time April 14, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain CENTERPOINT ENERGY, INC. your records and to create an electronic voting instruction form. C/O INVESTOR SERVICES ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS P.O. BOX 4505 If you would like to reduce the costs incurred by our company in mailing proxy HOUSTON, TX 77210-4505 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time April 14, 2011. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to be Held April 21, 2011. The proxy statement and annual report to shareholders are available at: http://materials.proxyvote.com/15189T This proxy covers all shares in the CenterPoint Energy, Inc. stock fund under the CenterPoint Energy Savings Plan (Plan) for which the undersigned has the right to give confidential voting instructions to The Northern Trust Company, Trustee of the Plan. Under the Plan, participants are “named fiduciaries” as defined under ERISA to the extent of their authority to direct the voting of shares held in their accounts and their proportionate share of allocated shares for which no direction is received and unallocated shares, if any (together, “Undirected Shares”). This proxy, when properly executed, will be voted by the Trustee as directed by the undersigned. If no direction is given to the Trustee by 11:59 p.m. Eastern Time on April 14, 2011 The Northern Trust Company, as Trustee, will vote the undirected shares in the same proportion as the shares for which directions are received, except as otherwise provided in accordance with ERISA. M31458-P06135

VOTE BY INTERNET -www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 18, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain CENTERPOINT ENERGY, INC. your records and to create an electronic voting instruction form. C/O INVESTOR SERVICES ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS P.O. BOX 4505 If you would like to reduce the costs incurred by our company in mailing proxy HOUSTON, TX 77210-4505 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 18, 2011. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date CENTERPOINT ENERGY, INC. M31459-P06135 00000000000000000000000000000000Please indicate if you plan to attend this meeting. 1. Election of Directors Nominees: For Against Abstain For Against Abstain The Board of Directors recommends you vote FOR the following proposals: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For Against Abstain Yes No 1a. Donald R. Campbell 1b. Milton Carroll 1c. O. Holcombe Crosswell 1d. Michael P. Johnson 1e. Janiece M. Longoria 1f. David M. McClanahan 1g. Susan O. Rheney 1h. R. A. Walker 1 Year 2 Years 3 Years Abstain 000Yes No 0000002. Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2011; Withhold granting of discretionary authority to vote on any other matters that may properly come before the annual meeting. 3. Approve the advisory resolution on executive compensation; 4. Advisory vote on the frequency of future advisory shareholder votes on executive compensation; 5. Approve the material terms of the performance goals of the Short Term Incentive Plan; The Board of Directors recommends you vote 1 year on the following proposal: 6. Approve the amendment to the Stock Plan for Outside Directors; The Board of Directors recommends you vote FOR the following proposals: 1i. Peter S. Wareing 1j. Sherman M. Wolff The Board of Directors recommends you vote FOR the following proposals: 000000000

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to be Held April 21, 2011. The proxy statement and annual report to shareholders are available at: http://materials.proxyvote.com/15189T This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Company, Trustee of the GenOn Energy Savings Plan, GenOn Energy Union Savings Plan, and STP Nuclear Operating Company Savings Plan (the Plans). This proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 p.m. Eastern Time on April 18, 2011, you will be treated as directing the Plan’s Trustee to vote the shares held in the Plans in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote. M31460-P06135 Continued and to be signed on reverse side CENTERPOINT ENERGY, INC. 2011 Annual Meeting of Shareholders Voting Directions to Trustee—Common Stock This proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints The Vanguard Fiduciary Company, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the Annual Meeting of Shareholders of CenterPoint Energy, Inc. to be held on Thursday, April 21, 2011 at 9:00 a.m. in the auditorium of 1111 Louisiana Street, Houston, Texas or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting, unless such discretionary authority is withheld. If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation. The terms for directors will expire in 2012. The Board of Directors recommends a vote FOR the nominees for directors, FOR the appointment of Deloitte & Touche LLP as independent auditors for 2011, FOR the advisory resolution on executive compensation, 1 year with respect to the advisory vote on the frequency of future advisory shareholder votes on executive compensation, FOR the approval of the material terms of the performance goals for the Short Term Incentive Plan and FOR the approval of the amendment to the Stock Plan for Outside Directors.